   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 2001


                                                      REGISTRATION NO. 333-68876

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                                   SICOR INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                           2834                          33-0176647
(State or other jurisdiction of   (Primary Standard Industrial             (IRS Employer
incorporation or organization)     Classification Code Number)          Identification No.)


                      19 HUGHES, IRVINE, CALIFORNIA 92618
                                 (949) 455-4700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------


                                 MARVIN SAMSON
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                   SICOR INC.
                      19 HUGHES, IRVINE, CALIFORNIA 92618
                                 (949) 455-4700
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)


                                   COPIES TO:

  THOMAS E. SPARKS, JR., ESQ.         TODD W. ECKLAND, ESQ.         ROHAN S. WEERASINGHE, ESQ.
    PILLSBURY WINTHROP LLP           PILLSBURY WINTHROP LLP             SHEARMAN & STERLING
       50 FREMONT STREET             ONE BATTERY PARK PLAZA            599 LEXINGTON AVENUE
SAN FRANCISCO, CALIFORNIA 94105     NEW YORK, NEW YORK 10004       NEW YORK, NEW YORK 10022-6069
        (415) 983-1000                   (212) 858-1000                   (212) 848-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 10, 2001


PROSPECTUS

                               20,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

        We are offering 10,000,000 shares of common stock and the selling stockholder named in this prospectus is offering 10,000,000 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholder.


        The common stock is currently quoted on the Nasdaq National Market under the symbol "SCRI." On September 7, 2001, the last sale price for the common stock as reported on the Nasdaq National Market was $21.25 per share.


        INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                                ----------------

                                                              PER SHARE            TOTAL
                                                              ---------            -----
Public offering price.......................................     $                   $

Underwriting discount.......................................     $                   $

Proceeds, before expenses, to SICOR.........................     $                   $

Proceeds, before expenses, to the selling stockholder.......     $                   $

        The underwriters may also purchase up to an additional 1,500,000 shares from us and an additional 1,500,000 shares from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


        The shares will be ready for delivery on or about October   , 2001.


                               ------------------

MERRILL LYNCH & CO.

                       CIBC WORLD MARKETS

                                              SG COWEN

                               ------------------


                The date of this prospectus is October   , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................         1
Risk Factors................................................         7
Forward-Looking Statements..................................        19
Use of Proceeds.............................................        20
Price Range of Common Stock.................................        20
Dividend Policy.............................................        20
Capitalization..............................................        21
Selected Consolidated Financial Data........................        22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................        24
Business....................................................        33
Management..................................................        48
Certain Relationships and Related Party Transactions........        51
Principal and Selling Stockholders..........................        52
Description of Capital Stock................................        54
Material United States Federal Tax Considerations for
  Non-United States Holders.................................        57
Underwriting................................................        60
Legal Matters...............................................        63
Experts.....................................................        63
Where You Can Find Additional Information...................        63
Incorporation of Certain Documents by Reference.............        63
Index to Consolidated Financial Statements..................       F-1

                            ------------------------

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    In this prospectus, "SICOR," "we," "us," "the issuer," "the registrant" and "our" refer to SICOR Inc.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND RELATED NOTES, AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK AND ASSUMES ALL SHARE NUMBERS SET FORTH IN THIS PROSPECTUS ARE AS OF JUNE 30, 2001.

                                   SICOR INC.

    We are a vertically integrated, multinational pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals, active pharmaceutical ingredients, or APIs, and generic biopharmaceuticals. Using our internal research and development capabilities, together with our operational flexibility and our manufacturing and regulatory expertise, we are able to take a wide variety of products from the laboratory to the worldwide market. Leveraging these capabilities, we concentrate on products and technologies that present significant barriers to entry or offer first-to-market opportunities. Our goal is to become a leading multinational developer, manufacturer and marketer of injectable pharmaceutical and biopharmaceutical products.

    We have broad capabilities in the development, manufacture and marketing of generic finished dosage injectable pharmaceutical products. Our finished dosage injectable products are primarily used in hospitals and clinics for critical care/anesthesiology and oncology. Since 1996, we have received approvals for 39 abbreviated new drug applications, or ANDAs, from the U.S. Food and Drug Administration, or the FDA. Through our own sales force and our marketing partners, including Baxter Healthcare Corporation and Abbott Laboratories, we currently market 129 finished dosage products in the United States, Europe, Latin America and various developing nations. As of August 2001, we had 12 ANDAs pending with the FDA. The brand name equivalents of the products relating to these ANDAs had U.S. sales of approximately $1.5 billion in 2000, according to IMS Health. We also have 34 products in active development. We conduct our finished dosage injectable pharmaceutical business from our facilities in California and Mexico.

    In January 1999, we received an ANDA approval from the FDA for the first generic version of propofol, an intravenous sedative hypnotic agent used for the induction and maintenance of anesthesia or sedation. Propofol is frequently used for outpatient surgery because it allows patients to spend less time in recovery and to be released from the surgical facility earlier. We have received a U.S. patent for our formulation of propofol and it is currently the only generic propofol on the U.S. market. We sell propofol through an exclusive marketing arrangement with Baxter. For the fiscal year ended December 31, 2000 and the six-month period ended June 30, 2001, Baxter's sales of our propofol product were approximately $130.0 million and $75.0 million representing 37% and 44% of the total market for propofol, respectively.

    We manufacture 25 APIs for our own use and 36 APIs for sale to other pharmaceutical companies for use in finished dosage pharmaceutical products, including anti-inflammatories, oncolytics, immunosuppressants and muscle relaxants. We produce APIs for oral, pulmonary, intravenous and topical administration. We believe our development and regulatory expertise and our proven manufacturing capabilities make us a preferred API partner for multinational pharmaceutical companies. Our API capabilities have also led to partnership opportunities where we can manufacture and market finished dosage pharmaceuticals for our partners in addition to producing the API. Our API business is carried out in our facilities in Italy and Mexico. Each of our API facilities is inspected regularly by the FDA and is compliant with current Good Manufacturing Practices, or cGMP.

    With our new finished dosage biopharmaceutical plant in Mexico and our recent acquisition of Biotechna U.A.B., a recombinant protein manufacturing company in Lithuania with state-of-the-art facilities, we now have the capability to manufacture both finished dosage biopharmaceutical products and bulk protein pharmaceuticals. We currently derive revenues from the sale of human growth hormone and interferon a-2b in markets in Eastern Europe and various developing nations. We are currently developing several other biopharmaceutical products, including interferon a-2a, interferon b, granulocyte colony stimulating factor and erythropoeitin. We believe our protein manufacturing capabilities and development pipeline position us to become a leader in the generic biopharmaceutical markets in Western Europe and, eventually, the United States.


                           OUR COMPETITIVE ADVANTAGES

    We believe that our recent strong financial performance is a result of the following competitive advantages:


    - FOCUS ON THE HIGH MARGIN INJECTABLES MARKET. We have chosen to concentrate our efforts on the development, manufacture and marketing of generic finished dosage injectable pharmaceuticals. We believe that we can achieve higher margins and revenues in the generic finished dosage injectables market than in other generic markets due to the reduced competition resulting from the significant manufacturing and regulatory barriers to entry in that market. We believe these advantages are demonstrated by our success with propofol.



    - RESEARCH AND DEVELOPMENT STRENGTH. Our focus on research and development in the generic finished dosage injectables market has enabled us to file 51 ANDAs since 1996, of which 39 ANDAs have been approved and 12 are currently pending, generating an important stream of new revenue sources. In addition, our API formulation development expertise has enabled us to file 300 drug master files worldwide since 1983.


    - VERTICALLY INTEGRATED STRUCTURE. Our ability to manufacture APIs for use in our finished dosage injectable pharmaceutical products enables us to enhance our profit margins by coordinating our research, development, manufacturing and regulatory efforts and expertise in the development of our finished dosage injectable pharmaceuticals. We believe this structure creates efficiencies that give us a competitive advantage over our competitors who rely on third parties for their API requirements. To date, we have been able to take advantage of this ability in the areas of oncology and anesthetics, where we market 25 products for which we also supply the APIs.

    - STRONG MARKETING CAPABILITIES. Our own U.S. sales force successfully markets and sells 12 products to major group purchasing organizations and hospitals in the United States. We also have marketing alliances with Baxter and Abbott who have extensive networks of relationships in the hospital industry. Through these efforts, we expect to continue to grow our finished dosage injectable pharmaceutical business and successfully compete with brand name pharmaceutical companies.

    - GLOBAL MANUFACTURING CAPABILITIES. We have eight manufacturing facilities worldwide that provide us with the operational flexibility to match our manufacturing cost structure to the applicable regulatory environments and economic markets which those facilities serve.

    - HISTORY OF REGULATORY SUCCESS. We believe that we have a good relationship with regulatory authorities in the markets that we serve. As a result of our research and development capabilities, our track record of success and our knowledge of the regulatory process, we have typically experienced shorter approval times for our ANDA submissions than our competitors. In 2000, we received our ANDA approvals, on average, in 15.5 months, as compared to the reported industry average for the same year of
      18.9 months.

    - EXPERIENCED MANAGEMENT TEAM. We believe that the extensive pharmaceutical industry experience of our management and board is a significant competitive advantage that will enable us to execute our corporate strategy.

                                  OUR STRATEGY

    Our goal is to become a leading multinational developer, manufacturer and marketer of finished dosage injectable pharmaceutical and biopharmaceutical products. To achieve this goal, we have implemented the following strategy:

    - CONTINUE TO PURSUE HIGH MARGIN, GENERIC INJECTABLE PRODUCT
      OPPORTUNITIES. We will continue to concentrate our core injectable platform technology and our formulation and delivery system expertise to develop and market generic finished dosage injectables. These products are typically characterized by significant development barriers, difficult raw materials sourcing, complex manufacturing requirements or regulatory barriers to entry, which often result in fewer competitors, better pricing and higher, more sustainable margins.


    - MAINTAIN A STRONG PIPELINE OF REGULATORY FILINGS. We will continue to invest in our product pipeline and are targeting to file ten to 12 ANDAs per year. We have received 39 ANDA approvals since 1996 and currently have 12 ANDAs pending at the FDA. In addition, we have several Paragraph IV ANDAs on file at the FDA, which, if approved, may provide us with first-to-market opportunities that would enable us to capture greater market share and earn more profits than if we subsequently entered the market as one of several generic competitors.


    - BUILD A SUCCESSFUL GENERIC BIOPHARMACEUTICAL BUSINESS. Our biopharmaceutical operations provide us with an established platform for executing our worldwide strategy of manufacturing and marketing biopharmaceutical products to developing nations initially, followed by Western Europe and, eventually, the United States. Our near-term goal is to submit an application for interferon a-2b to the European Medicines Evaluation Agency, or EMEA, while maximizing our biopharmaceutical sales in our current markets.

    - CONTINUE TO DEVELOP OUR EXPERTISE IN API AND FINISHED DOSAGE MANUFACTURING. In order to meet the demands of our internal product pipeline and the growing pharmaceuticals market, we intend to continue to improve both our API and finished dosage production capabilities.

    - COMPLEMENT INTERNAL GROWTH WITH STRATEGIC ACQUISITIONS. We intend to continue to pursue acquisitions of products, technologies or businesses to complement our existing generic product lines, diversify our product portfolio to include branded products and leverage our own U.S. sales force and established marketing alliances.


    - CAPITALIZE ON OUR VERTICALLY INTEGRATED STRUCTURE TO DEVELOP AND ATTRACT BRANDED PRODUCT OPPORTUNITIES. We believe innovator companies that lack manufacturing or marketing capabilities will recognize that our ability to develop, manufacture and market pharmaceuticals makes us a highly desirable partner for small molecule and biopharmaceutical companies.


                            ------------------------

    We were incorporated on November 17, 1986 in the state of Delaware. Our principal executive offices are located at 19 Hughes, Irvine, California 92618. Our telephone number is (949) 455-4700.

                                  THE OFFERING


COMMON STOCK OFFERED:
  BY SICOR................................  10,000,000 shares
  BY THE SELLING STOCKHOLDER..............  10,000,000 shares
                                            ------------------
    TOTAL.................................  20,000,000 shares

SHARES OUTSTANDING AFTER THE OFFERING.....  110,700,055 shares

USE OF PROCEEDS...........................  We estimate that our net proceeds from this offering without exercise of the overallotment option will be
                                            approximately $202.2 million, assuming a public
                                            offering price of $21.25 per share. We intend to use
                                            the net proceeds for general corporate purposes,
                                            principally working capital and capital expenditures
                                            and the acquisitions of businesses, technologies,
                                            products or services that are complementary to our
                                            business. We will not receive any proceeds from the
                                            sale of shares by the selling stockholder. See "Use of
                                            Proceeds."

RISK FACTORS..............................  See "Risk Factors" and other information included in this prospectus for a discussion of factors you should
                                            carefully consider before deciding to invest in shares
                                            of our common stock.

NASDAQ NATIONAL MARKET SYMBOL.............  SCRI


    The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2001 and excludes:

    - 5,126,642 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2001, at a weighted average exercise price of $6.96 per share (2,947,820 of which were exercisable as of June 30, 2001 and the balance of which is subject to future vesting requirements);

    - 2,918,404 shares of common stock reserved for future issuance upon exercise of additional grants that may be made under stock option plans as of June 30, 2001;

    - 2,154,518 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2001, at a weighted average exercise price of $6.19 per share; and

    - 3,170,289 shares of common stock issuable upon conversion of 1,600,000 shares of $3.75 convertible exchangeable preferred stock outstanding as of June 30, 2001 (based on an aggregate liquidation preference of $80.0 million plus $7.5 million in undeclared cumulative dividends).

    This number assumes that the underwriters' overallotment option is not exercised. If the overallotment option is exercised in full, we and the selling stockholder will sell an aggregate of an additional 3,000,000 shares.


    This number does not include the 1,500,000 shares of common stock that we issued in connection with our purchase of all of the outstanding stock of Gatio Investments B.V., a holding company that is the sole owner of Biotechna, on July 25, 2001. See "Certain Relationships and Related Party Transactions." As a result of this purchase, we assumed the net assets of Gatio Investments and Biotechna, which as of June 30, 2001 included short-term bank debt of $8.5 million and long-term bank debt of $20.7 million.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

    The following summary presents our selected consolidated statement of operations data for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and our selected consolidated balance sheet data as of December 31, 2000. This data has been derived from our audited consolidated financial statements. The following summary also presents our selected consolidated data for the six months ended June 30, 2000 and 2001 and as of June 30, 2001. This financial data has been derived from our unaudited consolidated financial statements, which, in our opinion, include all adjustments consisting of only normal, recurring adjustments considered necessary for a fair presentation. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes included elsewhere and incorporated by reference in this prospectus. The summary selected consolidated financial data for the six months ended June 30, 2001 is not necessarily indicative of our operating results for the entire year.

                                                                                                               SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                     ------------------------------------------------------   -------------------
                                                       1996     1997(1)(2)   1998(2)      1999       2000       2000       2001
                                                     --------   ----------   --------   --------   --------   --------   --------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales....................................  $ 54,636    $140,424    $168,080   $223,700   $293,778   $141,009   $175,137
  Contract research and license fees...............     3,666       9,257      10,415      5,303         --         --         --
                                                     --------    --------    --------   --------   --------   --------   --------
    Total revenues.................................    58,302     149,681     178,495    229,003    293,778    141,009    175,137
Cost and expenses:
  Cost of sales....................................    40,654      99,008     119,237    143,752    166,389     79,697     93,613
  Research and development.........................    31,081      26,118      23,140     15,797     18,316      8,916      8,466
  Selling, general and administrative..............    32,839      46,993      35,968     41,001     49,072     22,143     28,926
  Amortization.....................................        --       4,367       5,982      6,098      5,940      2,980      2,884
  Interest and other, net..........................      (473)      2,298       6,719      7,188      6,407      3,956        401
  Impairment of assets(3)..........................        --          --          --         --         --         --      3,462
  Write-down of investment and restructuring
    charge(3)......................................        --      14,666       1,839      1,777         --         --         --
  Write-off of in-process research and
    development(3).................................        --      29,200          --         --         --         --         --
  Non-cash compensation(3).........................        --          --          --         --      2,579      2,579        729
                                                     --------    --------    --------   --------   --------   --------   --------
    Total costs and expenses.......................   104,101     222,650     192,885    215,613    248,703    120,271    138,481
                                                     --------    --------    --------   --------   --------   --------   --------
Income (loss) before income taxes..................   (45,799)    (72,969)    (14,390)    13,390     45,075     20,738     36,656
Provision for income taxes.........................        --       3,179       5,111      1,746      6,613      3,641      4,940
                                                     --------    --------    --------   --------   --------   --------   --------
Income (loss) before minority interest.............   (45,799)    (76,148)    (19,501)    11,644     38,462     17,097     31,716
Minority interest..................................        --          --         800         31         --         --         --
                                                     --------    --------    --------   --------   --------   --------   --------
Income (loss) before cumulative effect of change in
  accounting principle.............................   (45,799)    (76,148)    (18,701)    11,675     38,462     17,097     31,716
Cumulative effect of change in accounting
  principle, net of taxes(4).......................        --          --          --         --     (2,854)    (2,854)        --
                                                     --------    --------    --------   --------   --------   --------   --------
Net income (loss)..................................   (45,799)    (76,148)    (18,701)    11,675     35,608     14,243     31,716
Dividends on preferred stock, including undeclared
  cumulative dividends of $7,500 as of June 30,
  2001.............................................    (6,000)     (6,000)     (6,000)    (6,000)    (6,000)    (2,992)    (2,992)
                                                     --------    --------    --------   --------   --------   --------   --------
Net income (loss) applicable to common shares......  $(51,799)   $(82,148)   $(24,701)  $  5,675   $ 29,608   $ 11,251   $ 28,724
                                                     ========    ========    ========   ========   ========   ========   ========
Net income (loss) per common share(5):
  Basic............................................  $  (1.41)   $  (1.14)   $  (0.31)  $   0.07   $   0.31   $   0.12   $   0.29
  Diluted..........................................  $  (1.41)   $  (1.14)   $  (0.31)  $   0.07   $   0.29   $   0.12   $   0.27
Shares used in calculating per share amounts(5):
  Basic............................................    36,624      71,800      79,479     85,340     94,937     92,127    100,286
  Diluted..........................................    36,624      71,800      79,479     85,908    102,170    100,855    104,674

                                                                                   JUNE 30, 2001
                                                              DECEMBER 31,   -------------------------
                                                                  2000        ACTUAL    AS ADJUSTED(6)
                                                              ------------   --------   --------------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........    $ 62,702     $ 91,443     $ 293,612
Working capital.............................................      79,185      104,020       306,189
Total assets................................................     425,600      457,183       659,352
Long-term debt, less current portion........................      16,205       13,063        13,063
Accumulated deficit.........................................    (312,702)    (280,986)     (280,986)
Total stockholders' equity..................................     273,458      304,297       506,466


------------------------------

(1) 1997 amounts include the results for Rakepoll Holding B.V. from February 28, 1997, the date of acquisition (see Note 1 "Basis of Presentation" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

(2) Restated to reflect the retroactive effect to the change in accounting for certain inventories from the LIFO method to the FIFO method effective January 1, 1999 (see Note 3 "Change in Accounting Principles" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

(3) We have recorded the following special charges to income:

    - In 1997, we recorded a charge for a write-down of investment and restructuring of $14.7 million of which $11.5 million was related to the divesture of an 81% interest in Gensia Automedics and $3.2 million was related to the relocation of our corporate office to Irvine, California.

    - In connection with the acquisition of Rakepoll Holding B.V. in 1997, we wrote off $29.2 million of acquired in-process research and development.

    - In 1998, we wrote off our remaining investment of $1.8 million in Gensia Automedics (see Note 12 "Write-down of Investment and Restructuring Charge" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

    - In 1999, we wrote off $1.8 million related to our investment in Metabasis (see Note 12 "Write-down of Investment and Restructuring Charge" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

    - During the first quarter of 2000, we recorded non-cash compensation of $2.6 million related to performance incentives earned by Donald E. Panoz under the terms of his agreement to serve as our Chairman of the Board (see Note 4 "Non-Cash Compensation" to the June 30, 2001 unaudited Consolidated Financial Statements).

    - During the first quarter of 2001, we wrote off $3.5 million for impairment of non-strategic assets and goodwill held by a business unit in Italy (see
      Note 7 "Asset Impairment Charge" to the June 30, 2001 unaudited Consolidated Financial Statements).


    - During the second quarter of 2001, we recorded non-cash compensation of $0.7 million for stock options issued in connection with a three-year consulting agreement with Marvin Samson (see Note 4 "Non-Cash Compensation" to the June 30, 2001 unaudited Consolidated Financial Statements).


(4) During the fourth quarter of 2000 we adopted, as required, the SEC's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," effective January 1, 2000 (see Note 3 "Change in Accounting Principles" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

(5) Computed on the basis described for earnings per share in Note 2 "Summary of Significant Accounting Principles" in the Notes to the December 31, 2000 audited Consolidated Financial Statements.


(6) The "as adjusted" column reflects the sale by us of 10,000,000 shares in this offering at an assumed offering price of $21.25 per share after deducting the estimated underwriting discount and estimated offering costs and the application of the net proceeds from the offering to cash. See "Capitalization."

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                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS OCCURS, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS AND PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR COMPANY

WE CURRENTLY DERIVE A LARGE PERCENTAGE OF OUR SALES FROM ONE PRODUCT, PROPOFOL. IF SALES OF PROPOFOL DECREASE, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.


    In 1999, we began to market the first generic formulation of propofol in the United States, which is currently the only generic propofol on the U.S. market. We market propofol under our exclusive marketing alliance with Baxter. Revenues attributable to the Baxter alliance accounted for 21% and 33% of our consolidated revenues during 1999 and 2000, respectively, of which a substantial majority was derived from the sale of propofol. We believe that sales of this product will continue to constitute a significant portion of our total revenues for the foreseeable future. Accordingly, any factor adversely affecting sales of propofol, such as the introduction by other companies of additional generic equivalents of propofol or non-propofol injectable general anesthetics, may have a material adverse effect on us. In addition, the total market for propofol in the United States has fluctuated in recent years, and there can be no assurance that this market will not decline in the future.


IF OUR RELATIONSHIP WITH BAXTER FAILS TO CONTINUE TO BENEFIT US, OUR BUSINESS WILL BE HARMED.


    In March 1999, we amended our sales and distribution agreement with Baxter Pharmaceutical Products Inc., now Baxter Healthcare Corporation, to grant Baxter the exclusive right to market propofol in the United States. We are responsible for supplying Baxter with substantially all of its requirements for the products it markets under our agreement, including propofol, in the United States and the Commonwealth of Puerto Rico. Under our agreement with Baxter, we share with Baxter the gross profit from its sale of our products. We are significantly dependent on Baxter to achieve market penetration for propofol and certain other products covered by the Baxter agreement and entered into our agreement with Baxter based on expectations of product sales, including sales of propofol, that Baxter will achieve. However, Baxter is not required to achieve any specified level of sales. In addition, the agreement with Baxter may be terminated by either party upon two years' prior notice. If we fail to maintain our relationship with Baxter, or if our relationship with Baxter fails to generate the level of sales we expect, our revenues will not meet our expectations and our business will be harmed.


IN ORDER TO REMAIN PROFITABLE AND CONTINUE TO GROW AND DEVELOP OUR BUSINESS, WE ARE DEPENDENT ON SUCCESSFUL PRODUCT DEVELOPMENT AND COMMERCIALIZATION OF NEWLY DEVELOPED PRODUCTS. IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE NEW PRODUCTS, OUR OPERATING RESULTS WILL SUFFER.

    Our future results of operations depend to a significant extent on our ability to successfully develop and commercialize new generic versions of branded and off-patent pharmaceutical products in a timely manner. These new products must be continually developed, tested and manufactured and must meet regulatory standards and receive requisite regulatory approvals. Products currently in development by us may or may not receive the regulatory approvals necessary for marketing. If any of our products, if and when acquired or developed and approved, cannot be successfully commercialized in a timely manner, our operating results could be adversely affected. Delays or unanticipated costs in any part of the process or our failure to obtain regulatory approval for our products, including failure to maintain our manufacturing facilities in compliance with all applicable regulatory requirements, could adversely affect us.

    Our overall profitability also depends on our ability to introduce, on a timely basis, new generic products for which we are either the first to market, or among the first to market, or can otherwise gain significant market share. The first generic equivalent on the market is generally able to capture a significant share of the market for that product. Our ability to achieve substantial market share is dependent upon, among other things, the timing of regulatory approval of these products and the number and timing of regulatory approvals of competing products. Inasmuch as this timing is not within our control, we may not be able to introduce new generics on a timely basis, if at all, and we may not be able to achieve substantial market share from the sale of new products.

FUTURE INABILITY TO OBTAIN RAW MATERIALS FROM SUPPLIERS COULD SERIOUSLY AFFECT OUR OPERATIONS.

    While we attempt to use our own APIs when possible, we depend on third party manufacturers for bulk raw materials for many of our products. These raw materials are generally available from a limited number of sources, and many of our raw materials are available only from foreign sources. In addition, our operations use sole sources of supply for a number of raw materials used in the manufacture of our products and packaging components. Any curtailment in the availability of these raw materials could be accompanied by production or other delays, and, in the case of products for which only one raw material supplier exists, could result in a material loss of sales, with consequent adverse effects on us. In addition, because regulatory authorities must generally approve raw material sources for pharmaceutical products, changes in raw material suppliers may result in production delays, higher raw material costs and loss of sales and customers. Furthermore, our arrangements with foreign raw materials suppliers are subject to, among other things, customs and other government clearances, duties and regulation by the countries of origin, in addition to the regulatory approval of the agencies responsible for certifying the API manufacturing facilities and regulating the sale of finished dosage pharmaceutical products, such as the FDA, the EMEA and the United Kingdom Medicines Control Agency, or MCA. Any significant interruption of our supply could have a material adverse effect on us.

THIRD PARTIES MAY CLAIM THAT WE INFRINGE THEIR PROPRIETARY RIGHTS AND MAY PREVENT US FROM MANUFACTURING AND SELLING OUR PRODUCTS.

    There has been substantial litigation in the pharmaceutical industry with respect to the manufacture, use and sale of new generic products. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We have been required in the past, and expect to be required in the future, to defend against charges relating to the alleged infringement of patent or other proprietary rights of third parties. Litigation may:

    - require us to incur substantial expense, even if we are insured or are successful in the litigation;

    - require us to divert significant time and effort of our technical and management personnel;

    - result in the loss of our rights to develop or make certain products; or

    - require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties.

    Although patent and intellectual property disputes within the pharmaceutical industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties. These arrangements may be investigated by U.S. regulatory agencies and, if improper, may be invalidated. Furthermore, we cannot be certain that the required licenses would be made available to us on acceptable terms. Accordingly, an adverse finding in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling some of our products or increase our marketing costs.

    In addition, when seeking regulatory approval for our products, we are required to certify to the FDA that these products do not infringe upon third party patent rights, or that such patent rights are invalid. Filing a certification against a patent gives the patent holder the right to bring a patent infringement lawsuit against us. These suits are regularly instituted by brand name pharmaceutical companies, and we expect brand name companies to continue these tactics since it is a very cost effective way to delay generic competition. A lawsuit may delay regulatory approval by the FDA until the earlier of the resolution of the claim or 30 months from the patent holder's receipt of notice of certification. A claim of infringement and the resulting delay could result in additional expenses and even prevent us from manufacturing and selling some of our products.

WE DEPEND ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, AND WE CANNOT BE CERTAIN OF THEIR CONFIDENTIALITY AND PROTECTION.

    Our ability to successfully market certain proprietary formulations of generic products, such as propofol, may depend, in part, on our ability to protect and defend our intellectual property rights. If we fail to protect our intellectual property adequately, competitors may manufacture and market products similar to ours. A patent covering our formulation of propofol has been issued to us, and we have filed, or expect to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. Some patent applications in the United States are maintained in secrecy until the patent is issued. Since the publication of discoveries tends to follow their actual discovery by several months, we cannot be certain that we were the first to invent or file patent applications on any of our discoveries. We cannot be certain that patents will be issued to us with respect to any of our patent applications or that any existing or future patents that will be issued or licensed by us will provide competitive advantages for our products or will not be challenged, invalidated or circumvented by our competitors. Furthermore, our patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

    We also rely on trade secrets, unpatented know-how and continuing technological innovation that we seek to protect, in part, by entering into confidentiality agreements with our corporate collaborators, employees, consultants and certain contractors. We cannot assure you that these agreements will not be breached. We also cannot be certain that there will be adequate remedies available to us in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be sure that our trade secrets and proprietary technology will not otherwise become known or be independently discovered by our competitors or, if patents are not issued with respect to products arising from research, that we will be able to maintain the confidentiality of information relating to these products.

FAILURE TO COMPLY WITH GOVERNMENTAL REGULATION COULD HARM OUR BUSINESS.

    We are subject to extensive, complex, costly and evolving regulation by the governments of the countries in which we operate. In the United States, that regulation is carried out by the federal government, principally the FDA, and to a lesser extent by state governmental agencies. The Federal Food, Drug and Cosmetic Act and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products in the United States, and comparable regulations govern our operations in other countries in which we do business.

    Our facilities, manufacturing procedures and operations and the procedures we use in testing our products are also subject to regulation by the FDA and other authorities, who conduct periodic inspections to confirm that we are in compliance with all applicable regulations. In addition, the FDA conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes are in compliance with the FDA's current Good Manufacturing Practices regulations, or cGMP, and other FDA regulations. Following these inspections, the FDA may issue notices on Form 483, listing conditions that the FDA inspectors believe may violate cGMP or other

FDA regulations, and warning letters that could cause us to modify certain activities identified during the inspection.

    Failure to comply with FDA or other U.S. governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production or distribution, suspension of the FDA's review of our ANDAs or other product applications, enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although we have instituted internal compliance programs, if these programs do not meet regulatory agency standards or if compliance is deemed deficient in any significant way, it could have a material adverse effect on us. Some of our vendors are subject to similar regulations and periodic inspections.

    In connection with our activities outside the United States, we are also subject to regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical products, which requirements vary from country to country. Whether or not FDA approval has been obtained for a product, approval by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. For example, some of our foreign operations are subject to regulation by the EMEA and MCA. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. No assurance can be given that clinical studies conducted outside of any country will be accepted by that particular country, and the approval of a pharmaceutical product in one country does not assure that the product will be approved in another country. In addition, regulatory agency approval of pricing is required in many countries and may be required for the marketing in those countries of any drug we develop.

    Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the Hatch/Waxman Act, we are required to file ANDAs for our generic products with the FDA. An ANDA does not require the extensive animal and human studies of safety and effectiveness before we can manufacture and market such products that are normally required to be included in a new drug application, or an NDA. However, there can be no assurance that any of our ANDAs will be approved, and delays in the review process or failure to obtain approval of our ANDAs could have a material adverse effect on us.

    The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming and costly, and we cannot predict the extent to which we may be affected by legislative and regulatory developments. Moreover, if we obtain regulatory agency approval for a drug, it may be limited regarding the indicated uses for which the drug may be marketed which could limit our potential market for the drug. The discovery of previously unknown problems with any of our drugs could result in restrictions on a drug including withdrawal of the drug from the market.

    It is impossible for us to predict the extent to which our operations will be affected under the regulations discussed above or any new regulations which may be adopted by regulatory agencies.

WE ARE INCREASING OUR EFFORTS TO DEVELOP NEW PROPRIETARY PHARMACEUTICAL PRODUCTS, BUT WE CAN GIVE NO ASSURANCE THAT ANY OF THESE EFFORTS WILL BE COMMERCIALLY SUCCESSFUL.

    Our principal business has traditionally focused on the development, manufacture and marketing of generic equivalents of pharmaceutical products first introduced by third parties. However, we have recently commenced efforts to develop new proprietary products. Expanding our focus beyond generic products and broadening our portfolio of product offerings to include proprietary product candidates may require additional internal expertise or external collaboration in areas in which we currently do not have substantial resources and personnel. We may have to enter into collaborative arrangements with other parties that may require us to relinquish rights to some of our technologies or product candidates that we would otherwise pursue independently. We cannot assure you that we will be able to acquire the necessary expertise or enter into collaborative arrangements on acceptable terms, if at all, to develop and market proprietary product candidates.

    In addition, only a small minority of all new proprietary research and development programs ultimately results in commercially successful products. It is not possible to predict whether any of our programs will succeed until it actually produces a drug that is commercially marketed for a significant period of time. As a result, we could spend a significant amount of funds and effort without material benefits.

    In order to obtain regulatory approvals for the commercial sale of proprietary product candidates, we may be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of our products. We have limited experience in conducting clinical trials in new product areas. In addition, a clinical trial may fail for a number of reasons, including:

    - failure to enroll a sufficient number of patients meeting eligibility criteria;

    - failure of the product candidate to demonstrate safety and efficacy;

    - the development of serious and possibly life threatening adverse effects including, for example, side effects caused by or connected with exposure to the product candidate; and

    - the failure of clinical investigators, trial monitors and other consultants or trial subjects to comply with the trial plan or protocol.

THE CURRENT INVESTIGATION BY U.S. AUTHORITIES INTO THE PRICING PRACTICES OF COMPANIES IN THE PHARMACEUTICAL INDUSTRY MAY HAVE AN ADVERSE IMPACT ON US.

    Certain federal and state governmental agencies, including the U.S. Department of Justice and the U.S. Department of Health and Human Services, have been investigating issues surrounding pricing information reported by drug manufacturers, including us, and used in the calculation of reimbursements under the Medicaid program administered jointly by the federal government and the states. We have supplied and are continuing to supply documents in connection with these investigations and have had discussions with representatives of the federal and state governments. We have established a total reserve of $4.0 million, which represents our estimate of costs that will be incurred in connection with the defense of this matter. Actual costs to be incurred may vary from the amount estimated. There can be no assurance that these investigations will not result in changes to our pricing policies or fines, penalties or other actions that might have a material adverse effect on us.

POLITICAL AND ECONOMIC INSTABILITY MAY ADVERSELY AFFECT THE REVENUE OUR FOREIGN OPERATIONS GENERATE.

    In 2000, 47% of our total revenues were derived from our operations outside the United States, and 34% of our total assets were located outside of the United States. Our international operations are subject in varying degrees to greater business risks such as war, civil disturbances, adverse governmental actions, which may disrupt or impede operations and markets, restrict the movement of funds, impose limitations on foreign exchange transactions or result in the expropriation of assets, and economic and governmental instability. We may experience material adverse financial results within these markets if any of these events were to occur.

    In 2000, 23% of our total revenues were derived from our Mexican operations, and 13% of our total assets were located in Mexico. The Mexican government has exercised and continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, Mexican government actions could have a significant effect on our operations in Mexico. A significant portion of our sales in Mexico are to the Mexican government, which may not continue in the future. During 2000, the National Action Party won the presidential election. Although the National Action Party is considered a "pro-business" party, there can be no assurance that changes in the bidding, pricing or payment practices of the government will not change and affect the ability of our Mexican operations to win government contracts, maintain operating margins or collect on past sales to the government. In addition, our Mexican operations are subject to changes in the Mexican economy. For example, Mexico last experienced high double-digit inflation in 1995, and it may experience similar high inflation in the future. Future actions by the Mexican government, or developments in the Mexican economy and changes in Mexico's political, social or economic situation may adversely affect our operations in Mexico.

IN 2000, THE GOVERNMENT OF MEXICO ACCOUNTED FOR 11% OF OUR TOTAL SALES. ANY SUBSTANTIAL DECLINE IN OUR SALES TO THE GOVERNMENT OF MEXICO, FOR ANY REASON, WOULD HAVE AN ADVERSE EFFECT ON US.

    In 2000, the government of Mexico accounted for 11% of our total sales, as compared to 11.1% and 14% in 1999 and 1998, respectively. For the six months ended June 30, 2001, the government of Mexico accounted for 9.8% of our consolidated sales. We have no long-term agreement with the government of Mexico and have no assurance that it will continue to purchase from us at any time in the future.

WE MAY PURSUE TRANSACTIONS THAT MAY CAUSE US TO EXPERIENCE SIGNIFICANT CHARGES TO EARNINGS THAT MAY ADVERSELY AFFECT OUR STOCK PRICE AND FINANCIAL CONDITION.

    We regularly review potential transactions related to technologies, products or product rights and businesses complementary to our business. These transactions could include mergers, acquisitions, strategic alliances, licensing agreements or co-promotion agreements. In the future, we may choose to enter into these transactions at any time. As a result of acquiring businesses or entering into other significant transactions, we have previously experienced, and will likely continue to experience, significant charges to earnings for merger and related expenses that may include transaction costs, closure costs or costs related to the write-off of acquired in-process research and development. These costs may also include substantial fees for investment bankers, attorneys, accountants and financial printing costs and severance and other closure costs associated with the elimination of duplicate or discontinued products, operations and facilities. Although we do not expect these charges to have a material adverse effect upon our overall financial condition, these charges could have a material adverse effect on our results of operations for particular quarterly or annual periods and could possibly have an adverse impact upon the market price of our common stock. For example, we expect to take a one-time non-cash charge to our third quarter earnings for the write-off of in-process research and development in connection with our acquisition of Biotechna.

    On June 29, 2001, the Financial Accounting Standards Board, or the FASB, approved two statements on business combinations and intangible assets, the result of which is to mandate the use of the purchase method of accounting for all business combinations commenced after June 30, 2001, thereby prohibiting further use of the pooling-of-interests accounting method. In addition, the FASB has adopted an annual impairment test, rather than amortization, to account for goodwill. Under the FASB's new statements, goodwill amortization expense would be eliminated in future periods; however, if the fair value of our goodwill is determined at some future date to be less than its recorded value, a charge to earnings would be required. Such a charge may be in an amount that is material to our results of operations and net worth.

WE MAY MAKE ACQUISITIONS OF BUSINESSES. INHERENT IN THIS PRACTICE IS A RISK THAT WE MAY EXPERIENCE DIFFICULTY INTEGRATING THE BUSINESSES OR COMPANIES THAT WE HAVE ACQUIRED INTO OUR OPERATIONS, WHICH WOULD BE DISRUPTIVE TO OUR MANAGEMENT AND OPERATIONS.


    The merger of two companies involves the integration of two businesses that have previously operated independently. Difficulties encountered in integrating two businesses could have a material adverse effect on the operating results or financial condition of the combined company's business. As a result of uncertainty following a merger and during the integration process, we could experience disruption in our business or employee base. There is also a risk that key employees of a merged

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company may seek employment elsewhere, including with competitors, or that valued employees may be lost upon the elimination of duplicate functions. If we and our merger partner are not able to successfully blend our products and technologies to create the advantages the merger is intended to create, it may affect our results of operations, our ability to develop and introduce new products and the market price of our common stock. Furthermore, there may be overlap between our products or customers, and a merged company may create conflicts in relationships or other commitments detrimental to the integrated businesses.


WE FACE RISKS RELATED TO FOREIGN CURRENCY EXCHANGE RATES, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS AND REPORTED RESULTS.

    We have significant operations in several countries, including the United States, Italy, Mexico and Lithuania. In addition, we make purchases and sales in a large number of other countries. As a result, our business is subject to the risks and uncertainties of foreign currency fluctuations. To the extent that we incur expenses in one currency but earn revenue in another, any change in the values of those foreign currencies relative to the U.S. dollar could cause our profits to decrease or our products to be less competitive against those of our competitors. To the extent that our foreign currency and receivables denominated in foreign currency are greater or less than our liabilities denominated in foreign currency, we have foreign exchange exposure. In response to this exposure, we have entered into hedging transactions designed to reduce our exposure to the risks associated with Italian Lira rate fluctuations, but those transactions cannot eliminate the risks entirely, and there can be no assurance that we will be able to enter into those transactions on economical terms, or at all, in the future.

WE DEPEND ON KEY OFFICERS AND QUALIFIED SCIENTIFIC AND TECHNICAL EMPLOYEES. THE LOSS OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

    We are highly dependent on the principal members of our management staff, the loss of whose services might impede the achievement of our development objectives. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining skilled and experienced management, we cannot assure you that we will be able to attract and retain key personnel on acceptable terms. We do not have any employment agreements with any of our key executive officers, other than Frank C. Becker, our Executive Vice President and Chief Operating Officer, and we do not maintain key person life insurance on the lives of any of our executives. If we lose the services of any of these executive officers, it could have a material adverse effect on us. Due to the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs. We face competition for personnel from other companies, academic institutions, government entities and other organizations.

WE MAY SUFFER ADVERSE EFFECTS DUE TO THE IMPACT OF ELECTRIC ENERGY BLACKOUTS AND HIGHER ENERGY COSTS.

    Demand for electric power has exceeded supply in California periodically. To respond to this situation when it arises, the California Independent System Operator, or the ISO, which is responsible for purchasing electricity from electricity generating companies, may subject areas to rolling blackouts by shutting off power to selected areas. We are unable to predict when these blackouts might occur or how long they will last. We have purchased auxiliary power generators in the event that we may be subject to a rolling blackout. These generators can produce sufficient electricity for our key manufacturing lines, and can be operative within 30 seconds after losing power. As a result, we expect to be able to maintain a sterile environment in our key manufacturing operations in California. However, if our generators fail, our U.S. operations could be adversely impacted depending upon the frequency and duration of the blackouts.

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IN SOME CIRCUMSTANCES, WE MAY RETROACTIVELY REDUCE THE PRICE OF PRODUCTS WHICH
WE HAVE ALREADY SOLD. THESE PRICE REDUCTIONS MAY RESULT IN REDUCED REVENUES.

    In some circumstances including, for example, if we reduce our prices as a result of competition, we may issue to our customers credits and rebates for products that we have previously sold to them. These credits and rebates effectively constitute a retroactive reduction of the price of products already sold. Although we establish a reserve with respect to these potential credits and rebates at the time of sale, we cannot assure you that our reserves will be adequate.

                         RISKS RELATED TO OUR INDUSTRY

OUR INDUSTRY IS INTENSELY COMPETITIVE. THE COMPETITION WE ENCOUNTER MAY HAVE A NEGATIVE IMPACT ON THE PRICES WE MAY CHARGE FOR OUR PRODUCTS, THE MARKET SHARE OF OUR PRODUCTS AND OUR REVENUES AND PROFITABILITY.

    Significant competition exists in the generic drug business. We compete with:

    - the original manufacturers of the brand name equivalents of our generic products;

    - other generic drug manufacturers, including brand name companies that also manufacture generic drugs; and

    - manufacturers of new drugs that may compete with our generic drugs.

    Many of our competitors have substantially greater financial, research and development and other resources than we do. Consequently, many of our competitors may be able to develop products and processes competitive with, or superior to, our own. Furthermore, we may be unable to differentiate our products from those of our competitors or successfully develop or introduce new products that are less costly or offer better performance than those of our competitors. If we are unable to compete successfully, our revenues and profitability will be adversely affected.

BRAND NAME COMPANIES FREQUENTLY TAKE ACTIONS TO PREVENT OR DISCOURAGE THE USE OF GENERIC DRUG PRODUCTS SUCH AS OURS.

    Brand name companies frequently take actions to prevent or discourage the use of generic equivalents to their products, including generic products, which we manufacture or market. These actions may include:

    - filing new patents on drugs whose original patent protection is about to expire;

    - developing patented controlled-release products or other product improvements;

    - mounting state-by-state initiatives for legislation that restrict the substitution of some generic drugs; and

    - increasing marketing initiatives and regulatory activities and litigation.


    Generally, no additional regulatory approvals are required for brand name manufacturers to sell directly, or through a third party, to the generic market. This facilitates the sale by brand name manufacturers of generic equivalents of their brand name products. If brand name manufacturers are successful in capturing a significant share of the generic market for our products, our revenues will be adversely affected.


OUR REVENUES AND PROFITS FROM INDIVIDUAL GENERIC PHARMACEUTICAL PRODUCTS ARE LIKELY TO DECLINE AS OUR COMPETITORS INTRODUCE THEIR OWN GENERIC EQUIVALENTS.

    Revenues and gross profits derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As the patents for a brand name product and the related exclusivity periods expire, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product is often able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for competing products, the market share and the price of that product will typically decline. In 1999, we began to market the first generic formulation of propofol to be sold in the United States. The introduction of additional generic equivalents may have an adverse effect on revenues from our products.

NEW DEVELOPMENTS BY OTHERS COULD MAKE OUR PRODUCTS OR TECHNOLOGIES OBSOLETE OR NONCOMPETITIVE.

    Brand name manufacturers are constantly developing and marketing new pharmaceutical products which may be superior to our generic products for the therapeutic indications for which our products are marketed. These new products may render our products non-competitive or obsolete.

LEGISLATIVE PROPOSALS, REIMBURSEMENT POLICIES OF THIRD PARTIES, COST CONTAINMENT MEASURES AND HEALTH CARE REFORM COULD AFFECT THE MARKETING, PRICING AND DEMAND FOR OUR PRODUCTS.

    Our ability to market our products depends, in part, on reimbursement levels for them and related treatment established by healthcare providers, including government authorities, private health insurers and other organizations, including health maintenance organizations and managed care organizations. Reimbursement may not be available for some of our products and, even if granted, may not be maintained. Limits placed on reimbursement could make it more difficult for people to buy our products, and reduce, or possibly eliminate, the demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulations which will affect third party coverage and reimbursement, and ultimately reduce the demand for our products. In addition, the purchase of our products could be significantly influenced by the following factors:

    - trends in managed healthcare in the United States;

    - developments in health maintenance organizations, managed care organizations and similar enterprises; and

    - legislative proposals to reform healthcare and government insurance programs.

    These factors could result in lower prices and a reduced demand for our products, which would have a material adverse effect on us.

FEDERAL REGULATION OF ARRANGEMENTS BETWEEN MANUFACTURERS OF BRAND NAME AND GENERIC DRUGS COULD MATERIALLY AFFECT OUR BUSINESS.

    The Federal Trade Commission, or the FTC, has announced its intention to conduct a study of whether brand name and generic drug manufacturers have entered into agreements, or have used other strategies, to delay competition from generic versions of patent-protected drugs. The FTC's announcement, and subsequent study, could affect the manner in which generic drug manufacturers resolve intellectual property litigation with brand name pharmaceutical companies, and could result generally in an increase in private-party litigation against pharmaceutical companies. While we have not entered into any of these types of agreements, we cannot assure you that we will not do so in the future. The impact of the FTC's study, and the potential private-party lawsuits associated with arrangements between brand name and generic drug manufacturers is uncertain, and could have an adverse effect on our business.

THE TESTING, MARKETING AND SALE OF OUR PRODUCTS INVOLVES THE RISK OF PRODUCT LIABILITY CLAIMS BY CONSUMERS AND OTHER THIRD PARTIES, AND INSURANCE AGAINST POTENTIAL CLAIMS IS EXPENSIVE.

    As a manufacturer of finished dosage pharmaceutical products, we face an inherent exposure to product liability claims in the event that the use of any of our technology or products is alleged to have resulted in adverse effects. This exposure exists even with respect to those products that receive regulatory approval for commercial sale, as well as those undergoing clinical trials. While we have taken, and will continue to take, what we believe are appropriate precautions, we cannot assure you that we will avoid significant product liability exposure.

    In addition, as a manufacturer of APIs, we supply other pharmaceutical companies with APIs, which are contained in finished dosage pharmaceutical products. Our ability to avoid significant product liability exposure depends in part upon our ability to negotiate appropriate commercial terms and conditions with our customers and our customers' manufacturing, quality control and quality assurance practices. We may not be able to negotiate satisfactory terms and conditions with our customers. Although we maintain insurance for product liability claims, which we believe is in line with the insurance coverage carried by other companies in our industry, the insurance coverage may not be sufficient. In addition, adequate insurance coverage might not continue to be available at acceptable costs, if at all. Any product liability claim brought against us, whether covered by insurance or not, and the resulting adverse publicity, could have a material adverse effect on us.

OUR BUSINESS INVOLVES HAZARDOUS MATERIALS AND MAY SUBJECT US TO ENVIRONMENTAL LIABILITY, WHICH WOULD SERIOUSLY HARM OUR FINANCIAL CONDITION.

    Our business involves the controlled storage, use and disposal of hazardous materials and biological hazardous materials. We are subject to numerous environmental regulations in the jurisdictions in which we operate. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation in each of our locations, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources. Current or future environmental laws or regulations may substantially and detrimentally affect our operations, business and assets. We maintain liability insurance for some environmental risks which our management believes to be appropriate and in accordance with industry practice. However, we may incur liabilities beyond the limits or outside the coverage of our insurance and may not be able to maintain insurance on acceptable terms.

                       RISKS RELATED TO OUR COMMON STOCK

AN EXISTING SHAREHOLDER OWNS APPROXIMATELY 34% OF OUR COMMON STOCK, WHICH MAY ALLOW HIM TO INFLUENCE SHAREHOLDER VOTES.


    Carlo Salvi, Vice Chairman of our board of directors, currently beneficially owns approximately 34% of our outstanding shares of common stock. After the offering described in this prospectus, Mr. Salvi will beneficially own approximately 22% of our common stock. In addition, pursuant to a shareholder's agreement, Rakepoll Finance, N.V., an entity controlled by Mr. Salvi, is entitled to nominate up to three of our directors, who in turn are entitled to nominate, jointly with two of our executive officer directors, five additional directors. The consent of the Rakepoll Finance nominated directors is required for us to take certain actions, such as a merger or sale of all or substantially all of our business or assets and certain issuances of securities. As a result of his ownership of our common stock, Mr. Salvi may be able to control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.


A NUMBER OF INTERNAL AND EXTERNAL FACTORS HAVE CAUSED AND MAY CONTINUE TO CAUSE THE MARKET PRICE OF OUR COMMON STOCK PRICE TO BE VOLATILE, WHICH MAY AFFECT YOUR ABILITY TO SELL THE STOCK AT AN ADVANTAGEOUS PRICE.

    The market price of the shares of our common stock, like that of the common stock of many other pharmaceutical companies, has been and is likely to continue to be highly volatile. For example, the market price of our common stock has fluctuated during the past twelve months between $9.56 per share and $27.25 per share and may continue to fluctuate. Therefore, especially if you have a short-term investment horizon, the volatility may affect your ability to sell your stock at an advantageous price. Market price fluctuations in our stock may be due to acquisitions or other material public announcements, along with a variety of additional factors including, without limitation:

    - new product introductions;

    - the purchasing practices of our customers;

    - changes in the degree of competition for our products;

    - the announcement of technological innovations or new commercial products by us or our competitors;

    - changes in governmental regulation affecting our business environment;

    - regulatory issues, including but not limited to, receipt of product approvals from the FDA, compliance with FDA or other agency regulations, or the lack or failure of either of the foregoing;

    - the issuance of new patents or other proprietary rights;

    - the announcement of earnings;

    - the loss of key personnel;

    - litigation or threats of litigation; and

    - political developments or proposed legislation in the pharmaceutical or healthcare industries.

    These and similar factors have had, and could in the future have, a significant impact on the market price of our common stock. Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome or the merits of the action, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on us.

THE MARKET PRICE OF OUR COMMON STOCK MAY DROP SIGNIFICANTLY WHEN OUR EXISTING STOCKHOLDERS SELL THEIR STOCK.

    If our stockholders sell substantial amounts of our common stock after this public offering, including shares issued upon the exercise of outstanding options, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Following this offering, based upon the number of shares of our common stock outstanding as of June 30, 2001, we will have approximately 110,700,055 shares of common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the federal securities laws, unless the shares are held by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Mr. Salvi, who will beneficially own 25,196,043 shares of our common stock after this offering, may sell his shares in the public market at any time after the expiration of a 180-day period in his lock-up agreement, subject to certain exceptions described in the "Underwriting" section and applicable limitations under Rule 144. We have entered into registration rights agreements with the selling stockholder that entitles it to have 21,000,000 of the 25,196,043 shares of common stock registered pursuant to separate registration statements. All remaining shares held by our existing stockholders are eligible for immediate public sale if they were or are registered under the Securities Act of 1933 or are sold in accordance with Rule 144, except for holders of 1,844,822 shares held by certain of our officers and directors, which are subject to 90-day lock-up periods. In addition, we have entered into registration rights agreements with some of our existing stockholders that entitle them to have 168,535 shares of common stock registered for sale in the public market.

    We have entered into an agreement with Sankyo Company, Ltd., pursuant to which Sankyo may exchange 170,387 shares of its 681,552 shares of Series A Preferred Stock issued by Metabasis Therapeutics, Inc., into shares of our common stock in January of each of 2002, 2003, 2004 and 2005. The number of shares of our common stock exchangeable for the Metabasis preferred stock is determined pursuant to a formula based on the number of shares of Metabasis preferred stock being exchanged multiplied by a fraction, the numerator of which is $7.09 and the denominator of which is the average closing price of our common stock for a 20 trading day period prior to the date of Sankyo's notice of exercise. It is not possible to determine the exact exchange ratio until Sankyo exercises its exchange right since the formula is partially based on the price trading levels of our common stock. We are obligated to register our shares of common stock issued on exchange of the Metabasis preferred stock as soon as practicable following the exchange.

OUR COMMON STOCK IS SUBORDINATED TO OUR PREFERRED STOCK.

    Our common stock is expressly subordinate to the convertible preferred stock's liquidation preference of $87.5 million, which includes $7.5 million of accrued and unpaid dividends at June 30, 2001, in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock, after providing for the convertible preferred stock liquidation preferences. We currently have five quarters of undeclared dividends on the preferred stock. If we choose not to declare dividends on our preferred stock for six quarters, that is, one additional quarter, the holders of convertible preferred stock, voting separately as a class, will be entitled to elect two additional directors, until the dividends in arrears have been paid in full.

SINCE WE HAVE NOT PAID CASH DIVIDENDS ON OUR COMMON STOCK, INVESTORS MUST LOOK TO STOCK APPRECIATION FOR A RETURN ON THEIR INVESTMENT IN US.

    We have never paid cash dividends on our common stock, and presently intend to retain earnings for the development of our businesses. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Thus, investors should only look to appreciation in the value of their shares for a return on their investment. In addition, unless full cumulative dividends are paid on our outstanding convertible preferred stock, cash dividends may not be paid or declared and set aside for payment on our common stock. At June 30, 2001, we had approximately $7.5 million, or five quarters, in undeclared cumulative preferred dividends on the convertible preferred stock.

WE HAVE ENACTED A STOCKHOLDER RIGHTS PLAN AND CHARTER PROVISIONS THAT MAY HAVE ANTI-TAKEOVER EFFECTS.


    Our Restated Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by our stockholders to change management more difficult. The approval of 66 2/3% of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of a special meeting of stockholders and the amendment of any of the anti-takeover provisions contained in our Certificate of Incorporation. We also have a stockholder rights plan, the effect of which may also deter or prevent takeovers. These rights will cause a substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts.

                           FORWARD-LOOKING STATEMENTS

    Some of the information in this prospectus, including the above risk factors section, contains forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933. These statements are only predictions and you should not unduly rely on them. Our actual results could differ materially from those anticipated in these forward-looking statements made or incorporated by reference in this prospectus as a result of a number of factors, including the risks faced by us described below and elsewhere in this prospectus, including risks and uncertainties in:

    - obtaining and maintaining regulatory approval;

    - market acceptance of and continuing demand for our products;

    - the attainment of patent protection for any of these products;

    - the impact of competitive products, pricing and reimbursement policies;

    - our ability to obtain additional financing to support our operations;

    - the continuation of our corporate collaborations; and

    - changing market conditions and other risks detailed below.

    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

    You should read and interpret any forward-looking statements together with the following documents:

    - our most recent Annual Report on Form 10-K, as amended;

    - our recent Quarterly Reports on Form 10-Q;

    - the risk factors contained in this prospectus under the caption "Risk Factors"; and

    - our other filings with the SEC.

    Any forward-looking statement speaks only as of the date on which that statement is made. Unless required by U.S. federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

                                USE OF PROCEEDS


    We estimate that the net proceeds from the sale of the 10,000,000 shares of common stock offered by us will be approximately $202.2 million to us, based on an assumed public offering price per share of $21.25. If the underwriters fully exercise the overallotment option, the net proceeds will be approximately $232.7 million. "Net proceeds" is what we expect to receive after we pay the estimated underwriting discount and other estimated offering costs payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.



    We expect to use the net proceeds for working capital and general corporate purposes, which may include the purchase of equipment, the expansion of facilities and the rationalization of our capital structure. We also may use a portion of the net proceeds to acquire or invest in businesses, technologies, products or services that are complementary to our business. From time to time, we have discussed potential strategic acquisitions and investments with third parties. As part of our normal business practice, we routinely review product, technology and business acquisition opportunities. We currently have no material agreements or commitments to complete any particular transaction. Pending our use of the proceeds, we intend to invest the net proceeds of this offering primarily in short-term, interest-bearing instruments.


                          PRICE RANGE OF COMMON STOCK

    Our common stock has been quoted on the Nasdaq National Market under the symbol "SCRI" since our name change in June 1999. The following table sets forth, for the periods indicated, the high and low closing sales prices of the common stock, as reported on the Nasdaq National Market.


                                                            HIGH       LOW
                                                          --------   --------
1999:
First Quarter...........................................  $ 5.56     $ 2.81
Second Quarter..........................................    4.50       3.25
Third Quarter...........................................    4.53       3.50
Fourth Quarter..........................................    8.31       4.00

2000:
First Quarter...........................................  $11.50     $ 6.50
Second Quarter..........................................   12.88       7.81
Third Quarter...........................................   10.94       7.97
Fourth Quarter..........................................   16.25      10.00

2001:
First Quarter...........................................  $14.13     $ 9.94
Second Quarter..........................................   23.10      10.12
Third Quarter (through September 7, 2001)...............   27.18      20.90



    On September 7, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $21.25 per share. As of June 30, 2001, there were approximately 671 holders of record of our common stock.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock in the foreseeable future. We have paid cash dividends on our outstanding convertible preferred stock. The dividends on our outstanding convertible preferred stock are cumulative. However, there is no consequence to us if we do not declare dividends for up to five cumulative quarters. At June 30, 2001, we had approximately $7.5 million, or five quarters, in undeclared cumulative preferred dividends on the convertible preferred stock. If we choose not to declare dividends for six cumulative quarters, the holders of our convertible preferred stock are entitled to elect two additional directors until the arrears have been paid. Unless full cumulative dividends are paid on our outstanding convertible preferred stock, cash dividends may not be paid or declared and set aside for payment on our common stock.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of June 30, 2001 and as adjusted to give effect to our sale of 10,000,000 shares of our common stock in this offering, at an assumed offering price of $21.25, after deducting the estimated underwriting discount and estimated costs of this offering. You should read the following table along with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and the financial statements and notes included elsewhere and incorporated by reference in this prospectus.



                                                                 AS OF JUNE 30, 2001
                                                              -------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Cash, cash equivalents and short-term investments...........  $  91,443     $ 293,612
                                                              =========     =========
Total long-term debt, including capital lease obligations,
less current portion........................................  $  13,063     $  13,063
Stockholders' equity:
  Convertible preferred stock, $0.01 par value; 5,000 shares authorized; 1,600 issued and outstanding, liquidation
    preference of $87,500...................................         16            16
  Common stock, $0.01 par value; 125,000 shares authorized;
    100,700 shares issued and outstanding, and 110,700
    shares issued and outstanding, as adjusted..............      1,007         1,107
  Additional paid-in capital................................    590,647       792,716
  Deferred compensation.....................................       (374)         (374)
  Accumulated deficit.......................................   (280,986)     (280,986)
  Accumulated other comprehensive loss......................     (6,013)       (6,013)
                                                              ---------     ---------
    Total stockholders' equity..............................    304,297       506,466
                                                              ---------     ---------
    Total capitalization....................................  $ 317,360       519,529
                                                              =========     =========


    The number of shares of our common stock in this table is based on the number of shares outstanding as of June 30, 2001 and excludes:

    - 5,126,642 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2001, at a weighted average exercise price of $6.96 per share (2,947,820 of which were exercisable as of June 30, 2001 and the balance of which is subject to future vesting requirements);

    - 2,918,404 shares of common stock reserved for future issuance upon exercise of additional grants that may be made under stock option plans as of June 30, 2001;

    - 2,154,518 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2001, at a weighted average exercise price of $6.19 per share; and

    - 3,170,289 shares of common stock issuable upon conversion of 1,600,000 shares of $3.75 convertible exchangeable preferred stock outstanding as of June 30, 2001 (based on an aggregate liquidation preference of $80.0 million plus $7.5 million in undeclared cumulative dividends).


    This number does not include the 1,500,000 shares of common stock that we issued in connection with our purchase of all of the outstanding stock of Gatio Investments, a holding company that is the sole owner of Biotechna, on July 25, 2001. See "Certain Relationships and Related Party Transactions." As a result of this purchase, we assumed the net assets of Gatio Investments and Biotechna, which as of June 30, 2001 included short-term bank debt of $8.5 million and long-term bank debt of $20.7 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    We have derived the selected financial data for the years ended
December 31, 1996, 1997 and 1998 from our audited consolidated financial statements and notes thereto not included or incorporated by reference in this prospectus. We have derived the selected financial data presented below for the years ended December 31, 1999 and 2000 and as of December 31, 1999 and 2000 from our audited consolidated financial statements and notes related thereto included elsewhere and incorporated by reference in this prospectus. We have derived the selected financial data for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 from unaudited consolidated financial statements included elsewhere and incorporated by reference in this prospectus. You should read the selected consolidated financial data together with the audited and unaudited consolidated financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere and incorporated by reference in this prospectus.

                                                                                                           SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                 ------------------------------------------------------   -------------------
                                                   1996     1997(1)(2)   1998(2)      1999       2000       2000       2001
                                                 --------   ----------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales................................  $ 54,636    $140,424    $168,080   $223,700   $293,778   $141,009   $175,137
  Contract research and license fees...........     3,666       9,257      10,415      5,303         --         --         --
                                                 --------    --------    --------   --------   --------   --------   --------
    Total revenues.............................    58,302     149,681     178,495    229,003    293,778    141,009    175,137
                                                 --------    --------    --------   --------   --------   --------   --------
Cost and expenses:
  Cost of sales................................    40,654      99,008     119,237    143,752    166,389     79,697     93,613
  Research and development.....................    31,081      26,118      23,140     15,797     18,316      8,916      8,466
  Selling, general and administrative..........    32,839      46,993      35,968     41,001     49,072     22,143     28,926
  Amortization.................................        --       4,367       5,982      6,098      5,940      2,980      2,884
  Interest and other, net......................      (473)      2,298       6,719      7,188      6,407      3,956        401
  Impairment of assets(3)......................        --          --          --         --         --         --      3,462
  Write-down of investment and restructuring
    charge(3)..................................        --      14,666       1,839      1,777         --         --         --
  Write-off of in-process research and
    development(3).............................        --      29,200          --         --         --         --         --
  Non-cash compensation(3).....................        --          --          --         --      2,579      2,579        729
                                                 --------    --------    --------   --------   --------   --------   --------
    Total costs and expenses...................   104,101     222,650     192,885    215,613    248,703    120,271    138,481
                                                 --------    --------    --------   --------   --------   --------   --------
Income (loss) before income taxes..............   (45,799)    (72,969)    (14,390)    13,390     45,075     20,738     36,656
Provision for income taxes.....................        --       3,179       5,111      1,746      6,613      3,641      4,940
                                                 --------    --------    --------   --------   --------   --------   --------
Income (loss) before minority interest.........   (45,799)    (76,148)    (19,501)    11,644     38,462     17,097     31,716
Minority interest..............................        --          --         800         31         --         --         --
                                                 --------    --------    --------   --------   --------   --------   --------
Income (loss) before cumulative effect of
  change in accounting principle...............   (45,799)    (76,148)    (18,701)    11,675     38,462     17,097     31,716

Cumulative effect of change in accounting
  principle, net of taxes(4)...................        --          --          --         --     (2,854)    (2,854)        --
                                                 --------    --------    --------   --------   --------   --------   --------
Net income (loss)..............................   (45,799)    (76,148)    (18,701)    11,675     35,608     14,243     31,716
Dividends on preferred stock, including
  undeclared cumulative dividends of $7,500 as
  of June 30, 2001.............................    (6,000)     (6,000)     (6,000)    (6,000)    (6,000)    (2,992)    (2,992)
                                                 --------    --------    --------   --------   --------   --------   --------
Net income (loss) applicable to common
  shares.......................................  $(51,799)   $(82,148)   $(24,701)  $  5,675   $ 29,608   $ 11,251   $ 28,724
                                                 ========    ========    ========   ========   ========   ========   ========

Net income (loss) per common share(5):
  Basic........................................  $  (1.41)   $  (1.14)   $  (0.31)  $   0.07   $   0.31   $   0.12   $   0.29
  Diluted......................................  $  (1.41)   $  (1.14)   $  (0.31)  $   0.07   $   0.29   $   0.12   $   0.27

Shares used in calculating per share
  amounts(5):
  Basic........................................    36,624      71,800      79,479     85,340     94,937     92,127    100,286
  Diluted......................................    36,624      71,800      79,479     85,908    102,170    100,855    104,674

                                                              DECEMBER 31, 2000   JUNE 30, 2001
                                                              -----------------   -------------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........      $  62,702         $  91,443
Working capital.............................................         79,185           104,020
Total assets................................................        425,600           457,183
Long-term debt, less current portion........................         16,205            13,063
Accumulated deficit.........................................       (312,702)         (280,986)
Total stockholders' equity..................................        273,458           304,297

------------------------------

(1) 1997 amounts include the results for Rakepoll Holding B.V. and Diaspa, S.p.A from February 28, 1997, the date of acquisition (see Note 1 "Basis of Presentation" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

(2) Restated to reflect the retroactive effect to the change in accounting for certain inventories from the LIFO method to the FIFO method during 1999 (see
    Note 3 "Change in Accounting Principles" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

(3) We have recorded the following special charges to income:

    - In 1997, we recorded a charge for a write-down of investment and restructuring of $14.7 million of which $11.5 million was related to the divesture of an 81% interest in Gensia Automedics and $3.2 million was related to the relocation of our corporate office to Irvine, California.

    - In connection with the acquisition of Rakepoll Holding B.V. in 1997, we wrote off $29.2 million of acquired in-process research and development.

    - In 1998, we wrote off our remaining investment of $1.8 million in Gensia Automedics (see Note 12 "Write-down of Investment and Restructuring Charge" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

    - In 1999, we wrote off $1.8 million related to our investment in Metabasis (see Note 12 "Write-down of Investment and Restructuring Charge" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

    - During the first quarter of 2000, we recorded non-cash compensation of $2.6 million related to performance incentives earned by Donald E. Panoz under the terms of his agreement to serve as our Chairman of the Board (see Note 4 "Non-Cash Compensation" to the June 30, 2001 unaudited Consolidated Financial Statements).

    - During the first quarter of 2001, we wrote off $3.5 million for impairment of non-strategic assets and goodwill held by a business unit in Italy (see
      Note 7 "Asset Impairment Charge" to the June 30, 2001 unaudited Consolidated Financial Statements).


    - During the second quarter of 2001, we recorded non-cash compensation of $0.7 million for stock options issued in connection with a three-year consulting agreement with Marvin Samson (see Note 4 "Non-Cash Compensation" to the June 30, 2001 unaudited Consolidated Financial Statements).


(4) During the fourth quarter of 2000 we adopted, as required, the SEC's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," effective January 1, 2000 (see Note 3 "Change in Accounting Principles" in the Notes to the December 31, 2000 audited Consolidated Financial Statements).

(5) Computed on the basis described for earnings per share in Note 2 "Summary of Significant Accounting Principles" in the Notes to the December 31, 2000 audited Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH THE AUDITED AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a vertically integrated, multinational pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals, active pharmaceutical ingredients, or APIs, and generic biopharmaceuticals.

    We operate and manage our business on a geographic basis, which means that we consider our operating units to be the United States, Italy, Mexico and, as a result of our recently acquired biopharmaceuticals operations, Lithuania, which we completed in July 2001. Accordingly, our operating results through June 30, 2001 do not include any amounts related to our biopharmaceutical operations. Our operations in the United States are devoted entirely to finished dosage injectable pharmaceutical products while our operations in Italy are devoted entirely to APIs. In Mexico, for the six months ended June 30, 2001, approximately 67% of our revenues were derived from finished dosage injectable pharmaceutical products with the balance from the manufacture and sale of APIs. Our finished dosage injectable pharmaceuticals operations represented 68% of our total revenues and 95% of our total income before income taxes for the year ended December 31, 2000. Our API operations represented 32% of our total revenues and 5% of our total income before income taxes for the year ended December 31, 2000. For the three years ended December 31, 2000, the units that correspond to the United States, Italy and Mexico are further described in
Note 15 "Segment and Geographic Information" in the Notes to the December 31, 2000 audited Consolidated Financial Statements.


    OUR REVENUES. We generate most of our revenues from the sale of our finished dosage injectable pharmaceutical products, including revenue from contract manufacturing. We derive a substantial portion of our overall product sales from our patented generic formulation of propofol, which if negatively impacted could have a material adverse effect on us. We sell propofol in the United States through Baxter Healthcare Corporation, our exclusive marketing partner for several products sold in the United States. Revenues attributable to the Baxter alliance accounted for 21% and 33% of our consolidated net revenue during 1999 and 2000, respectively, of which a substantial majority was derived from the sale of propofol.


    Although our API revenues represented approximately one-third of our total product revenues in 2000, it only contributed approximately 5% to our total income before income taxes. Our API operations have considerably lower gross margins than our finished dosage pharmaceutical products operations. This is due, in part, to active competition from developing nations, such as China and India, who manufacture API products with very low cost structures.

    As a result of our recent acquisition of Biotechna U.A.B. on July 25, 2001, we currently generate revenues from the sale of two biopharmaceutical products, human growth hormone and interferon a-2b. We expect revenues from biopharmaceutical products to grow in the future as patents on such products expire in Western Europe and the United States.

    As competition increases from other generic pharmaceutical manufacturers, our selling prices and related profit margins tend to decrease as these manufacturers gain regulatory approvals to market generic products and compete with lower prices. Thus, our future operating results are dependent on, among other factors, our ability to introduce new generic products before our competition.

    OUR COSTS AND EXPENSES. Cost of sales have increased from $119.2 million in 1998 and $143.8 million in 1999, to $166.4 million in 2000, which yielded a product gross margin in these years of 29%, 36% and 43%, respectively. For the six months ended June 30, 2001, cost of sales was $93.6 million, which yielded a product gross margin of 47%, compared to cost of sales of $79.7 million for the six months ended June 30, 2000, which yielded a product gross margin of 43%. Product cost of sales increased in proportion to growth in sales volume; however, product gross margins have been progressively increasing primarily as a result of successfully introducing new products which generally carry higher margins than our more mature products.

    Research and development expenses for the years ended December 31, 1998, 1999 and 2000 totaled $23.1 million, $15.8 million and $18.3 million, respectively. The reduction in expenses in 1999 compared to 1998 was primarily due to the reduction of research related milestone payments made in 1998 and the exclusion of the expenses of Metabasis Therapeutics, Inc., a former wholly-owned subsidiary. As a result of our partial divestiture of Metabasis described below, it is no longer consolidated with our results of operations. For the six months ended June 30, 2000 and 2001, these expenses were $8.9 million and $8.5 million, respectively. These six-month variations are due, in part, to the timing of various research and development activities, which may be clustered in particular quarters. In the past, research and development expenses have represented, on average, 6% to 7% of total revenues. However, we expect our research and development expenses to increase as we pursue new product opportunities, especially those that may require clinical trials. From time to time, we may supplement our research and development efforts by entering into research and development agreements, joint ventures and other collaborative arrangements with other companies to enhance and complement our product development program.

    Selling, general and administrative expenses for the years ended
December 31, 1998, 1999 and 2000 were $36.0 million (21% of product sales), $41.0 million (18% of product sales) and $49.1 million (17% of product sales), respectively. For the six months ended June 30, 2000 and 2001, these expenses were $22.1 million (16% of product sales) and $28.9 million (17% of product sales), respectively. These expenses increase as we fund the launch of new products.

    BIOTECHNA ACQUISITION. On July 25, 2001, we acquired all of the outstanding stock of Gatio Investments, B.V., a holding company, which is the sole owner of Biotechna, in exchange for 1.5 million shares of our common stock. Furthermore, we expect to issue warrants to purchase 150,000 shares of our common stock at $3.50 per share in connection with the purchase as described under "Certain Relationships and Related Party Transactions." We will account for this transaction under the purchase accounting method. Accordingly, the acquired assets and liabilities will be recorded based on an allocation of the purchase price. As a result of the transaction, we expect to allocate approximately
$40.0 million to in-process research and development, amortizable intangibles and non-amortizable goodwill. In addition, we may capitalize amounts for developed technology that would result in future amortization expense which we estimate will be approximately $1.0 to $2.0 million per year. We are in the process of determining the purchase price allocation, and we expect to finalize the allocation and record a charge for the in-process research and development in the third quarter of 2001.

    DIVIDENDS ON PREFERRED STOCK. Dividends relate to our $3.75 convertible exchangeable preferred stock, $0.01 par value, issued in February 1993. We paid cash dividends on our preferred stock of $1.5 million in the second quarter of 2000 and 2001, and $3.0 million in the first half of 2000 and 2001. Annual dividends on our preferred stock of $6.0 million in 1998, 1999 and 2000, respectively, consisted of payments of $1.5 million during each of the four quarters. In order to reduce our cash usage, our board of directors decided not to declare the preferred stock quarterly dividend payments for June, September and December 1995 and March and June 1996. We resumed payments of preferred stock dividends in September 1996. Through June 30, 2001, we have $7.5 million in undeclared cumulative preferred dividends.

    CHANGE IN ACCOUNTING PRINCIPLE. We recorded a charge of $2.9 million, net of tax, in the first quarter of 2000 to reflect the cumulative effect of a change in accounting principle related to the required adoption of SAB No. 101 issued by the SEC. SAB No. 101 required us to change our accounting method for recognizing revenue for several contracts. As of June 30, 2001, our balance sheet included deferred revenue of approximately $1.2 million, which we plan to recognize as revenue on a ratable basis through 2009.

    RECENTLY ISSUED ACCOUNTING STANDARDS. In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

    We will apply the new rules effective July 1, 2001 in accounting for acquisitions consummated after June 30, 2001 and beginning in the first quarter of 2002 on accounting for existing goodwill and other intangible assets. Starting in 2002, the application of the nonamortization provisions of SFAS
No. 142 to existing goodwill at June 30, 2001 is expected to result in an increase in net income of approximately $2.3 million per year. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. We have not yet determined what the effect of these tests will be on our earnings and financial position.

    TAX LOSS CARRYFORWARDS AND TAX CREDITS. We had a provision for income taxes of $5.1 million, $1.7 million and $6.6 million for the years ended December 31, 1998, 1999 and 2000, respectively. The increase in tax expense from 1999 to 2000 was primarily attributable to increased profitability in both our foreign and U.S. operations. As of December 31, 2000, we had U.S. net operating loss carryforwards of $214.9 million, the estimated future tax benefit of which we are required to reflect on our balance sheet as a deferred tax asset. In accordance with accounting principles generally accepted in the United States, or GAAP, we are required to assess the likelihood of our ability to use our net operating loss carryforwards to offset future income taxes. Accordingly, as of December 31, 2000, our valuation allowance against deferred tax assets, including our U.S. operating loss carryforwards, was $110.9 million. In recognition of our profitable operations in the United States in 1999, 2000 and the first six months of 2001, and in accordance with GAAP, in connection with the preparation of our December 31, 2001 financial statements, we will be evaluating the need to continue maintaining a valuation allowance against our deferred tax assets arising from our U.S. operating loss carryforward. If all or a portion of this valuation allowance is no longer deemed to be required, it would be reduced resulting in a potentially material income tax benefit in 2001, which would be recognized in the fourth quarter of 2001. As a result, beginning in 2002, we expect that our effective income tax rate will approach the statutory tax rate.

RESULTS OF OPERATIONS

    COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND
     2000

    EARNINGS SUMMARY. For the six months ended June 30, 2001, net income applicable to common shares was $28.7 million, or $0.27 per common share on a diluted basis, compared to $11.3 million, or $0.12 per common share on a diluted basis, in the same period in 2000. During 2000, we recorded a charge for the cumulative effect of a change in accounting principle of $2.9 million, net of taxes, or $0.03 per share on a diluted basis, as a result of the required adoption of SAB No. 101, related to up-front milestone payments recorded in income during 1998 and 1999.

    PRODUCT SALES. Product sales from our U.S., Italian and Mexican operations for the first half of 2001 increased 24% to $175.1 million from $141.0 million relative to the same period in 2000. The increase was comprised of increases of $27.8 million and $7.6 million in product sales from our U.S. and Italian operations, offset by a decrease of $1.2 million in product sales from our Mexican operations.

    For the six months ended June 30, 2001, product sales by our U.S. operations were $98.7 million compared to $71.0 million for the same period in 2000. The 39% increase in product sales for the six-month period was due to increased sales volume of existing products, particularly propofol, new product releases and higher contract manufacturing revenue. The increase in product sales of propofol for the six months ended June 30, 2001 relative to the same period in 2000 reflects a combination of increased market penetration and growth of the overall propofol market. Baxter's estimated market share of total propofol sales in the United States has not increased substantially since the fourth quarter of 2000.

    For the six months ended June 30, 2001, product sales by our Italian operations were $42.5 million compared to $35.0 million for the same period in 2000. The 22% increase in product sales for the six-month period was mainly due to higher sales volumes of existing APIs and the market introduction of anthracyclines, manufactured at our new Santhia, Italy facility. Offsetting the increase were lower prices on certain bulk fermentation products.

    For the six months ended June 30, 2001, product sales by our Mexican operations were $33.9 million as compared to $35.1 million for the same period in 2000. The 3% decrease is primarily attributable to the reduction in price of finished dosage product sales to the Mexican government, and was partially offset by higher sales volumes of megestrol. Future contracts with the Mexican government are subject to renewal on an annual basis each October through product bids for the following calendar year. At times, the government may elect to supplement its annual product bid cycle with smaller intra-year bids to address temporary inventory shortages. During election transition years, as was the case in 2000 to 2001, the government renews product bids on a biannual basis during October and April. Beginning in 2000, we initiated an effort to expand our private sector sales force in order to reduce our dependence on government sales.

    COSTS AND EXPENSES. Cost of sales for the first half of 2001 was $93.6 million which yielded a product gross margin of 47%, compared to a cost of sales of $79.7 million for the first half of 2000, which yielded a product gross margin of 43%. The increase in the gross margin percentage for the six-month period was due primarily to increased sales of propofol and other new products and reduced per-unit overhead costs due to increased manufacturing volumes.

    Research and development expenses for the first half of 2001 were $8.5 million compared to $8.9 million in the same period of 2000. The 5% decrease in research and development expenses for the six-month period reflects the absence of a $1.3 million charge for technology acquisition recorded in the second quarter of 2000. Partially offsetting this charge was increased investment in product development activities in 2001, as well as development costs related to the new biotechnology finished dosage production facility in Mexico.

    Selling, general and administrative expenses for the six months ended
June 30, 2001 were $28.9 million (17% of product sales) compared to $22.1 million (16% of product sales) for the six months ended June 30, 2000. The increase for the six-month period ended June 30, 2001 is mainly due to a $1.5 million charge recorded in the first quarter of 2001 representing an increase in the estimate of costs to be incurred in connection with the defense of an ongoing investigation by the U.S. Department of Justice and the U.S. Department of Health and Human Services and certain state agencies. See Note 16 "Contingencies" in the Notes to the December 31, 2000 audited Consolidated Financial Statements and "Business--Legal Proceedings." Also contributing to the increase in the six-month period were higher legal fees associated with certain patent litigation and higher selling expenses due to growth in product sales.


    We recognized non-cash compensation expense of $0.7 million for the six months ended June 30, 2001 for stock options issued in connection with a three-year consulting agreement entered into by us with Marvin Samson during the second quarter of 2001. On September 9, 2001, Mr. Samson was appointed President and Chief Executive Officer. As a result, we will recognize non-cash compensation expense of $0.7 million through September 9, 2001 relating to Mr. Samson's options. In addition, we will record $1.2 million of deferred compensation as of September 9, 2001, which we will amortize ratably to compensation expense through April 30, 2004. Additionally, during the first quarter of 2000, we recognized non-cash compensation expense of $2.6 million for performance incentives earned by Donald E. Panoz under the terms of his agreement to serve as our Chairman of the Board.


    A special charge of $3.5 million for impairment of non-strategic assets and goodwill held by a business unit in Italy was recorded in the first quarter of 2001 following an impairment review.

    For the six months ended June 30, 2001, net interest and other expenses decreased to $0.4 million from $4.0 million of net expense for the same period in 2000. The reduction in net expense for the six-month period was primarily due to increased interest income earned on higher cash balances, combined with reduced interest expense, and a reduction in foreign exchange losses.

    INCOME TAX EXPENSE. Income tax expense for the first six months of 2001 was $4.9 million (13% of pre-tax income) compared to $3.6 million (18% of pre-tax income) for the same period in 2000. The decrease in consolidated income tax expense as a percentage of pre-tax income for the six-month period of 2001 reflects proportionately higher earnings from our U.S. operations, where taxable earnings are substantially offset by our U.S. net operating loss carryforward. As of December 31, 2000, our valuation allowance against deferred tax assets, including our U.S. operating loss carryforward, was $110.9 million. As our operations achieve greater profitability and our taxable earnings increase, our U.S. net operating loss carryforward available for offset will continue to be reduced. To the extent that our U.S. net operating loss is either fully used or does not have a full valuation allowance recorded, the higher U.S. taxable earnings will contribute to a higher consolidated effective tax rate in later years.

    COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999
     AND 1998

    EARNINGS SUMMARY. Total revenues for 2000 were $293.8 million as compared to $229.0 million in 1999 and $178.5 million in 1998. In 2000, we reported net income applicable to common shares of $29.6 million, as compared to net income applicable to common shares of $5.7 million in 1999, and a net loss applicable to common shares of $24.7 million in 1998. Our 2000 results included a $2.9 million charge, net of taxes, for the cumulative effect of a change in accounting principle related to the adoption of the SEC Staff Accounting Bulletin No. 101, or SAB 101. During the second quarter of 1999, we divested a 46% interest in Metabasis, a proprietary research and development subsidiary, to Metabasis management. Subsequently, due to the uncertain value of the remaining interest, we wrote off our remaining $1.8 million investment in Metabasis. As a result of the divestiture, the operating results of Metabasis are only included in our consolidated results through the quarter ended March 31, 1999. Starting in the second quarter of 1999, Metabasis has been accounted for under the equity method. After taking into account certain additional financing obtained by Metabasis in July 2000, we retain a 30% equity interest.

    PRODUCT SALES. Product sales increased to $293.8 million in 2000 from $223.7 million in 1999 and $168.1 million in 1998. The increase in our product sales in 2000 compared to 1999 was mainly due to higher sales of our propofol product in the United States, accounting for approximately 60% of the increase. Also contributing to higher product sales in 2000 were increased sales of specialty products by our U.S. operations and higher sales by our Mexican operations to the Mexican government's public hospital programs. Offsetting the increase in product sales in 2000 relative to 1999 was a one-time sale of oncology finished goods inventory to Abbott Laboratories, or Abbott, in January 1999, resulting from a sales and distribution agreement entered into with Abbott at that time. The increase in product sales in 1999 compared to 1998 was primarily due to increased sales by our U.S. operations mainly from the launch of propofol and from the sale of oncology finished goods inventory to Abbott. Pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch/Waxman Act, we had a 180-day exclusive period in which to sell propofol without other generic competition. The 180-day exclusivity period was initiated in the second quarter of 1999 with the commercial launch of propofol and expired on October 15, 1999. Product sales also increased in our international operations in 1999 compared to 1998 mainly as the result of sale of new products.

    CONTRACT AND LICENSE FEES. We did not record contract research and license fees during 2000 as compared to $5.3 million recorded during 1999. The decrease was mainly due to a $3.5 million non-recurring reimbursement received in March 1999 from Baxter for expenses incurred by us for propofol research and development. Contract research and license fees decreased to $5.3 million in 1999 from $10.4 million in 1998 primarily due to the partial divestiture of Metabasis during the second quarter of 1999, and an up-front non-refundable license fee received in June 1998 from a major U.S. pharmaceutical company for the development and production of sample batches of an API.

    COSTS AND EXPENSES. Cost of sales in 2000 was $166.4 million which yielded a product gross margin of 43%, compared to cost of sales of $143.8 million in 1999 which yielded a product gross margin of 36%, and cost of sales of $119.2 million in 1998 which yielded a gross margin of 29%. The increase in gross margin in 2000 relative to 1999 was mainly due to sales of propofol in the United States, sales of corticosteroid products in Italy, as well as increased production efficiencies due to upgrading of facilities and equipment in Mexico. The increase in gross margin in 1999 compared to 1998 was primarily due to a more profitable product mix, including the launch of propofol, haloperidol and alprostadil during the second quarter of 1999.


    Research and development expenses totaled $18.3 million in 2000, compared to $15.8 million in 1999 and $23.1 million in 1998. The increase in expenses in 2000 compared to 1999 was mainly due to a $1.3 million charge for a technology acquisition from Aesgen, Inc. during the second quarter of 2000, as well as higher product development expenses in the United States and Mexico. This increase was offset by the absence of $2.0 million in research and development expenses incurred by Metabasis in the first quarter of 1999 prior to its partial divestiture in the second quarter of 1999. The reduction in expenses in 1999 compared to 1998 was primarily due to the exclusion of Metabasis's expenses as a result of its partial divestiture and research related milestone payments made during 1998.



    Selling, general and administrative expenses for the years ended
December 31, 2000, 1999 and 1998 were $49.1 million, $41.0 million and
$36.0 million, respectively. The increase in expenses in 2000 relative to 1999 was mainly due to a charge of $2.5 million for legal reserves, higher management incentive compensation costs associated with our increased profitability and additional expenses associated with the development of a private sector sales force in Mexico. The charge for legal reserves represented our estimate of costs that will be incurred in connection with an ongoing investigation by the U.S. Department of Justice and U.S. Department of Health and Human Services regarding issues surrounding pricing information reported by drug manufacturers and used in the calculation of reimbursements made under Medicaid. The increase in expenses in 1999 compared to 1998 was mainly due to higher legal expenses related to propofol and other patent litigation, offset by a cash payment received in the third quarter of 1998 from the settlement of a contamination lawsuit. Offsetting the increase in 1999 expenses was the absence of Metabasis's expenses after the first quarter of 1999 following its partial divestiture and a charge for the settlement of a lawsuit in 1998.

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    We recognized a non-cash compensation charge of $2.6 million in the first quarter of 2000 for performance incentives earned by Donald E. Panoz under the terms of his agreement to serve as our non-executive Chairman of the Board, of which $1.6 million was related to the vesting of Mr. Panoz's stock options and $1.0 million was recorded when we reached a market capitalization of $1.0 billion. As provided in the terms of his agreement, payments to Mr. Panoz will be made in the form of common stock to be issued by us.

    We recorded amortization expense of $5.9 million, $6.1 million and $6.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

    We had interest and other expenses of $6.4 million, $7.2 million and $6.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. The decrease in interest and other expenses in 2000 compared to 1999 was largely due to increased interest income earned on higher cash and short-term investment balances and reduced interest expense due to the conversion of long-term debt to equity in the second quarter of 2000. Offsetting this reduction were increased expenses associated with deferred mandatory profit sharing and foreign exchange losses at our Mexican operations. The increase in interest and other expenses in 1999 compared to 1998 was primarily due to higher exchange losses in 1999, which were offset by a smaller charge related to a large product donation in the third quarter of 1998.

    Since our divestiture of a 46% interest in Metabasis and our subsequent write-off of our remaining $1.8 million investment in the second quarter of 1999, the financial activity of Metabasis has not been reflected in our consolidated financial results. In January 1998, we wrote down the investment value of our 19% interest in Gensia Automedics, Inc. from $1.8 million to $0.7 million. We subsequently wrote off the remaining investment balance of $0.7 million in the fourth quarter of 1998.

    INCOME TAX EXPENSE. We had income tax expenses of $6.6 million, $1.7 million and $5.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increase in tax expense in 2000 compared to 1999 is primarily attributable to increased profitability in both our foreign and U.S. operations. As our operations achieve greater profitability and our taxable earnings increase, our U.S. net operating loss carryforward available for offset will continue to be reduced. To the extent that our U.S. net operating loss is either fully used or does not have a full valuation allowance recorded, the higher U.S. taxable earnings will contribute to a higher consolidated effective tax rate in later years.

    MINORITY INTEREST INCOME. We had minority interest income of $31,000 for the year ended December 31, 1999 which represented the minority stockholders' proportionate share of the loss in Metabasis. Metabasis was partially divested by us in the second quarter of 1999, and has since that time not been reflected in our consolidated financial results. Minority interest income for the year ended December 31, 1998 was $0.8 million, which represented the minority stockholders' proportionate share of the loss in Metabasis and Diaspa. In
June 1998, Sicor S.p.A. purchased the remaining 50% interest in Diaspa, eliminating the recognition of any further minority interest related to Diaspa.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 2001, we had cash and short-term investments of $91.4 million and working capital of $104.0 million compared to $62.7 million and $79.2 million, respectively, as of December 31, 2000. As of December 31, 2000, we had cash and short-term investments of $62.7 million and working capital of $79.2 million compared to $47.5 million and $42.3 million, respectively, as of December 31, 1999.

    The increase in cash in 2000 was primarily the result of our generation of $40.0 million in cash from operations and $5.3 million in financing activities primarily from the exercise of stock options and warrants, offset by the net investment of $29.6 million in property and equipment. A significant use of cash in our operating cash flow during 2000 was a $17.3 million increase in accounts receivable. The increase was primarily attributable to higher sales in the United States and Mexico, accompanied by an increase in days sales outstanding at our Mexican operations. As a result of the recent presidential election and ensuing transition of power, the Mexican government's public hospital programs have been slow to pay trade liabilities, including those due to us. In January 2001, a substantial portion of those receivables was collected.

    The increase in cash of $21.0 million in the first half of 2001 was primarily the result of our generation of $51.1 million in cash from operations net of a $19.7 million investment in property and equipment and $2.1 million used by financing activities. Net cash of $51.1 million was provided by operating activities during the first six months of 2001, compared to $18.9 million during the first half of 2000. The increase in cash provided by operating activities mainly reflects improved operating earnings, and an increase in accounts payable and accrued expenses partially offset by an increase in inventories. The increase in accounts payable and accrued liabilities was primarily due to higher purchases of raw materials and timing of payments, as well as a higher income tax liability related to increased taxable income. The increase in inventory reflects primarily the expected continued expansion of business at our U.S. operations.

    We used $19.7 million for investing in property and equipment in the first six months of 2001, as compared to $14.4 million during the same period of the prior year.

    Net cash of $2.1 million was used by financing activities during the first six months of 2001, compared to $2.4 million provided during the same period of the prior year. The net increase of cash in 2000 reflects $6.9 million of additional proceeds over 2001 from the issuance of stock and warrants.


    We generated $5.3 million in cash flow from financing activities during 2000, which consisted primarily of cash proceeds of $17.1 million from the exercise of stock options and warrants, offset by a $3.3 million reduction in short-term borrowings, the net reduction of $2.6 million in long-term debt and capital lease obligations and the payment of $6.0 million in cash dividends to our preferred stockholders. These changes reflect an increase in employee option and warrant exercises due to the higher value of our common stock during 2000 and an ongoing effort to pay down higher cost loans. On April 25, 2000, the holders of $20.0 million of 2.675% Subordinated Convertible Notes elected to convert all outstanding principal into 5,291,005 shares of the our common stock at a conversion price of $3.78 per share. The conversion transaction was a non-cash event and has not been included in our consolidated statement of cash flows for 2000. During the second quarter of 1999, we raised approximately
$35.0 million through a private placement of our units for $4.00 per unit. Each unit consists of one share of common stock and a warrant to purchase one-tenth of one share of our common stock for $5.75 per share. In connection with this transaction, we repaid a loan of $10.0 million made in the fourth quarter of 1998 by Carlo Salvi, Vice Chairman of our board of directors and principal stockholder. Mr. Salvi purchased 2.5 million of our units for a total of $10.0 million in the private placement.


    In May 1998, our Italian operations received notification from the Italian Ministry of University, Scientific & Technological Research that it has been awarded approximately $8.8 million in a grant and subsidized loan package for an applied research program related to the development of anthracycline derivatives. The receipt of funding for the research program is contingent upon presentation of a statement of progress at established "checkpoints," the first of which occurred in the third quarter of 1999. The second and third checkpoints were successfully completed in the third quarter of 2000 and the first quarter of 2001, respectively. Accordingly, we received approximately $1.6 million in the form of a subsidized loan through December 31, 2000, which is repayable in semi-annual installments at a variable interest rate for 3.5 years and subsequently repayable in semi-annual installments of principal and interest through 2008. The variable interest rate on the loan during 2000 was 6%.

    We expect to incur additional costs, including development, manufacturing and marketing costs, to support existing products and anticipated launches of new products. Planned spending on worldwide product development and marketing activities during 2001 is approximately $48.0 million. Our management also plans to invest approximately $45.0 million through the end of 2001 in plant and equipment to increase and improve existing manufacturing capacity worldwide. We expect to fund capital spending through cash flows from operations and new lease agreements. We expect to continue to fund Biotechna's cash requirements, including approximately $2.0 to $5.0 million through the end of 2001.


    We expect that the proceeds from this offering, our operating cash flows, our current cash and short-term investments at June 30, 2001 of $91.4 million and commitments from third parties, will enable us to maintain our current and planned operations. In connection with our plans for expanding our business to accomplish our core strategy of being a leading vertically integrated provider of specialty pharmaceutical products and materials, our management and board of directors will continue to evaluate the need to raise additional capital and, if appropriate, pursue equity, debt or lease financing, or a combination of these, for our capital and investment needs. Financing may not be available on acceptable terms, or at all.

                                    BUSINESS

    We are a vertically integrated, multinational pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals, active pharmaceutical ingredients, or APIs, and generic biopharmaceuticals. Using our internal research and development capabilities, together with our operational flexibility and our manufacturing and regulatory expertise, we are able to take a wide variety of products from the laboratory to the worldwide market. Leveraging these capabilities, we concentrate on products and technologies that present significant barriers to entry or offer first-to-market opportunities. Our goal is to become a leading multinational developer, manufacturer and marketer of injectable pharmaceutical and biopharmaceutical products.

    We operate our business through several subsidiaries. These operations, segregated according to product focus, are summarized below, together with a description of their business, their related major markets and the products or product categories to which they relate.


                                                                                            PRODUCT/       PERCENTAGE OF
ENTITY                                   BUSINESS DESCRIPTION          MAJOR MARKETS    PRODUCT CATEGORY   2000 REVENUES
------------------------------------------------------------------------------------------------------------------------
FINISHED DOSAGE INJECTABLE PHARMACEUTICAL PRODUCTS                                                               68%

  - Gensia Sicor Pharmaceuticals,  Injectable pharmaceuticals         United States      Anesthetics
    Inc.; Irvine, California       61 ANDA approvals                                     Critical care
                                   Internal sales force                                  Oncolytics
                                   Marketing alliances:                                  Antipsychotic
                                   X Baxter Healthcare Corporation
                                   X Abbott Laboratories

  - Lemery, S.A. de C.V.;          Injectable and oral                Latin America      Oncolytics
    Mexico City, Mexico            pharmaceuticals                    Middle East        Antibiotics
                                   90 products                        Eastern Europe     Critical care
------------------------------------------------------------------------------------------------------------------------

ACTIVE PHARMACEUTICAL INGREDIENTS                                                                                32%

  - SICOR-Societa Italiana         Active pharmaceutical ingredients  North America      Corticosteroids
    Corticosteroidi S.p.A. (Sicor  60 compounds                       European Union     Oncolytics
    S.p.A.); Milan, Italy          Technologies:                      Japan              Hormones
                                   X fermentation                                        Muscle
                                   X chemical synthesis                                  relaxants
                                                                                         Antibiotics

  - Sicor de Mexico S.A. de C.V.;  Active pharmaceutical ingredients  North America      Oncolytics
    Toluca, Mexico                 Six compounds                      European Union     Corticosteroids
                                   Technologies:                      Japan
                                   X chemical synthesis
------------------------------------------------------------------------------------------------------------------------

BIOPHARMACEUTICALS                                                                                              N/A

  - Biotechna U.A.B.;              Recombinant proteins               Asia               Recombinant
    Vilnius, Lithuania             Technologies:                      Eastern Europe     interferon a-2b
                                   X construction of expression                          Recombinant
                                   systems                                               human growth
                                   X biosynthesis in bacteria and                        hormone
                                   mammalian cells
                                   X protein purification
                                   X formulation development



    Since January 1, 1996, we have received 39 ANDA approvals from the FDA, including five approvals in 2001 to date. We currently have 12 ANDAs pending with the FDA. According to IMS Health, the brand name equivalents of the products relating to these pending ANDAs had U.S. market sales of approximately $1.5 billion in 2000.


    Our finished dosage pharmaceutical business markets 39 finished dosage pharmaceutical products, in various dosage forms, for sale in the United States and 90 finished dosage pharmaceutical products, in various dosage forms, for sale in Mexico, Latin America, Eastern Europe and Africa. Our API business manufactures 61 APIs, which are used as raw materials for pharmaceutical products manufactured by us and major pharmaceutical companies. Additionally, with our recent acquisition of Biotechna, a manufacturer of generic biological recombinant protein products, we now market human interferon a-2b and human growth hormone.

    In January 1999, we received an ANDA approval from the FDA for the first generic version of propofol. We have received a U.S. patent for our formulation of propofol and it is currently the only generic propofol on the U.S. market. We sell propofol through an exclusive marketing arrangement with Baxter under the Baxter label. For the fiscal year ended December 31, 2000 and the six-month period ended June 30, 2001, Baxter's sales of our product were approximately $130.0 million and $75.0 million representing 37% and 44% of the total market for propofol, respectively.

OUR COMPETITIVE ADVANTAGES

    We believe that our recent strong financial performance is a result of the following competitive advantages:


    - FOCUS ON THE HIGH MARGIN INJECTABLES MARKET. We have chosen to concentrate our efforts on the development, manufacture and marketing of generic finished dosage injectable pharmaceuticals. We believe that we can achieve higher margins and revenues in the generic finished dosage injectables market than in other generic markets due to the reduced competition resulting from the significant manufacturing and regulatory barriers to entry in that market. We believe these advantages are demonstrated by our success with propofol.



    - RESEARCH AND DEVELOPMENT STRENGTH. Our focus on research and development in the generic finished dosage injectables market has enabled us to file 51 ANDAs since 1996, of which 39 ANDAs have been approved and 12 are currently pending, generating an important stream of new revenue sources. In addition, our API formulation development expertise has enabled us to file 300 drug master files worldwide since 1983.


    - VERTICALLY INTEGRATED STRUCTURE. Our ability to manufacture APIs for use in our finished dosage injectable pharmaceutical products enables us to enhance our profit margins by coordinating our research, development, manufacturing and regulatory efforts and expertise in the development of our finished dosage injectable pharmaceuticals. We believe this structure creates efficiencies that give us a competitive advantage over our competitors who rely on third parties for their API requirements. To date, we have been able to take advantage of this ability in the areas of oncology and anesthetics, where we market 25 products for which we also supply the APIs.

    - STRONG MARKETING CAPABILITIES. Our own U.S. sales force successfully markets and sells 12 products to major group purchasing organizations and hospitals in the United States. We also have marketing alliances with Baxter and Abbott who have extensive networks of relationships in the hospital industry. Through these efforts, we expect to continue to grow our finished dosage injectable pharmaceutical business and successfully compete with brand name pharmaceutical companies.

    - GLOBAL MANUFACTURING CAPABILITIES. We have eight manufacturing facilities worldwide that provide us with the operational flexibility to match our manufacturing cost structure to the applicable regulatory environments and economic markets which those facilities serve.

    - HISTORY OF REGULATORY SUCCESS. We believe that we have a good relationship with regulatory authorities in the markets that we serve. As a result of our research and development capabilities, our track record of success and our knowledge of the regulatory process, we have typically experienced shorter approval times for our ANDA submissions than our competitors. In 2000, we received our ANDA approvals, on average, in
      15.5 months, as compared to the reported industry average for the same year of 18.9 months.

    - EXPERIENCED MANAGEMENT TEAM. We believe that the extensive pharmaceutical industry experience of our management and board is a significant competitive strength that will enable us to execute our corporate strategy.

OUR STRATEGY

    Our goal is to become a leading multinational developer, manufacturer and marketer of finished dosage injectable pharmaceutical and biopharmaceutical products. To achieve this goal, we have implemented the following strategy:

    - CONTINUE TO PURSUE HIGH MARGIN, GENERIC INJECTABLE PRODUCT
      OPPORTUNITIES. We will continue to concentrate our core injectable platform technology and our formulation and delivery system expertise to develop and market generic finished dosage injectables. These products are typically characterized by significant development barriers, difficult raw materials sourcing, complex manufacturing requirements or regulatory barriers to entry, which often result in fewer competitors, better pricing and higher, more sustainable margins.


    - MAINTAIN A STRONG PIPELINE OF REGULATORY FILINGS. We will continue to invest in our product pipeline and are targeting to file ten to 12 ANDAs per year. We have received 39 ANDA approvals since 1996 and currently have 12 ANDAs pending at the FDA. In addition, we have several Paragraph IV ANDAs on file at the FDA, which, if approved, may provide us with first-to-market opportunities that would enable us to capture greater market share and earn more profits than if we subsequently entered the market as one of several generic competitors.



    - BUILD A SUCCESSFUL GENERIC BIOPHARMACEUTICAL BUSINESS. Our biopharmaceutical operations provide us with an established platform for executing our worldwide strategy of manufacturing and marketing biopharmaceutical products to developing nations initially, followed by Western Europe and, eventually, the United States. Our near-term goal is to submit an application for interferon a-2b to the EMEA while maximizing our biopharmaceutical sales in our current markets.


    - CONTINUE TO DEVELOP OUR EXPERTISE IN API AND FINISHED DOSAGE MANUFACTURING. In order to meet the demands of our internal product pipeline and the growing pharmaceuticals market, we intend to continue to improve both our API and finished dosage production capabilities.

    - COMPLEMENT INTERNAL GROWTH WITH STRATEGIC ACQUISITIONS. We intend to continue to pursue acquisitions of products, technologies or businesses to complement our existing generic product lines, diversify our product portfolio to include branded products and leverage our own U.S. sales force and established marketing alliances.


    - CAPITALIZE ON OUR VERTICALLY INTEGRATED STRUCTURE TO DEVELOP AND ATTRACT BRANDED PRODUCT OPPORTUNITIES. We believe innovator companies that lack manufacturing or marketing capabilities will recognize that our ability to develop, manufacture and market pharmaceuticals makes us a highly desirable partner for small molecule and biopharmaceutical companies.


GENERIC PHARMACEUTICAL INDUSTRY OVERVIEW

    According to a recent Reuters report, the global generic pharmaceuticals market was estimated to be approximately $39.5 billion in 2000. The same report indicated that U.S. generic drug sales were approximately $11.2 billion in 1999 and estimated at approximately $12.4 billion in 2000. A recent Reuters report predicts that the global market will grow at an annual rate of between 10 and 15% through 2005, while the U.S. market will exceed $21.0 billion by 2005. A major reason for this growth is the number of patent protected products expected to come off patent by 2005. According to Datamonitor, over $100.0 billion of worldwide patented pharmaceutical revenue in 1999 will be exposed to generic competition by 2005.

    An industry analyst estimates that the U.S. generic injectables market is expected to grow as the patents for injectable pharmaceutical products, representing approximately $4.0 billion of 1999 revenues, are expected to expire by 2005. The generic injectables market has high barriers to entry as injectable products are often more difficult to develop and manufacture than oral products. The generic cancer segment for instance, has only a limited number of competitors as the drugs are often highly toxic, requiring specialized manufacturing facilities and very stringent safety standards. The generic injectables market is also characterized by fewer competitors. For example, in 2000, 14 generic pharmaceutical companies received ANDA approval for enalapril maleate, the oral dosage form of Vasotec-Registered Trademark-, while only four generic companies, including us, received ANDA approval for enalaprilat, the injectable form of Vasotec-Registered Trademark-, which we currently market.


    As a vertically integrated multinational generic pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals, we believe that we are well positioned to take advantage of the opportunities presented by this growing market.

OUR FINISHED DOSAGE INJECTABLE PHARMACEUTICALS BUSINESS

    We have broad capabilities in the development, manufacture and marketing of generic finished dosage injectable pharmaceutical products. Our finished dosage injectable pharmaceutical products are primarily used in hospitals and clinics for critical care/anesthesiology and oncology. Since 1996, we have received 39 ANDA approvals from the FDA. Through our own sales force and our marketing partners, including Baxter and Abbott, we currently market 129 products in the United States, Europe, Latin America and various developing nations. We conduct our finished dosage injectable pharmaceutical business from our facilities in California and Mexico.

    We have sales and distribution agreements with Baxter and Abbott and maintain our own sales force that covers the major hospital and retail pharmacy markets in the United States. As collective purchasing agreements have become increasingly important to healthcare providers as a means to control costs, our sales and marketing team has established relationships with hospital group purchasing organizations, managed care groups and other large healthcare purchasing organizations.

    In the United States, our product development focuses on generic finished dosage injectable pharmaceuticals primarily in the areas of critical care/anesthesiology and oncology. We currently have 12 ANDAs pending with the FDA and approximately 34 generic products in active development. We believe that continued investment in product development will position us for growth over the next five years, when a number of major injectable pharmaceuticals will lose patent protection.

    CRITICAL CARE/ANESTHESIA. We market 12 critical care/anesthesiology finished dosage pharmaceutical products through our exclusive marketing alliance with Baxter where Baxter is our sole distributor for these products in the United States. In addition to propofol, these products include enalaprilat, for the treatment of high blood pressure, and vecuronium, a muscle relaxant used during surgery or before investigational procedures. These products are sold under the Baxter label. Our marketing alliance with Baxter expires in 2005 and cannot be terminated by either party without two years, prior notice. Under the agreement, we sell designated finished dosage pharmaceutical products to Baxter and receive a portion of Baxter's profits from the sale of those products. We plan to continue to expand our own U.S. sales force to market several of our products under development in this area.


    PROPOFOL. Propofol is an intravenous sedative hypnotic agent used for the induction and maintenance of anesthesia or sedation. As compared to general anesthetics which are administered in a gas form and where the recovery times can be unpredictable and lengthy, propofol allows patients to spend less time in recovery and to be released from the surgical facility earlier. Accordingly, it is frequently used for outpatient surgery. Our propofol product is the generic equivalent to AstraZeneca's DIPRIVAN.-Registered Trademark-
DIPRIVAN-Registered Trademark- was approved by the FDA in 1989.

    Shortly after the introduction of AstraZeneca's
DIPRIVAN-Registered Trademark- in 1989, reports of post-operative fevers and infections associated with DIPRIVAN-Registered Trademark- surfaced. These complications were believed to be due to microbial contamination resulting from mishandling of the drug by medical personnel. As a result, currently marketed formulations of propofol contain microbial retardants to prevent such microbial contamination. AstraZeneca's formulation contains disodium edetate while our formulation contains sodium metabisulfite. Because there are patents on these two marketed formulations of propofol, future competitive entries into the propofol market will need to be formulated with an alternative microbial retardant. We believe that the patents on these two marketed formulations of propofol present a significant barrier to entry to potential generic competitors.


    In addition to the formulation barriers to entry, we believe the distribution dynamics of propofol also offer a barrier to entry for potential generic competitors into the propofol market. Pharmaceutical sales to hospitals in the United States occur primarily through three group purchasing organizations, Premier, Novation and AmeriNet. Our marketing partner for propofol, Baxter, is the exclusive supplier of propofol to Premier, while AstraZeneca is the exclusive supplier to Novation.


    According to IMS Health, the total U.S. market, which consists of sales of DIPRIVAN-Registered Trademark- and our propofol generic equivalent, was approximately $339.0 million in 2000. Unit sales of propofol in the United States were 11,800,000 in the first half of 2000 and 12,800,000 in the first half of 2001. For these same periods, industry reports indicate that the total U.S. market for propofol has grown from $175.6 million to $181.7 million. The price of propofol has remained relatively stable since the introduction of our generic formulation.



    Although we have received a U.S. patent for our formulation of propofol, other generic competitors may enter the U.S. market at any time. Our propofol product is being sold in the United States through Baxter under its label. Baxter is the sole distributor for a number of our products in the United States. Baxter sales of our propofol product accounted for approximately 37% and 44% of the total market for propofol for 2000 and the first half of 2001, respectively. Revenues attributable to the Baxter alliance accounted for 21% and 33% of our consolidated revenues during 1999 and 2000, respectively, of which a substantial majority was derived from the sale of propofol.



    ONCOLOGY. Through our collaboration with Abbott, we market oncology products in the United States. This collaboration includes 12 of our currently marketed oncology products and five other oncology products specifically referenced in the agreement that are currently under development. Products sold under this arrangement include cisplatin and doxorubicin, which are oncology products used in the treatment of some forms of cancer. Under this agreement, which runs through December 31, 2005, we develop and manufacture oncology products, and Abbott markets and sells them under our label to hospitals and clinics. Sales of oncology products through Abbott accounted for approximately 10% and 6% of our consolidated revenues during 1999 and 2000, respectively. Oncology products in our pipeline that are not specifically included in the Abbott agreement may be sold by our own sales force.


    INTERNATIONAL FINISHED DOSAGE PHARMACEUTICALS. We also manufacture and sell finished dosage pharmaceuticals through our facilities in Mexico. We market products in a number of therapeutic areas, including products such as epirubicin and paclitaxel for the treatment of various forms of cancer. These products are sold by our own Mexican sales force primarily to the national health programs in Mexico, whose sales accounted for approximately 14%, 11% and 11% of our consolidated net revenue in 1998, 1999 and 2000, respectively. Future business with the government is subject to renewal on an annual basis each October through product bids for the following year. At times, the government may elect to supplement its annual product bid cycle with smaller intra-year bids to address temporary inventory shortages. During election transition years, as was the case in 2000 and 2001, the government renews product bids on a biannual basis during October and April. In 2000, we initiated an effort to expand our private sector sales force in order to reduce our dependence on government sales. Finished dosage pharmaceuticals from our Mexican operations are also sold in certain countries in Central and South America, North Africa, the Middle East and Eastern Europe.

    The following table sets forth key products of our generic finished dosage injectable pharmaceuticals business:


    PRODUCT        BRAND NAME       PRODUCT/PRODUCT CATEGORY       MARKETED BY          MARKETS
-----------------------------------------------------------------------------------------------------
CRITICAL CARE/ANESTHESIOLOGY & OTHER
  Propofol         Diprivan      anesthetic                       Baxter/SICOR     U.S./Latin America
  Enalaprilat      Vasotec       antihypertensive                 Baxter           U.S.
  Haloperidol      Haldol        antipsychotic                    SICOR            U.S.
  Hetastarch       Hespan        blood volume extender            Baxter           U.S.
  Hydralazine      Apresoline    antihypertensive                 SICOR            U.S.
  Levocarnitine    Carnitor      metabolic disorders              SICOR            U.S.
  Vecuronium       Norcuron      muscle relaxant                  Baxter/SICOR     U.S./Latin America
-----------------------------------------------------------------------------------------------------
ONCOLOGY
  Cisplatin        Platinol-AQ   oncolytic                        Abbott/SICOR     U.S./Latin America
  Doxorubicin      Doxil         oncolytic                        Abbott/SICOR     U.S./Latin America
  Leucovorin       Wellcovorin   antidote to certain oncolytics   Abbott/SICOR     U.S./Latin America
  Leuprolide       Lupron        oncolytic                        SICOR            U.S.
                   Injection
  Paclitaxel       Taxol         oncolytic                        SICOR            Latin America


------------------------------


    The brand names listed above in the table and elsewhere in this prospectus are registered trademarks of third parties.


OUR ACTIVE PHARMACEUTICAL INGREDIENTS BUSINESS

    We manufacture 25 APIs for our own use and 36 APIs for sale to other pharmaceutical companies for use in finished dosage pharmaceutical products, including anti-inflammatories, oncolytics, immunosuppressants and muscle relaxants. We produce APIs for oral, pulmonary, intravenous and topical administration, using both chemical synthesis and fermentation in compliance with cGMP.

    We manufacture the API used in the manufacture of cyclosporine, a selective immunosuppressant drug administered to virtually all transplant patients to reduce the risk of severe organ rejection. Patients typically use cyclosporine for the remainder of their lives following organ transplant surgery. We also manufacture the API dexrazoxane, used in the manufacture of a drug with cardioprotective characteristics, that is used to reduce the cardio-toxicity of oncological agents permitting the administration of larger doses. Dexrazoxane is manufactured using a proprietary process covered by patents filed in several countries. We also manufacture the API for various oncological agents, including drugs for testicular and small cell lung cancer, squamous cell carcinomas of head, neck and mouth, drugs for bladder cancer and adenocarcinomas of the stomach and pancreas, Kaposi's sarcoma and adult leukemia. Progestin agents for which we manufacture the API are used for contraceptives and to treat endometrial, breast and uterine cancer. Corticosteroids are used in a variety of anti-inflammatory preparations for the treatment of asthma, allergies and certain dermatological conditions. Non-depolarizing muscle relaxants are used in conjunction with anesthetics during surgery.

    In addition to our production of APIs for generic products, we also provide custom manufactured APIs for a variety of proprietary drug manufacturers. We believe our development and regulatory expertise and our proven manufacturing capabilities make us a preferred API partner for multinational pharmaceutical companies. Our API capabilities have also led to partnership opportunities where we manufacture and market finished dosage pharmaceuticals for our customers in addition to producing the API.

    Our API business is carried out in our facilities in Italy and Mexico. When we needed additional manufacturing capacity, we chose to put our new API facility in Mexico because patent laws that allow products under patent in Europe to be developed in Mexico ahead of the patent expiration improve our ability to introduce new products on a first-to-market basis. Each of our facilities is inspected regularly by the FDA.

    Our Italian operations also supply APIs to our finished dosage manufacturing facilities located in the United States and Mexico, as well as to drug manufacturers located primarily in North America, the European Union and Asia.

    The following table sets forth key products of our API business:

PRODUCT                              PRODUCT CATEGORY            MANUFACTURING LOCATIONS
-------------------------------------------------------------------------------------------
Beclomethasone                 corticosteroid                 Italy/Mexico
Betamethasone                  corticosteroid                 Italy/Mexico
Budesonide                     corticosteroid                 Italy/Mexico
Cyclosporine                   immunosuppressant              Italy
Diflorasone                    corticosteroid                 Italy
Etoposide                      oncolytic                      Italy
Flunisolide                    corticosteriod                 Italy
Megestrol                      progestin                      Mexico
Methylprednisolone             corticosteroid                 Italy
Triamcinolone                  corticosteroid                 Italy

OUR BIOPHARMACEUTICALS BUSINESS

    Our biopharmaceutical operations provide us with an established platform for executing our worldwide strategy of manufacturing and marketing biopharmaceutical products for developing nations initially, followed by Western Europe and, eventually, the United States.

    We began construction of a new finished dosage production facility in Toluca, Mexico, in 2000. We anticipate that this facility will comply with both EMEA and FDA standards when it comes on line in early 2002.


    We also recently acquired Biotechna, a company in Lithuania with state-of-the-art facilities, which develops and manufactures generic recombinant protein products that are sold through agents and distributors. We acquired Biotechna from Bio-Rakepoll N.V., a wholly-owned subsidiary of Rakepoll Finance. Carlo Salvi, Vice Chairman of our board of directors, is indirectly the majority owner of Rakepoll Finance. A committee composed of our independent directors approved the Biotechna acquisition.


    Biotechna's predecessor was established in February 1989 by a team of scientists associated with a Lithuanian state research institute of applied enzymology. With protein development expertise dating back to 1989, Biotechna provides us with the opportunity to enter the field of biotechnology, as it combines scientific proficiency in genetics and molecular biology with practical experience in producing therapeutic proteins on a commercial scale. Our recently completed Biotechna manufacturing facility offers bacterial fermentation and cell culture capabilities, as well as state-of-the-art research and development laboratories. This facility has been constructed in accordance with both EMEA and FDA standards.

    Through Biotechna, we currently sell recombinant human interferon a-2b, or IFN a-2b, and a human growth hormone, or hGH. We currently sell IFN a-2b in Belarus, Korea, Latvia, Lithuania, Pakistan, Russia and the Ukraine and a human growth hormone in Lithuania. We intend to market IFN a-2b in Algeria, Mexico and Southeast Asia in the future and have pending agreements or agreements in place to begin sales of IFN a-2b in Armenia, Azerbaijan, Georgia, Kazakhstan, Turkey and Sri Lanka. Our sales of IFN a-2b and human growth hormone in 2000 were $2.3 million. Our sales of these products for the six months ended June 30, 2001 are estimated to be approximately $1.4 million.


    Our near-term goal is to submit an application for interferon a-2b to the EMEA while maximizing our sales of interferon a-2b in our current markets. Production of interferon for clinical trials, which we expect to begin in the first quarter of 2002, is currently underway and we plan to submit an application for interferon with the EMEA in 2003. We are currently developing several generic equivalents to existing biopharmaceutical products, including granulocyte colony stimulating factor, or G-CSF, erythropoeitin, or EPO, interferon a-2a, or IFN a-2a, and interferon b, or IFN b.


    The following table sets forth our key biopharmaceutical products:

                                                                                    WORLDWIDE INNOVATOR SALES
             PRODUCT                      BRAND NAME           PRODUCT CATEGORY             FOR 2000
-------------------------------------------------------------------------------------------------------------
Interferon a-2b                     Intron A Rebetron       anti-viral, oncolytic         $  1.0 billion

Human growth hormone                Genotropin              hormone                       $  1.4 billion
                                    Norditropin
                                    Nutropin
                                    Saizen
                                    Serostim

RESEARCH AND DEVELOPMENT

    Substantially all of our sales are derived from products which are the result of our own research and development efforts. We believe that our research and development activities have been a principal contributor to our achievements to date and that our future performance will depend, to a significant extent, upon the results of these activities. Accordingly, we are committed to the development of new products. Our research and development team targets to file approximately ten to 12 ANDA submissions annually. As we evolve from a generic pharmaceutical company to a company developing innovative drug delivery and brand name products, we may be required to prepare and submit not only ANDAs but NDAs as well.

    As of August 31, 2001, we had a total of 119 employees dedicated to research and development activities across our worldwide operations. We intend to increase our expenditures for research and development over the next five years in order to meet our goals.

    The following table sets forth our finished dosage injectable pharmaceutical products approved by the FDA, in each of the periods listed:

                                                                                                    2001
      1996              1997                1998               1999              2000          (YEAR TO DATE)
---------------------------------------------------------------------------------------------------------------
Etoposide         Vecuronium          Propofol           Propofol            Daunorubicin    Levocarnitine
Injection,        Bromide for         Injectable         Injectable          Hydrochloride   Injection, USP
Polypropylene     Injection           Emulsion 1%        Emulsion            Injection
Vial (DW)                             w/EDTA - vial      1% w/Sodium
                                      (received          Metabisulfite-
                                      tentative          vial
                                      approval
                                      6/8/98)
---------------------------------------------------------------------------------------------------------------
Fluphenazine      Etoposide           Daunorubicin       Alprostadil         Fluorouracil    Thiotepa
Decanoate         Injection           Hydrochloride      Injection, USP      Injection,      Injection, USP
Injection, USP -                      for Injection,                         USP (polymer)
vial                                  USP
---------------------------------------------------------------------------------------------------------------
                  Atracurium          Dacarbazine for    Haloperidol         Hydralazine     Mesna Injection*
                  Besylate            Injection, USP     Decanoate           Hydrochloride
                  Injection                              Injection           Injection,
                                                                             USP
---------------------------------------------------------------------------------------------------------------
                  Leucovorin          6% Hetastarch in   Daunorubicin        Fluorouracil    Acyclovir
                  Calcium for         0.9% Sodium        Hydrochloride for   Injection,      Injection
                  Injection           Chloride           Injection, USP      USP             (polymer) *
                                      Injection          (S001 new
                                                         strength)
---------------------------------------------------------------------------------------------------------------
                  Acyclovir for       Cytarabine for     Leucovorin          Cisplatin       Haloperidol
                  Injection           Injection, USP     Calcium Injection   Injection       Lactate Injection
---------------------------------------------------------------------------------------------------------------
                  Diltiazem                              Vecuronium          Bleomycin for
                  Hydrochloride                          Bromide for         Injection,
                  Injection                              Injection           USP
---------------------------------------------------------------------------------------------------------------
                  Desmopressin                           Vincristine         Enalaprilat
                  Acetate Injection                      Sulfate             for Injection
                                                         Injection, USP
                                                         (polymer)
---------------------------------------------------------------------------------------------------------------
                  Bumetanide                                                 Propofol
                  Injection, USP                                             Injectable
                                                                             Emulsion 1%
                                                                             w/Sodium
                                                                             Metabisulfite-
                                                                             syringe
---------------------------------------------------------------------------------------------------------------
                  Cimetidine                                                 Dacarbazine
                  Hydrochloride                                              for
                  Injection                                                  Injection,
                                                                             USP (S001,
                                                                             S002 new
                                                                             strength)
---------------------------------------------------------------------------------------------------------------
                  Dipyridamole                                               Leuprolide
                  Injection                                                  Acetate
                                                                             Injection
---------------------------------------------------------------------------------------------------------------

* Not yet marketed.

MANUFACTURING

    Our manufacturing operations are conducted in eight state-of-the-art facilities in California, Italy, Mexico and Lithuania, with the capability to produce either APIs or finished dosage pharmaceuticals. We have a dedicated and experienced workforce as well as facilities that are specifically dedicated to the production of biopharmaceuticals, oncolytics and corticosteroids.

    Our Irvine, California facility provides us with the capability to formulate, fill, label and package finished dosage forms of injectable pharmaceutical products. The facility has a broad filling capability, including the ability to terminally sterilize or aseptically fill syringes and single and multiple dose vials in both glass and plastic. The facility also has the capability to lyophilize, or freeze dry, products. Products from this facility are principally sold in the United States.

    In our Irvine, California facility, we also operate a contract manufacturing business focused on the manufacture of finished dosage injectable products for biotechnology and pharmaceutical companies. This business offers a range of manufacturing services, including formulation development and optimization, analytical methods development and validation, regulatory support and finished dosage manufacturing on both pilot and commercial scales. Revenues from our contract manufacturing business accounted for approximately 8%, 5% and 4% of our consolidated revenues in 1998, 1999 and 2000, respectively.

    Our Mexican finished dosage pharmaceutical operations are located in Mexico City. Our wholly-owned subsidiary, Lemery, produces drugs in finished dosage form, including injectable oncolytic agents and critical care products. These products are sold in Mexico and exported to countries in Central and South America, the Middle East and Eastern Europe.

    The majority of our API production is carried out at three manufacturing sites in Italy. The manufacturing facilities are located near Milan and are regularly inspected by the FDA. Sicor S.p.A. is a major producer of oncolytic agents, steroids and certain other products in bulk drug form. These products are manufactured through fermentation or chemical synthesis processes. These facilities supply specialty bulk drug substances to our finished dosage pharmaceutical facilities in Irvine, California and Mexico City, Mexico as well as other drug manufacturers around the world.

    Our Mexican API operation is located in Toluca, near Mexico City, and produces principally steroid products for export to various countries. We recently expanded this cGMP compliant facility to produce oncolytic agents. Lemery is using production from this new facility to replace certain existing third party suppliers.

    Our biopharmaceutical operations are conducted in Vilnius, Lithuania and in Toluca, Mexico. We recently completed the construction of a research and development center and state-of-the-art protein manufacturing facility in Vilnius that has the capability to produce IFN a-2b and human growth hormone, as well as other biotherapeutics. This facility will produce proteins by biosynthesis in bacteria, yeast and mammalian cells. The new facility was designed and built according to the FDA's cGMP. Our second manufacturing facility in Vilnius, which is compliant with the GMP requirements of the World Health Organization, is used for the manufacturing of IFN a-2b and human growth hormone, process development and scale-up work. Our finished dosage biopharmaceutical manufacturing facility in Toluca, Mexico is designed to meet the regulatory requirements of the United States and the European Union and is expected to come on line in the first quarter of 2002.

    Each of our manufacturing facilities is maintained in accordance with applicable regulatory agency standards. We consider our manufacturing facilities to be key strategic assets to us. We believe that we have adequate manufacturing capacity to meet the current and planned future sales demand for our products.

FACILITIES

    Our corporate headquarters are located in Irvine, California. We maintain manufacturing facilities, research and development facilities, offices, warehouses and distribution centers in the United States, Italy, Mexico and Lithuania. We also maintain a research and development facility and offices in

Switzerland. None of the leases is financially material to us. The following table presents the principal facilities owned or leased by us and indicates the location and type of each of the facilities.


LOCATION                            SQUARE FOOTAGE    STATUS                     DESCRIPTION
--------------------------------------------------------------------------------------------------------------
UNITED STATES
Irvine, California                     292,570       Leased     Manufacturing, R&D, warehouse, office
San Diego, California                  150,000       Leased     Sub-leased to third-party tenants
--------------------------------------------------------------------------------------------------------------
ITALY
Rho                                     83,390       Owned      Manufacturing, R&D, warehouse, office
Santhia                                175,500       Owned      Manufacturing, R&D, warehouse
Corana                                  83,400       Owned      Manufacturing, R&D, warehouse, office
Milan                                    2,200       Leased     Office
--------------------------------------------------------------------------------------------------------------
MEXICO
Mexico City                             73,200       Owned      Manufacturing, R&D, warehouse, office
Mexico City                             12,180       Owned      Office
Toluca                                  35,150       Owned      Manufacturing, R&D, warehouse, office
Toluca                                  39,030       Owned      Manufacturing (finished dosage
                                                                biopharmaceuticals)
Mexico City                             24,760       Leased     R&D, warehouse
--------------------------------------------------------------------------------------------------------------
LITHUANIA
Vilnius                                 61,800       Owned      Manufacturing, R&D, warehouse, office
Vilnius                                 37,700       Owned      Protein manufacturing, R&D, warehouse, office
--------------------------------------------------------------------------------------------------------------
SWITZERLAND
Vacallo                                  9,330       Leased     R&D
Lugano                                   1,040       Leased     Office


PATENTS, TRADEMARKS AND TRADE SECRETS

    Our policy is to protect our technology by, among other things, filing patent applications for technology that we consider important to the development of our business. We intend to file additional patent applications, when appropriate, relating to improvements in our technology and other specific products that we develop. We also rely on trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position.

    As an example of this strategy, in January 1999, we received an ANDA approval from the FDA for the first generic version of propofol and in November 2000, we received a U.S. patent from the U.S. Patent and Trademark Office for our propofol formulation.

    Competitors may have filed patent applications for, or may obtain patents and proprietary rights relating to, products or processes competitive with our products or processes. Accordingly, there can be no assurance that our patent applications will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology; nor can there be any assurance that any patents issued to us will not be infringed or circumvented by others, or that others will not obtain patents that we would need to license or circumvent. There can be no assurance that licenses that might be required for our processes or products would be available on reasonable terms. If we do not obtain these licenses, product introductions could be delayed or foreclosed. In addition, there can be no assurance that our patents, if issued, would be held valid by a court. Litigation to defend against or assert claims of infringement or otherwise related to proprietary rights could result in substantial costs to us.

    We also rely upon unpatented trade secrets, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose our technology. There can be no assurance that we can meaningfully protect our rights to our unpatented trade secrets.

COMPETITION

    Significant competition exists in our industry. Our competitors include Abbott Laboratories, F.H. Faulding & Co. Ltd., American Regent, a subsidiary of Luitpold Inc., Bedford Laboratories, a division of Boehringer Ingelheim Corp., Elkins-Sinn, a division of American Home Products Corp., American Pharmaceutical Products, Schein Pharmaceutical, Inc., a subsidiary of Watson
Pharmaceuticals, Inc., Pharmacia, Inc., Bristol-Myers Squibb Co., AstraZeneca, Novartis, Schering-Plough, DuPont Pharmaceuticals, GlaxoSmithKline and Teva Pharmaceuticals U.S.A. Many of these companies have been in business for a longer period of time, have a greater number of products on the market and have substantially greater resources than us.

    Manufacturers of off-patent brand name products may reduce prices in order to keep their brand name products competitive with equivalent products. Additionally, manufacturers of off-patent brand name products create generic subsidiaries, purchase generic companies or license their products prior to or as relevant patents expire. No further regulatory approvals are required for a brand manufacturer to sell its pharmaceutical products directly or through a third party to the generic market, nor do these manufacturers face any other significant barriers to entry into that particular market.

    We believe that price and quality are the most significant competitive factors in the industry as the number of manufacturers of a particular product increases. Various other competitive factors affecting the marketing of pharmaceutical products include:

    - innovation and development;

    - timing (the ability to produce generic versions of brand name drugs promptly after the patent protection for the brand name drug expires);

    - product cost;

    - maintenance of sufficient inventories for timely deliveries;

    - breadth of product line;

    - reputation;

    - distribution capabilities; and

    - customer service.

    Many brand name drug companies are pursuing tactics to prevent or delay the introduction of generic competition. These tactics include:

    - initiating legal action that automatically delays approval of generic products, the approval of which requires certifications that the brand name drug's patents are invalid or unenforceable;

    - attempting to establish regulatory and legal obstacles making it more difficult to demonstrate the bioequivalence of generic products;

    - instituting legislative efforts in various states to circumscribe the substitution of generic forms of certain types of brand pharmaceuticals;

    - receiving extensions of market exclusivity by conducting trials of brand name drugs in pediatric populations;

    - obtaining FDA approval for a rare disease or condition and, therefore, obtaining seven years of exclusivity for a specific indication; and

    - influencing the FDA to withdraw the approval of brand name drugs, the patents for which are about to expire.

    We began to market our propofol product in the United States in 1999. While no other company has introduced its own generic equivalent since then, additional competitors can be expected to enter the market at any time. However, we believe that the difficulty presented by formulating propofol with an appropriate microbial retardant may delay the entry of such competition and that, once their formulations have been introduced, they may be less desirable than ours. For example, one competitor has received a patent on a formulation of propofol with a benzyl alcohol/sodium benzoate microbial retardant, but the FDA has expressed concerns as to the safety of this formulation for use with children. Hospitals may be less likely to stock both our formulation and this competitor's formulation of propofol due to the risk that the benzyl alcohol/sodium benzoate formulation would accidentally be administered to a child. Another competitor has received a patent on its formulation using tromethamine as a microbial retardant, but we believe that the high pH of this formulation may make it unstable and therefore less safe than our formulation. In addition to competitors working on formulations of propofol, non-propofol injectable general anesthetics could compete with our propofol product in the future.

GOVERNMENT REGULATION

    In the United States, we are subject to extensive, complicated and evolving regulation by the federal government, principally the FDA, and to a lesser extent, by the U.S. Drug Enforcement Administration and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other federal government statutes and regulations govern or influence the testing, manufacturing, packaging, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. We are also subject to extensive industry regulation in other jurisdictions, including the European Union, and may be subject to future legislative and other regulatory developments concerning our products and the healthcare field generally.

    In the United States, the FDA requires comprehensive testing of new pharmaceutical products to indicate that these products are both safe and effective in treating the indications for which approval is sought. Testing in humans cannot be initiated until an Investigational New Drug exemption has been granted by the FDA. Generally, NDAs are filed for newly developed branded products or for a new dosage form of previously approved drugs.

    FDA approval is also required before a generic equivalent or a new dosage form of an existing drug can be marketed. If a drug has been previously approved by the FDA, an ANDA is available for the generic equivalent. When processing an ANDA, the FDA waives the requirement of conducting complete clinical studies, although it normally requires bioavailability or bioequivalence studies. "Bioavailability" indicates the rate and extent of absorption and levels of concentration of a drug product in the blood stream needed to produce a therapeutic effect. "Bioequivalence" compares the bioavailability of one drug product with another, and when established, indicates that the rate of absorption and levels of concentration of a generic drug in the body are the same as the previously approved drug. As compared to an NDA, an ANDA typically involves reduced research and development costs. However, there can be no assurance that any of these applications will be approved. Furthermore, the suppliers of raw materials also must be approved by the FDA. The NDA and ANDA approval process generally takes a number of years and involve the expenditure of substantial resources. Delays in the review process or failure to obtain approval of certain ANDAs or suppliers could have a material adverse effect on us.

    The first generic manufacturer to file an ANDA with a Paragraph IV certification for a generic equivalent to a brand name product may be entitled to a 180-day period of marketing exclusivity under the Hatch/Waxman Act. A Paragraph IV certification asserts that the patent for the brand name product is invalid, unenforceable or not infringed. During this 180-day exclusivity period, the FDA cannot give final approval to any other generic equivalent. If we are unable to file the first ANDA with a Paragraph IV certification for a generic equivalent, our generic product may be kept off the market for 180 days after the first commercial launch of a competitor's generic product. This is important because the first generic equivalent on the market is generally able to capture a significant market share.

    Prior to receiving FDA approval, we may face lawsuits relating to intellectual property rights. While these suits, instituted by brand name pharmaceutical companies, rarely result in findings of infringement or monetary settlements, they significantly delay the FDA approval process. We expect the brand name pharmaceutical companies to continue these tactics since it is a very cost effective way to delay generic competition and the subsequent cost savings for the consumer. As a result, generic drug manufacturers, including us, are often involved in lengthy, expensive patent litigation against brand name drug companies that have considerably greater resources and that are typically inclined to actively pursue patent litigation in an effort to protect their franchises.

    On an ongoing basis, the FDA reviews the safety and efficacy of marketed pharmaceutical products and monitors labeling, advertising and other matters related to the promotion of these products. Our facilities, procedures and operations and testing of our products are subject to periodic inspection by the FDA, the Drug Enforcement Administration and other authorities. Additionally, the FDA conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes are in compliance with cGMP and other FDA regulations. The FDA may withhold approval of NDAs, ANDAs or other product applications of a facility if the facility is found to be deficient. Some of our vendors are subject to comparable regulations and inspections.

    If we fail to comply with FDA and other governmental regulations it could result in fines, compliance expenditures, total or partial suspension of production and distribution, recall or seizure of products, suspension of the FDA's review of NDAs, ANDAs or other product applications, enforcement actions, injunctions and criminal prosecution. The FDA has the authority, under certain circumstances, to rescind previously issued drug approvals.

    In connection with our activities outside the United States, we are also subject to regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of our products, which requirements vary from country to country. Whether or not FDA approval has been obtained for a product, approval of the product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. No assurance can be given that clinical studies conducted outside of any country will be accepted by that country, and the approval of any pharmaceutical or diagnostic product in one country does not assure that that product will be approved in another country.

EMPLOYEES

    As of June 30, 2001, we employed 1,750 individuals worldwide, of which 598, 319, 824 and 9 individuals were employed in the United States, Italy, Mexico and Switzerland, respectively. In addition, we have added 126 employees through our purchase of Biotechna on July 25, 2001. As is customary in Italy and Mexico, unions represent most of these employees. We have not experienced any significant labor disputes in recent years. We consider our employee relations to be good.

LEGAL PROCEEDINGS

    Certain federal and state governmental agencies, including the U.S. Department of Justice and the U.S. Department of Health and Human Services, have been investigating issues surrounding pricing information reported by drug manufacturers, including us, and used in the calculation of reimbursements under the Medicaid program administered jointly by the federal government and the states. We have supplied and are continuing to supply documents in connection with these investigations and have had discussions with representatives of the federal and state governments. We have established a total reserve of $4.0 million, which represents our estimate of costs that will be incurred in connection with the defense of this matter. Actual costs to be incurred may vary from the amount estimated. There can be no assurance that these investigations will not result in changes to our pricing policies or other actions that might have a material adverse effect on us. We are also a defendant in various actions, claims and legal proceedings arising from our normal business operations. We believe we have meritorious defenses and intend to vigorously defend against all allegations and claims. In our opinion, liabilities arising from such matters, if any, will not have a material adverse effect on our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    Our directors and executive officers as of September 10, 2001 are as follows:



NAME                                          AGE      POSITION
----                                        --------   --------
Marvin Samson.............................     60      President and Chief Executive Officer and
                                                       Director
Frank C. Becker...........................     65      Executive Vice President and Chief
                                                       Operating Officer and Director
Michael D. Cannon.........................     56      Executive Vice President and President of
                                                       Biotechnology Division and Director
Gianpaolo Colla...........................     63      Executive Vice President, Italian
                                                       Operations and Director
John W. Sayward...........................     50      Executive Vice President, Finance, Chief
                                                       Financial Officer and Treasurer and
                                                       Director
Armand J. LeBlanc.........................     58      Senior Vice President, Corporate
                                                       Scientific Affairs
Wesley N. Fach............................     49      Vice President, Senior Legal Counsel and
                                                       Secretary
David C. Dreyer...........................     44      Vice President, Chief Accounting Officer
                                                       and Corporate Controller
Donald E. Panoz...........................     66      Chairman of the Board
Carlo Salvi...............................     64      Vice Chairman of the Board
Lee Burg..................................     60      Director
Herbert J. Conrad.........................     68      Director
Carlo Ruggeri.............................     52      Director



    MARVIN SAMSON. Mr. Samson was named President and Chief Executive Officer in September 2001, and has been one of our directors since September 2000. He is the founder and Chief Executive Officer of Samson Medical Technologies, L.L.C., a privately held company providing hospital and alternative site pharmacists with injectable drug delivery systems and programs. He was a founder, President and Chief Executive Officer of Elkins-Sinn, Inc., now ESI-Lederle, and Marsam Pharmaceuticals, Inc. Mr. Samson has served as the Chairman of the Generic Pharmaceutical Industry Association from March 1997 to June 2000. In addition, Mr. Samson is the holder of five U.S. patents pertaining to pharmaceutical manufacturing and has served on the boards of several pharmaceutical companies.


    FRANK C. BECKER. Mr. Becker has been one of our directors since June 1998 and was appointed our Executive Vice President and Chief Operating Officer in June 1999. He retired as Vice President, Chemical Research and Development for Abbott Laboratories, a healthcare products and services company, in December 1997. Mr. Becker joined Abbott Laboratories in 1959. In January 1998, Mr. Becker formed Greenfield Chemicals Inc., an outsourcing and consulting company supporting the pharmaceutical industry.

    MICHAEL D. CANNON. Mr. Cannon has been one of our directors and our Executive Vice President since February 1997. Mr. Cannon was named President of our Biotechnology Division in April 2000, and previously served as our Chief Scientific Officer. Prior to joining us, Mr. Cannon was a member of the board of directors of Sicor S.p.A., where he worked since the company's founding in 1983, and Director of Business Development of Alco Chemicals Ltd. in Lugano, Switzerland since 1986. From 1970 to 1982, Mr. Cannon worked at SIRS S.p.A., a manufacturer of bulk corticosteroids in Milan, Italy in a variety of technical positions.

    GIANPAOLO COLLA. Dr. Colla has been one of our directors and our Executive Vice President, Italian Operations since March 1999. In June 1999, Dr. Colla was named Chairman of the Board of Sicor S.p.A. He has served as Managing Director of Sicor S.p.A. and as a member of its board of directors since 1996, as well as in various management capacities with Sicor S.p.A. since its founding in 1983. From 1983 to 1994, Dr. Colla also collaborated with the Elemond Group, a publishing company, as Strategic Operating Planning Coordinator, and prior to this period he was Director of Mergers and Acquisitions with Fides (now KPMG
LLP) from 1982 through 1983. Dr. Colla continues to serve as member of the Statutory Audit Board for several significant Italian companies. He is a Registered Statutory Auditor in Italy and graduated from Milan's Catholic University with a degree in economics and business sciences.

    JOHN W. SAYWARD.  Mr. Sayward has been one of our directors since
June 1998. He joined us in 1992 and was named Vice President, Finance, Chief Financial Officer and Treasurer in February 1997 and Executive Vice President in August 1998. Prior to that, he was our Division Vice President, Finance, Corporate Controller and Chief Financial Officer of Gensia Sicor Pharmaceuticals, Inc. From 1975 to 1992, Mr. Sayward was employed in a wide variety of financial and accounting positions at Baxter Healthcare Corporation, serving as Vice President of Finance and Business Development, I.V. Systems Division from 1988 to 1992. From 1986 to 1988, he was Vice President and Controller, Dade Diagnostics Division of Baxter. Mr. Sayward served in a number of financial management positions at Baxter and American Hospital Supply from 1975 to 1986. He received his master of management degree from the Northwestern Kellogg School of Management.

    ARMAND J. LEBLANC. Mr. LeBlanc joined us as Vice President, Scientific Affairs, Gensia Sicor Pharmaceuticals in January 1996. He was appointed Senior Vice President, Corporate Scientific Affairs in June 1999. Prior to joining us, Mr. LeBlanc was Vice President, Quality Assurance/Quality Control at Fujisawa USA, Inc. from 1993 to 1996. From 1976 to 1993, he was employed in various management capacities in Quality Assurance/Quality Control for Lorex Pharmaceuticals, G.D. Searle & Co., Millipore Corporation and
Mallinckrodt, Inc. Prior to being employed in the pharmaceutical industry, Mr. LeBlanc was employed as a microbiologist with the FDA from 1966 to 1976. He received his master of science degree from Georgia Institute of Technology.

    WESLEY N. FACH.  Mr. Fach joined us as Assistant General Counsel in
January 1992 and was named Secretary in January 1993. He was appointed Vice President and Senior Legal Counsel in July 1997. Prior to joining us, Mr. Fach was legal counsel to Marrow-Tech Incorporated (now named Advanced Tissue Sciences, Inc.) from 1990 to 1992. From 1984 to 1990 he was General Counsel of IMED Corporation and from 1986 to 1990 he was Assistant General Counsel of its parent company, Fisher Scientific Group Inc. Mr. Fach received his juris doctor degree from Columbia University.

    DAVID C. DREYER. Mr. Dreyer joined us as Vice President, Corporate Controller in August 1997 and was appointed Chief Accounting Officer in
April 2000. Prior to joining us, Mr. Dreyer was Finance Director for Athena Neurosciences from 1995 to 1997, which was acquired by Elan Pharmaceuticals in 1996. From 1986 to 1995, he was employed at Syntex Corporation as Controller of the Diagnostics Division, as well as in various other management positions in Syntex's U.S. and international pharmaceutical divisions. From 1983 to 1986, Mr. Dreyer was a practicing CPA with Arthur Andersen and Company in San Francisco. Mr. Dreyer received his bachelor of science degree in accounting from Golden Gate University in San Francisco, and is a CPA in the state of California.

    DONALD E. PANOZ. Mr. Panoz has been Chairman of our board of directors since February 1997 and served as our Chief Executive Officer from November 1997 to August 1998. Mr. Panoz was a founder and principal shareholder of Elan Corporation, plc and was Elan's Chairman of the Board from 1970 to December 1996. Until January 1995, he held the position of Chief Executive Officer of Elan. Mr. Panoz was a founder of Mylan Laboratories and served as its President from 1960 to 1969.

Mr. Panoz is executive Chairman of Fountainhead Holdings Ltd., an investment holding company, and of Fountainhead Development Corp., Inc., its principal U.S. operating subsidiary.


    CARLO SALVI. Mr. Salvi has been one of our directors since February 1997 and was named Vice Chairman of our board of directors in September 2001. He has served as our President and Chief Executive Officer from August 1998 to September 2001 and as our Executive Vice President from November 1997 to
August 1998. Additionally, from February 1997 to June 1999, Mr. Salvi served as a Chairman of the board of directors of Sicor S.p.A. In June 1999, Mr. Salvi was named Vice President of Sicor S.p.A. From September 1995 to February 1997,
Mr. Salvi was a consultant to Alco Chemicals Ltd., Swiss Branch (Alco) in Lugano, Switzerland, which acts as an agent and distributor of certain Sicor S.p.A. products. From 1986 to September 1995, he was General Manager of Alco.


    LEE BURG. Mr. Burg was elected to our board of directors in May 2001. He served as General Manager of Apothecon, a wholly-owned subsidiary of Bristol-Myers Squibb from June 1990 to March 1997. Prior to joining Apothecon, Mr. Burg was responsible for the Managed Care Division at E.R. Squibb & Sons. Mr. Burg has spent over 25 years in various senior level positions in sales and marketing in a number of pharmaceutical companies. Mr. Burg has a bachelor of science degree in chemistry and biology from Tarkio College.

    HERBERT J. CONRAD. Mr. Conrad has been one of our directors since September 1993. From April 1988 to August 1993, Mr. Conrad was President of the Pharmaceuticals Division and Senior Vice President of Hoffmann-La Roche Inc. Mr. Conrad was a member of the board of directors of Hoffmann-La Roche and a member of its Executive Committee from December 1981 through August 1993.
Mr. Conrad joined Hoffmann-La Roche in 1960 and held various positions over the years including Senior Vice President of the Pharmaceuticals Division, Chairman of the Board of Medi-Physics, Inc. and Vice President, Public Affairs and Planning Division. Mr. Conrad is a director of Biotechnology General Corp. and UROCOR, Inc., and Chairman of GenVec, Inc.

    CARLO RUGGERI. Mr. Ruggeri has been one of our directors since March 1999. He served as President of Elan Pharma Inc., a subsidiary of Elan, from January 1992 to June 1997. Between 1988 and 1991, he was Chairman and Chief Executive Officer of Vega Biomedical Corp., a medical diagnostics company, and was Vice President of Sclavo, a medical diagnostics company, from January 1986 to December 1987. Prior thereto, from 1979, Mr. Ruggeri held various senior positions in sales and marketing in the U.S. diagnostics industry.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


    In July 2001, we acquired all of the outstanding stock of Gatio Investments, a holding company that is the sole owner of Biotechna, in exchange for 1,500,000 shares of our common stock. Furthermore, we expect to issue warrants to purchase 150,000 shares of our common stock at $3.50 per share in connection with the purchase. We acquired Biotechna from Bio-Rakepoll, a wholly-owned subsidiary of Rakepoll Finance. Mr. Salvi, Vice Chairman of our board of directors, is indirectly the majority owner of Rakepoll Finance. A committee comprised of our independent directors approved the Biotechna acquisition.


    Pursuant to a shareholder's agreement, Rakepoll Finance, an entity controlled by Mr. Salvi, is entitled to nominate up to three of our directors, who in turn are entitled to nominate, jointly with two of our executive officer directors, five additional directors. The consent of the Rakepoll Finance nominated directors is required for us to take certain actions, such as a merger or sale of all or substantially all of our business or assets and certain issuances of securities. As a result of his ownership of our common stock, Mr. Salvi may be able to control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.


    In May 2001, we entered into a three-year consulting agreement with Mr. Samson, now our President and Chief Executive Officer. In exchange for services to be provided to us by Mr. Samson, we have issued to him options to purchase 250,000 shares of common stock at an exercise price of $10.12 per share, 50% of which vested on the day the agreement was executed and the remainder of which will vest in three equal installments on each annual anniversary of the date of execution.


    Alco Chemicals Ltd., an affiliate of Rakepoll Finance and wholly-owned by Mr. Salvi, performs certain services relating to sales of certain bulk pharmaceutical products produced by some of our subsidiaries in exchange for a commission of 4% of sales. We and Alco jointly determine, from time to time, those bulk pharmaceutical products for which Alco will perform such services. In 2000, we recognized approximately $2.3 million of commission expense relating to Alco.


    We are party to a consulting agreement with Greenfield Chemical, Inc.
Mr. Becker, our Chief Operating Officer and one of our directors, owns substantially all the capital stock of Greenfield. In addition, in 2000 and July 2001, we entered into agreements with Newport Strategies Inc., a consulting and marketing research firm, for the licensing of certain software and the performance of certain market research services, pursuant to which Newport received an aggregate of $127,000. Mr. Becker serves as a director of Newport.



    In May 2000, FFT Partners I, L.P. and Affiliates, affiliates of one of our former directors, Carlos A. Ferrer, converted its convertible notes into 5,291,005 shares of our common stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of our common stock as of August 31, 2001, as adjusted to reflect the sale of the common stock offered by this prospectus, by the following:

    - each of our directors and executive officers;

    - all of our directors and executive officers as a group;

    - each person or entity who is known by us to beneficially own more than 5% of our common stock; and


    - the selling stockholder, Rakepoll Finance.



                                             SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                 OWNED PRIOR                            OWNED AFTER
                                               TO THE OFFERING      SHARES TO BE       THE OFFERING
                                            ---------------------   SOLD IN THIS   ---------------------
                                              NUMBER     PERCENT      OFFERING       NUMBER     PERCENT
                                            ----------   --------   ------------   ----------   --------
Rakepoll Finance N.V.(1)..................  31,000,000     30.3%     10,000,000    21,000,000     18.7%
Citigroup Inc.(2).........................  14,826,174     14.5%             --    14,826,174     13.2%
Luigi Ratti(3)............................   8,088,000      7.9%             --     7,513,000      7.2%
Stamford Investments Ltd.(4)..............   6,325,000      6.2%             --     5,750,000      5.6%
Frank C. Becker(5)........................     146,738        *              --       146,738        *
Lee Burg..................................       3,114        *              --         3,114        *
Michael D. Cannon(5)......................     153,717        *              --       153,717        *
Herbert J. Conrad(5)......................      86,000        *              --        86,000        *
Gianpaolo Colla(5)........................      42,659        *              --        42,659        *
Donald E. Panoz(5)(6).....................     755,747        *              --       755,747        *
Carlo Ruggeri(5)(7).......................      46,993        *              --        46,993        *
Carlo Salvi(5)(6)(8)......................  35,196,043     34.2%     10,000,000    25,196,043     22.3%
Marvin Samson(5)(6).......................     243,634        *              --       243,634        *
John W. Sayward(5)(6).....................     164,446        *              --       164,446        *
All Directors and Executive Officers as a
  group (12 persons)(9)...................  37,040,865     35.5%     10,000,000    27,040,865     23.7%


------------------------

*   Less than 1 percent.


(1) Rakepoll Finance is a majority-owned direct subsidiary of Korbona
    Industries Ltd., which is wholly owned by Mr. Salvi. The 31,000,000 shares are included in calculating the 35,196,043 shares owned by Mr. Salvi. Rakepoll Finance has agreed to sell up to 1,500,000 shares in connection with the exercise of its overallotment option. If this option were exercised in full, Rakepoll Finance would beneficially own 19,500,000 shares, or 17.2%, of our common stock after this offering. The address of Rakepoll Finance is 14 J.B. Gorsiraweg, Curacao, Netherlands Antilles.


(2) Based on its Schedule 13F dated June 30, 2001, wherein Citigroup Inc. reported the beneficial ownership of 14,826,174 shares of common stock. The
    Schedule 13F states that the shares are owned by subsidiaries of Citigroup and that Citigroup has shared power to vote or direct the vote or the disposition of all 14,826,174 shares. The address for Citigroup is 399 Park Avenue, New York, New York 10043.


(3) Includes the 5,750,000 shares and warrants to acquire up to 575,000 shares, currently or within 60 days of August 31, 2001, held by Stamford Investments Ltd. Based on Mr. Ratti's Schedule 13G dated February 14, 2000 and our records. The address for Luigi Ratti is 30 via Riva Paradiso, 6902 Lugano (CH), Switzerland.

(4) Includes 575,000 shares which may be acquired currently or within 60 days of August 31, 2001 through the exercise of warrants. Based on its Schedule 13G dated February 14, 2000 and our records. The address for Stamford Investments Ltd. is c/o Dr. Luigi Zanetti, Soparfid Fiduciaria SA, via Balestra, 27, 6901 Lugano (CH), Switzerland.


(5) The amounts shown include shares which may be acquired currently or within 60 days after August 31, 2001, through exercise of options as follows:
    Mr. Becker, 127,738 shares; Mr. Burg, 3,114 shares; Mr. Cannon, 153,717 shares; Mr. Conrad, 86,000 shares; Dr. Colla, 42,659 shares; Mr. Panoz, 500,000 shares; Mr. Ruggeri, 31,393 shares; Mr. Salvi, 160,335 shares;
    Mr. Samson, 132,016 shares; and Mr. Sayward, 128,712 shares.

(6) The amounts shown include shares which may be acquired currently or within 60 days of August 31, 2001, through the exercise of warrants as follows:
    Mr. Panoz, 31,915 shares; Mr. Salvi, 470,236 shares; Mr. Sayward, 5,000 shares; and Mr. Samson, 85,118 shares.

(7) Includes 15,600 shares held in the Ruggeri Family Trust.

(8) Includes 31,000,000 shares owned by Rakepoll Finance; includes 575,000 shares owned by Nora Real Estate S.A. and 50,000 shares owned by Alco. Rakepoll Finance has agreed to sell up to 1,500,000 shares in connection with the exercise by the underwriters of their overallotment option. If this option were exercised in full, Mr. Salvi would beneficially own
    23,696,043 shares, or 20.7%, of our common stock after the offering.

(9) Includes 2,136,248 shares which may be acquired currently or within 60 days of August 31, 2001 pursuant to the exercise of options and warrants. Also includes 15,600 shares held by trusts for the benefit of family members of directors and officers as to which such directors and officers have voting and investment power. Rakepoll Finance has agreed to sell up to 1,500,000 shares in connection with the exercise by the underwriters of their overallotment option. If this option were exercised in full, all our directors and executive officers as a group would beneficially own 25,540,865 shares, or 22.2%, of our common stock after this offering.


    Beneficial ownership is determined in accordance with the rules of the SEC. For purposes of calculating the number of shares and the percentage beneficially owned by a person or entity, shares of common stock issuable by us to that person or entity pursuant to options which may be exercised within 60 days after August 31, 2001 are deemed to be beneficially owned and outstanding. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares which that person or entity has the right to acquire on or before October 30, 2001 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated and subject to community property laws, we believe each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.

                          DESCRIPTION OF CAPITAL STOCK


    Our authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.


COMMON STOCK

    As of June 30, 2001, there were 100,700,055 shares of common stock outstanding held by approximately 671 stockholders of record. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our Restated Certificate of Incorporation, as amended, does not provide for cumulative voting. Subject to preferences that may be applicable to any then outstanding preferred stock, including the $3.75 convertible exchangeable preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of SICOR, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no redemption, conversion or preemptive rights. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK


    Under our Restated Certificate of Incorporation, we have authority to issue 5,000,000 shares of preferred stock, in one or more series, without stockholder approval, with such designations, powers and preferences, and qualifications or limitations or restrictions that may be determined by the board of directors. We issued 1,600,000 shares of $3.75 convertible exchangeable preferred stock in a private offering in February 1993 to institutional investors. Our board of directors may authorize, without shareholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. Preferred stock could thus be issued quickly with terms designed to delay or prevent a change in control or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of our common stock.


    Holders of the convertible preferred stock are entitled to receive, when, as and if declared by the board of directors, an annual cash dividend at an annual rate equal to not less than $3.75 per share of convertible preferred stock, payable in quarterly installments on March 1, June 1, September 1 and December 1, commencing June 1, 1993 (and in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the board of directors). If dividends are not paid in full upon the convertible preferred stock, all dividends declared upon shares of convertible preferred stock will be declared pro rata. Except as set forth above, unless full cumulative dividends on the convertible preferred stock have been paid and funds set aside, dividends (other than dividends paid solely in common stock, other stock ranking junior as to dividends to the convertible preferred stock and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the common stock nor may any common stock, be redeemed, purchased or otherwise acquired for any consideration (except for repurchases from employees and consultants).


    The convertible preferred stock is convertible at the option of the holder at any time into shares of our common stock at a conversion price that is subject to adjustment upon certain events. The current conversion price is $27.60. In the event of any liquidation, dissolution or winding up, the holders of shares of convertible preferred stock are entitled to receive distributions in the amount of $50.00 per share of convertible preferred stock plus accrued and unpaid dividends. Convertible preferred stock holders are entitled to distribution before any distribution of assets is made to holders of common stock. If upon a liquidation, dissolution or winding up, the amounts payable to the convertible preferred stock holders will reflect that the holders share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.


    The shares of convertible preferred stock have been redeemable at our option, in whole or in part, at any time since March 6, 1996. The redemption prices for the period on or after March 1, 2001 but before March 1, 2002, and the period on or after March 1, 2002 are $50.42 and $50.00, respectively. The convertible preferred stock is also exchangeable in whole, but not in part, at our option, for debentures on any dividend payment beginning on March 1, 1996 at the rate of $50.00 principal amount debentures for each share of convertible preferred stock outstanding at the time of exchange.


    Holders of convertible preferred stock have no voting rights. Notwithstanding the foregoing, if at any time the equivalent of six quarterly dividends payable on the convertible preferred stock are accrued and unpaid, the number of our directors will be increased by two and the holders of all outstanding shares of convertible preferred stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all dividends that were accrued and unpaid have been paid or declared and funds set aside to provide for payment in full.


WARRANTS

    As of June 30, 2001, warrants to purchase an aggregate of 2,154,518 shares of our common stock were outstanding at a weighted average exercise price of $6.19 per share. These warrants contain provisions which adjust the exercise price and the aggregate number of shares that may be issued upon exercise of the warrant if a stock dividend, stock split, reorganization, reclassification or consolidation occurs.

STOCKHOLDER RIGHTS PLAN

    On March 16, 1992, our board of directors adopted a stockholder rights plan, which was amended on November 12, 1996 and July 23, 2001, pursuant to which preferred stock rights were distributed to stockholders on the basis of one right for each share held. One right will also attach to each share of common stock issued by us subsequent to the date hereof and prior to the distribution date.

    In general, the rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of our common stock. Once exercisable, each right entitles its holder to purchase from us on one-thousandth of a share of Series I Preferred Stock, at a purchase price of $200 per unit, subject to adjustment. The rights will separate from the common stock and become exercisable or transferable on a distribution date, which will occur on the earlier of (a) a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of our common stock or (b) ten days following the commencement (or public announcement of an intention to make) a tender or exchange offer that would result in a person or a group of related persons becoming an acquiring person. Upon the occurrence of certain other events related to changes in the ownership of our common stock, each holder of a right would be entitled to purchase shares of common stock, or an acquiring corporation's common stock, having a market value equal to two times the exercise value of the right.

    The rights expire on the earliest of (a) July 31, 2010, (b) consummation of a merger transaction with a person or group who acquired common stock pursuant to a transaction approved by a majority of the disinterested members of our board of directors, and (c) redemption of the rights. Subject to certain conditions, the rights may be redeemed by our board of directors at any time at a price of $0.01 per right. The rights are not currently exercisable and trade together with the shares of common stock associated therewith.

    The rights, if exercised, will cause a substantial dilution to the equity interest in SICOR of a person or group's ownership interest in our common stock that attempt to acquire us on terms not approved by our board of directors. See "Risk Factors--We have enacted a Stockholder Rights Plan and charter provisions that may have anti-takeover effects" and "--Anti-Takeover Provisions."

ANTI-TAKEOVER PROVISIONS


    Our Certificate of Incorporation provides that our Bylaws may be repealed or amended only by a two-thirds vote of our board of directors or a two-thirds stockholders' vote. Further, our Certificate of Incorporation requires that all stockholder action be taken at a stockholders' meeting. In addition, those provisions of our Certificate of Incorporation may only be amended or repealed by the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock entitled to vote generally for the election of directors voting together as a single class.



    Our Bylaws contain, in addition to other provisions which may have an anti-takeover effect, a provision for a classified board of directors. The provisions described above, together with the rights, may have the effect of deterring a hostile takeover or delaying a change in our control or management. See "--Stockholder Rights Plan."

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

    This section summarizes the material U.S. federal income and estate tax consequences to you if you are a "non-U.S. Holder". However, the discussion is limited in the following ways:

    - The discussion only covers you if you hold your common stock as a capital asset (generally, property held for investment).

    - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of common stock, such as the tax consequences to insurance companies, tax-exempt organization, financial institutions, dealers in securities or currencies, holders whose "functional currency" is not the U.S. dollar, holders of securities held as part of a straddle, hedge or conversion transaction or U.S. expatriates.

    Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought any ruling from the IRS or opinion of counsel with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below. We urge you to consult your tax advisor about the U.S. federal income and estate tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

    For the purposes of this discussion, you are a "non-U.S. Holder" if you beneficially own common stock and you are not:

    - a citizen or resident of the United States;

    - a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) or partnership other than a partnership treated as foreign under U.S. Treasury regulations (including any entity treated as a partnership for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any of its political subdivisions;

    - an estate, the income of which is subject to U.S. federal income tax, regardless of its source; or

    - a trust, the administration of which is subject to the primary supervision of a United States court and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust or, in the case of a trust that was in existence on August 20, 1996, you have elected to continue to be treated as a U.S. person.

DIVIDENDS

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. If distributions are paid on common stock, such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will be treated as a recovery of capital which will be applied against, and will reduce, your basis in your common stock, and then treated as gain.

    Dividends will generally be subject to United States withholding tax at a rate of 30%. You should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. If the dividend is effectively connected with your conduct of a trade or business in the United States and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by you, the dividend will not be subject to any withholding tax (provided certain certification requirements are met, as described below) but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to a U.S. person generally and, for corporate holders under certain circumstances, the branch profits tax.

    In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must satisfy applicable certification requirements by providing a properly executed IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income prior to the payment of dividends. However,

    - In the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

    - In the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a foreign complex trust, foreign simple trust, or foreign grantor trust as defined in the U.S. Treasury regulations; and

    - Look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

    Even if you meet one of the above requirements, you will not be entitled to the reduction in, or exemption from, withholding taxes on dividends paid to you under any of the following circumstances:

    - The withholding agent or an intermediary knows or has reason to know that you are not entitled to the reduction in rate or the exemption from withholding tax. Specific rules apply for this test;

    - The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false; or

    - An intermediary through which you hold the shares fails to comply with the necessary procedures.

    The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change, and certain transition rules apply for calendar year 2001. We urge you to consult with your tax advisor regarding the specific methods for satisfying these requirements.

SALE OF SHARES

    You will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized upon the sale or other disposition of common stock unless one of the following is true:

    - The gain is effectively connected with your conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by you;

    - You are a nonresident alien individual, present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

    - You hold (or have held, during the shorter of the five year period prior to the sale or the period the non-U.S. holder has held the common stock) more than 5% of our common stock and we are (or have been during such period) a "United States real property holding corporation" for U.S. federal income tax purposes. We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future.

    Unless an applicable treaty provides otherwise, gain described in the first bullet above will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders in certain circumstances, the branch profits tax, but will generally not be subject to withholding. Gains described in the second bullet above will be subject to a flat 30% U.S. federal income tax, which may be offset by U.S. source capital losses. You should consult any applicable income tax treaties that may provide for different results.

ESTATE TAXES

    Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Under U.S. Treasury regulations, we must report annually to the IRS and to you the amount of dividends paid and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which you reside.

    Backup withholding will generally not apply to payments of dividends made by us or our paying agents to you if you have provided your taxpayer identification number or the required certification that you are not a U.S. person. Information reporting may still apply with respect to the dividends even if the certification is provided. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

    Payments of the proceeds from a disposition effected outside the United States made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

    Payment of the proceeds from a disposition of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless you certify as to your non-U.S. holder status or otherwise establish an exemption from information reporting and backup withholding.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability if certain required information is furnished to the IRS. You should consult your own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets Corp. and SG Cowen Securities Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholder and the underwriters, we and the selling stockholder have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholder, the number of shares of common stock listed opposite their names below.

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
CIBC World Markets Corp.....................................
SG Cowen Securities Corporation.............................

                                                              ----------
          Total.............................................  20,000,000
                                                              ==========

    The underwriters have agreed to purchase all of the shares sold under the terms of the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS


    The underwriters have advised us and the selling stockholder that they propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price
less a concession not in excess of $    per share of common stock. The
underwriters may allow, and such dealers may reallow, a discount not in excess
of $    per share of common stock on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their overallotment options.

                                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                                            ---------   --------------   -----------
    Public offering price.................................      $              $              $
    Underwriting discount.................................      $              $              $
    Proceeds, before expenses, to SICOR...................      $              $              $
    Proceeds, before expenses, to the selling
      stockholder.........................................      $              $              $

    The expenses of the offering, not including the underwriting discount, are
estimated at $         and are payable by us.

OVERALLOTMENT OPTION


    We and the selling stockholder have granted an option to the underwriters to purchase up to an aggregate of 3,000,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, subject to conditions contained in the purchase agreement, each underwriter will be obligated to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the table above, and we and the selling stockholder will each be obligated to sell 50% of these additional shares.


NO SALES OF SIMILAR SECURITIES

    We, the selling stockholder and our executive officers and directors have agreed, with limited exceptions, not to sell or transfer any of our common stock for, in the case of the selling stockholder and Mr. Salvi, 180 days and, in the case of the other executive officers and directors, 90 days, in each case after the date of this prospectus, without first obtaining the written consent of Merrill Lynch. Specifically, we and the above individuals or entities have agreed not to directly or indirectly:

    - offer, pledge, sell or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

    We understand that Rakepoll Finance has agreed to transfer up to 1,350,000 shares of our common stock to four of its shareholders in connection with the acquisition of Biotechna, which transfer will be permitted under the applicable lock-up agreements. Two of these shareholders, who will beneficially own 985,500 of these shares, have agreed with us not to sell or otherwise transfer 85% of their shares during the 180-day lockup period.

    We, however, may issue (1) shares upon exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus, together with warrants issued after the date of this prospectus to purchase up to 200,000 shares, (2) shares or options to purchase shares granted pursuant to our existing and future employee benefit plans and (3) shares pursuant to any non-employee director stock plan or dividend reinvestment plan.


UK SELLING RESTRICTIONS

    Each underwriter has agreed that:

    - it has not offered or sold and will not offer or sell any shares of our common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The shares are quoted on the Nasdaq National Market under the symbol "SCRI."

PRICE STABILIZATION AND SHORT POSITION

    Until the distribution of the common stock is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    The underwriters may purchase and sell the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters may close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or open purchases of shares of common stock made by the underwriters in the open market prior to completion of the offering.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the shares of common stock or preventing or retarding a decline in the market price of the shares of common stock. As a result, the price of the shares of common stock may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the representatives make any representation that the U.S. representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Certain of the underwriters have from time to time provided investment banking financial advisory services to us and our affiliates, for which they have received customary compensation, and may continue to do so in the future.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California. A member of the law firm of Pillsbury Winthrop LLP owns 40,000 shares of common stock, and has an option to acquire an additional 25,000 shares of common stock. Certain legal matters relating to the offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and for each of the three years in the period ended December 31, 2000 included and incorporated by reference in this prospectus, as set forth in their report, which is also included and incorporated by reference in this prospectus. We have included our consolidated financial statements in this prospectus and the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains our SEC filings and reports, proxy and information statements and other information regarding us.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any filings thereafter and prior to the termination of the offering with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    - our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by a Form 10-K/A filed on August 29, 2001;

    - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

    - our Current Report on Form 8-K filed on July 25, 2001;

    - the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on April 27, 1990; and

    - the description of our preferred stock purchase rights for Series I Participating Preferred Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A filed with the SEC on March 20, 1992, as amended by a Form 8-A/A filed with the SEC on July 25, 2001.

    We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 that registers the common stock that we and the selling stockholder are offering. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

    You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference therein) by writing or telephoning us at the following address and telephone number:

    Investor Relations Department

    SICOR Inc.

    19 Hughes

    Irvine, California 92618


    (949) 455-4879

                                   SICOR INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........     F-2

Consolidated Balance Sheets at December 31, 2000 and 1999...     F-3

Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 2000...............     F-4

Consolidated Statement of Stockholders' Equity for each of
  the three years in the period ended December 31, 2000.....     F-5

Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 2000...............     F-6

Notes to Consolidated Financial Statements..................     F-7

Consolidated Balance Sheets at June 30, 2001 (unaudited) and
  December 31, 2000.........................................    F-31

Consolidated Statements of Operations and Comprehensive
  Income for the six months ended June 30, 2001 and 2000
  (unaudited)...............................................    F-32

Consolidated Statements of Cash Flows for the six months
  ended June 30, 2001 and 2000 (unaudited)..................    F-33

Notes to Consolidated Financial Statements..................    F-34

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
SICOR Inc.

    We have audited the accompanying consolidated balance sheets of SICOR Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SICOR Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 3, in 2000 the Company changed its revenue recognition policy.

                                          ERNST & YOUNG LLP

San Diego, California
February 9, 2001

                                   SICOR INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $  23,054   $  47,506
  Short-term investments....................................     39,648          --
  Accounts receivable, net..................................     65,708      49,623
  Inventories, net..........................................     48,466      47,716
  Other current assets......................................     10,788       9,514
                                                              ---------   ---------
    Total current assets....................................    187,664     154,359
Property and equipment, net.................................    115,939     101,839
Other noncurrent assets.....................................     20,565      22,551
Intangibles, net............................................     39,627      42,971
Goodwill, net...............................................     61,805      64,459
                                                              ---------   ---------
                                                              $ 425,600   $ 386,179
                                                              =========   =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  35,218   $  35,363
  Accrued payroll and related expenses......................      8,848       5,858
  Other accrued liabilities.................................     25,484      25,680
  Short-term borrowings.....................................     30,855      36,685
  Current portion of long-term debt.........................      6,995       6,974
  Current portion of capital lease obligations..............      1,079       1,521
                                                              ---------   ---------
    Total current liabilities...............................    108,479     112,081
Other long-term liabilities.................................     11,645       9,599
Long-term debt, less current portion........................     14,847      35,661
Long-term capital lease obligations, less current portion...      1,358       2,447
Deferred taxes..............................................     15,813      17,537
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000 shares authorized,
    1,600 issued and outstanding, liquidation preference of
    $87,500.................................................         16          16
  Common stock, $.01 par value, 125,000 shares authorized,
    99,792 and 88,848 shares issued and outstanding at
    December 31, 2000 and December 31, 1999,
    respectively............................................        998         888
  Additional paid-in capital................................    589,319     558,798
  Deferred compensation.....................................       (351)         --
  Accumulated deficit.......................................   (312,702)   (348,310)
  Accumulated other comprehensive loss......................     (3,822)     (2,538)
                                                              ---------   ---------
    Total stockholders' equity..............................    273,458     208,854
                                                              ---------   ---------
                                                              $ 425,600   $ 386,179
                                                              =========   =========

                            See accompanying notes.

                                   SICOR INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Revenues:
  Product sales.............................................  $293,778   $223,700   $168,080
  Contract research and license fees........................        --      5,303     10,415
                                                              --------   --------   --------
    Total revenues..........................................   293,778    229,003    178,495
Costs and expenses:
  Cost of sales.............................................   166,389    143,752    119,237
  Research and development..................................    18,316     15,797     23,140
  Selling, general and administrative.......................    49,072     41,001     35,968
  Non-cash compensation to the company's chairman...........     2,579         --         --
  Amortization expense......................................     5,940      6,098      5,982
  Interest and other, net...................................     6,407      7,188      6,719
  Write-down of investment and restructuring charge.........        --      1,777      1,839
                                                              --------   --------   --------
    Total costs and expenses................................   248,703    215,613    192,885
Income (loss) before income taxes...........................    45,075     13,390    (14,390)
Provision for income taxes..................................    (6,613)    (1,746)    (5,111)
                                                              --------   --------   --------
Income (loss) before minority interest......................    38,462     11,644    (19,501)
Minority interest...........................................        --         31        800
                                                              --------   --------   --------
Income (loss) before cumulative effect of change in
  accounting principle......................................    38,462     11,675    (18,701)
Cumulative effect of change in accounting principle, net of
  taxes.....................................................    (2,854)        --         --
                                                              --------   --------   --------
Net income (loss)...........................................    35,608     11,675    (18,701)
Dividends on preferred stock................................    (6,000)    (6,000)    (6,000)
                                                              --------   --------   --------
Net income (loss) applicable to common shares...............  $ 29,608   $  5,675   $(24,701)
                                                              ========   ========   ========
Net income (loss) per share--basic:
  Income (loss) before cumulative effect of change in
    accounting principle....................................  $   0.34   $   0.07   $  (0.31)
  Cumulative effect of change in accounting principle.......     (0.03)        --         --
                                                              --------   --------   --------
  Net income (loss).........................................  $   0.31   $   0.07   $  (0.31)
                                                              ========   ========   ========
Net income (loss) per share--diluted:
  Income (loss) before cumulative effect of change in
    accounting principle....................................  $   0.32   $   0.07   $  (0.31)
  Cumulative effect of change in accounting principle.......     (0.03)        --         --
                                                              --------   --------   --------
  Net income (loss).........................................  $   0.29   $   0.07   $  (0.31)
                                                              ========   ========   ========
Shares used in calculating per share amounts
  --Basic...................................................    94,937     85,340     79,479
  --Diluted.................................................   102,170     85,908     79,479

                            See accompanying notes.

                                   SICOR INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                         CONVERTIBLE
                                       PREFERRED STOCK        COMMON STOCK       ADDITIONAL
                                     -------------------   -------------------    PAID-IN       DEFERRED      ACCUMULATED
                                      SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     COMPENSATION      DEFICIT
                                     --------   --------   --------   --------   ----------   -------------   ------------
    Balance at December 31, 1997...   1,600       $16       78,649      $786      $529,448        $  --        $(341,284)
Comprehensive income (loss):
  Net loss.........................                                                                              (18,701)
  Foreign currency translation
    adjustments....................
  Comprehensive loss...............
Issuance of common stock...........                          1,068        11         5,097
Cash dividends on preferred
  stock............................                                                 (6,000)
                                      -----       ---       ------      ----      --------        -----        ---------
    Balance at December 31, 1998...   1,600        16       79,717       797       528,545           --         (359,985)
Comprehensive income (loss):
  Net income.......................                                                                               11,675
  Foreign currency translation
    adjustments....................
  Unrealized gain on securities
    avaialble-for-sale.............
  Comprehensive income.............
Issuance of common stock...........                          9,131        91        36,437
Cash dividends on preferred
  stock............................                                                 (6,000)
Other..............................                                                   (279)
Deferred compensation--stock
  options..........................                                                     95          (95)
Amortization of unearned
  compensation.....................                                                                  95
                                      -----       ---       ------      ----      --------        -----        ---------
    Balance at December 31, 1999...   1,600        16       88,848       888       558,798           --         (348,310)
Comprehensive income (loss):
  Net income.......................                                                                               35,608
  Foreign currency translation
    adjustments....................
  Unrealized gain on securities
    avaialble-for-sale.............
  Comprehensive income.............
Issuance of common stock...........                         10,944       110        34,410
Cash dividends on preferred
  stock............................                                                 (6,000)
Non-cash compensation..............                                                  1,579
Deferred compensation--stock
  options..........................                                                    532         (532)
Amortization of unearned
  compensation.....................                                                                 181
                                      -----       ---       ------      ----      --------        -----        ---------
    Balance at December 31, 2000...   1,600       $16       99,792      $998      $589,319        $(351)       $(312,702)
                                      =====       ===       ======      ====      ========        =====        =========

                                      ACCUMULATED
                                         OTHER            TOTAL
                                     COMPREHENSIVE    STOCKHOLDERS'
                                     INCOME (LOSS)       EQUITY
                                     --------------   -------------
    Balance at December 31, 1997...     $  (876)        $188,090
Comprehensive income (loss):
  Net loss.........................                      (18,701)
  Foreign currency translation
    adjustments....................         916              916
                                                        --------
  Comprehensive loss...............                      (17,785)
Issuance of common stock...........                        5,108
Cash dividends on preferred
  stock............................                       (6,000)
                                        -------         --------
    Balance at December 31, 1998...          40          169,413
Comprehensive income (loss):
  Net income.......................                       11,675
  Foreign currency translation
    adjustments....................      (2,582)          (2,582)
  Unrealized gain on securities
    avaialble-for-sale.............           4                4
                                                        --------
  Comprehensive income.............                        9,097
Issuance of common stock...........                       36,528
Cash dividends on preferred
  stock............................                       (6,000)
Other..............................                         (279)
Deferred compensation--stock
  options..........................                           --
Amortization of unearned
  compensation.....................                           95
                                        -------         --------
    Balance at December 31, 1999...      (2,538)         208,854
Comprehensive income (loss):
  Net income.......................                       35,608
  Foreign currency translation
    adjustments....................      (1,306)          (1,306)
  Unrealized gain on securities
    avaialble-for-sale.............          22               22
                                                        --------
  Comprehensive income.............                       34,324
Issuance of common stock...........                       34,520
Cash dividends on preferred
  stock............................                       (6,000)
Non-cash compensation..............                        1,579
Deferred compensation--stock
  options..........................                           --
Amortization of unearned
  compensation.....................                          181
                                        -------         --------
    Balance at December 31, 2000...     $(3,822)        $273,458
                                        =======         ========

                            See accompanying notes.

                                   SICOR INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $  35,608   $  11,675   $ (18,701)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................     18,658      18,872      17,947
    Loss on disposal of property and equipment..............         86         248         256
    Amortization of deferred compensation...................        181          95          --
    Non-cash compensation...................................      2,579          --          --
    Minority interest.......................................         --         (31)       (800)
    Deferred income tax.....................................       (538)     (3,145)      2,020
    Inventory purchase price allocation adjustments.........        450         564         301
    Write-down of investment and restructuring charge.......         --       1,777       1,839
    Change in operating assets and liabilities:
      Accounts receivable...................................    (17,290)     (1,354)     (4,549)
      Inventories...........................................     (3,207)      2,237      (7,279)
      Other current and noncurrent assets...................     (1,973)        771      (5,278)
      Accounts payable and accrued expenses.................      5,490       9,964       4,548
                                                              ---------   ---------   ---------
Net cash provided by (used in) operating activities.........     40,044      41,673      (9,696)
Cash flows from investing activities:
  Purchases of property and equipment.......................    (29,608)    (29,127)    (17,572)
  Proceeds from sale of property............................        119      12,433         131
  Proceeds from short-term investments......................         --          --       2,000
  Purchase of short-term investments........................    (39,648)         --      (2,000)
  Acquisitions of businesses, net of cash acquired..........         --          --      (7,551)
  Divestiture of Metabasis Therapeutics, Inc................         --      (4,911)         --
  Other noncurrent assets...................................        (20)     (9,758)       (697)
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................    (69,157)    (31,363)    (25,689)
Cash flows from financing activities:
  Payments of cash dividends on preferred stock.............     (6,000)     (6,000)     (6,000)
  Issuance of common stock and warrants, net................     17,135      36,437       1,556
  Change in short-term borrowings...........................     (3,270)     (6,791)     11,499
  Issuance of long-term debt and capital lease obligations,
    net.....................................................      5,308      14,112       3,420
  Principal payments on long-term debt from related party...         --     (10,000)     10,000
  Principal payments on long-term debt and capital lease
    obligations.............................................     (7,906)    (12,549)     (4,134)
  Funding from minority shareholder.........................         --          --         972
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................      5,267      15,209      17,313
Effect of exchange rate changes on cash.....................       (606)     (2,474)        909
                                                              ---------   ---------   ---------
(Decrease) increase in cash and cash equivalents............    (24,452)     23,045     (17,163)
Cash and cash equivalents at beginning of period............     47,506      24,461      41,624
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of period..................  $  23,054   $  47,506   $  24,461
                                                              =========   =========   =========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $   4,244   $   5,383   $   4,586
  Income taxes paid.........................................      6,097       1,120       3,564
Supplemental schedule of non-cash financing activities:
  Common stock issued to settle covertible debt.............     17,943          --          --
  Common stock issued to settle accrued liabilities.........         --          --       3,553

                            See accompanying notes.

                                   SICOR INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1. BASIS OF PRESENTATION

    ORGANIZATION

    SICOR Inc. (formerly Gensia Sicor Inc.) ("SICOR" or the "Company"), a Delaware corporation, was incorporated November 17, 1986. SICOR is a specialty pharmaceutical company focused on the development, manufacture and marketing of products for worldwide oncology and specialty pharmaceutical markets. The Company is headquartered in Irvine, California. On February 28, 1997, SICOR completed the acquisition of Rakepoll Holding B.V. ("Rakepoll Holding") from Rakepoll Finance N.V. ("Rakepoll Finance"). Rakepoll Holding is the parent company of three specialty pharmaceutical businesses: SICOR-Societa Italiana Corticosteroidi S.p.A. ("Sicor S.p.A.") of Milan, Italy, and two companies located in Mexico: Lemery, S.A. de C.V. ("Lemery") and Sicor de Mexico, S.A de C.V. ("Sicor de Mexico"). In addition, in December 1997, Sicor S.p.A. purchased a 50% equity interest in Diaspa S.p.A. ("Diaspa"), an Italian company engaged in the manufacture of certain raw materials used in Sicor S.p.A.'s business. In June 1998, Sicor S.p.A. purchased the remaining 50% of Diaspa. During the second quarter of 1999, the Company divested a 46% interest in Metabasis Therapeutics, Inc. ("Metabasis"), a proprietary research and development subsidiary, after which, taking into account certain additional financing obtained by Metabasis in July 2000, the Company retains a 30% interest.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiary companies, all of which are wholly owned. Affiliated companies in which the Company does not have a controlling interest, or for which control is expected to be temporary, are accounted for using the equity method. The four wholly owned subsidiaries are as follows: Rakepoll Holding B.V., Gensia Sicor Pharmaceuticals, Inc. ("Gensia Sicor Pharmaceuticals"), Gensia Development Corporation and Genchem Pharma Ltd. ("Genchem Pharma"). All significant intercompany accounts and transactions have been eliminated. The accompanying consolidated balance sheets at December 31, 2000 and 1999 include the assets, liabilities and stockholders' equity of the combined companies. As noted above, the remaining 50% of Diaspa was acquired during the second quarter of 1998, and accordingly, Diaspa became a wholly-owned subsidiary in the second quarter of 1998. Following the divestiture of a 46% interest in Metabasis in the second quarter of 1999, the Company's investment in Metabasis was accounted for using the equity method, as the Company no longer had control of Metabasis. Consequently, the consolidated statement of operations and statement of cash flows for the year ended December 31, 1999 include the results for Metabasis through the first quarter of 1999 only.

    FINANCIAL STATEMENT PREPARATION

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform with the current year presentation.

                                   SICOR INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of interest and non-interest bearing checking and savings accounts, money market funds, commercial paper, United States treasuries and government agencies' securities. The carrying amounts approximate fair value due to the short maturities of these instruments. As of December 31, 2000 and 1999, cash and cash equivalents held in foreign accounts consisted of $5.1 and $13.6 million, respectively.

    SHORT-TERM INVESTMENTS

    Management has classified the Company's short-term investments as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a separate component of stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

    CONCENTRATION OF CREDIT RISK

    The Company invests its excess cash in United States government securities and debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification of its cash investments and their maturities that should maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

    The Company performs ongoing credit evaluations of its customers' financial condition, and generally does not require collateral. Allowances are maintained for potential credit losses and such losses have been within management's expectations. The Company's four largest customers accounted for approximately 47% and 45% of net accounts receivable at December 31, 2000 and 1999, respectively.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Effective January 1, 1999, Sicor S.p.A. changed its method of determining the cost of inventories from the last-in, first-out (LIFO) method to the FIFO method.

    PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to expense as incurred. Renewals of significant items are capitalized. Depreciation is computed on the straight-line method, except for a portion of building improvements which is being depreciated on the units of production method, over the following estimated useful lives: building and building improvements--11 to 20 years; machinery and equipment--3 to 15 years; office furniture and equipment 3 to 12 years.

                                   SICOR INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS

    The Company has recorded goodwill for the excess purchase price over the estimated fair values of tangible and intangible assets acquired and liabilities assumed resulting from acquisitions. In connection with the acquisitions, a portion of the purchase price was allocated to various identifiable intangible assets, including developed technology, trademarks and assembled workforce, based on their fair values at the date of acquisition. The excess purchase price over the estimated fair value of the net assets acquired has been assigned to goodwill. Additionally, the Company has recorded intangible assets related to the purchase of proprietary technology rights. Amortization of intangible assets is computed on the straight-line method over the following estimated useful lives: technology rights--5 years; assembled workforce--5 years; developed technology 17 years; trademarks--30 years; goodwill--10 to 30 years.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

    FINANCIAL INSTRUMENTS

    The Company does not hold or issue financial instruments for trading purposes. The Company values financial instruments as required by Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments." The carrying amounts of cash, accounts receivable, short-term debt and long-term, and variable-rate debt approximate fair value. The Company estimates that the carrying value of long-term fixed rate debt approximates fair value based on the Company's estimated current borrowing rates for debt with similar maturities.

    RESEARCH AND DEVELOPMENT EXPENSES

    All costs of research and development, including those incurred in relation to the Company's collaborative agreements, are expensed in the period incurred.

    REVENUE RECOGNITION

    Effective January 1, 2000, the Company adopted the provisions of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", ("SAB 101") issued by the Securities and Exchange Commission ("SEC"); see Note

    Under its current accounting policy, the Company recognizes revenue upon shipment of products to customers, upon fulfillment of acceptance terms, if any and when no significant contractual obligations remain. Adjustments to product sales are made for estimated sales discounts offered due to wholesaler chargebacks, Medicaid-sponsored payor allowance discounts, and early payment discounts. The Company provides for returns at the time of sale based on estimated product returns. For contracts under which the Company is reimbursed for research and development efforts, revenue is recognized in accordance with the terms of the contract as the related expenses are incurred. Amounts recorded as revenues are not dependent upon the success of the research efforts. Nonrefundable

                                   SICOR INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) license fees and milestone revenue from business partners are recognized over the term of the associated agreement unless the fee or milestone is in exchange for products delivered or services performed that represent the culmination of a separate earnings process.

    EARNINGS PER SHARE

    Basic earnings per share includes no dilution and is computed by dividing net income, after deducting preferred stock dividends, by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options, warrants, and other dilutive securities. The calculations of basic and diluted weighted average shares outstanding are as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PAR
                                                                       VALUE DATA)
Numerator:
  Income (loss) before cumulative effect of change in
    accounting principle....................................  $ 38,462   $11,675    $(18,701)
    Less: dividends on preferred stock......................    (6,000)   (6,000)     (6,000)
                                                              --------   -------    --------
  Income (loss) available to common shares before cumulative
    effect of change in accounting principle................    32,462     5,675     (24,701)
  Cumulative effect of change in accounting principle.......    (2,854)       --          --
                                                              --------   -------    --------
  Basic numerator...........................................    29,608     5,675     (24,701)
  Interest expense on subordinated convertible notes prior
    to conversion on May 1, 2000............................       394        --          --
                                                              --------   -------    --------
  Diluted numerator.........................................  $ 30,002   $ 5,675    $(24,701)
                                                              ========   =======    ========
Denominator:
  Weighted average common shares outstanding--basic.........    94,937    85,340      79,479
  Net effect of dilutive securites:
    Stock options...........................................     2,536       325          --
    Warrants................................................     2,483       243          --
    Shares issuable in connection with convertible notes
      prior to conversion on May 1, 2000....................     1,749        --          --
    Other...................................................       465        --          --
                                                              --------   -------    --------
  Weighted average common shares outstanding--diluted.......   102,170    85,908      79,479
                                                              ========   =======    ========
Earnings per share--basic...................................  $   0.31   $  0.07    $  (0.31)
Earnings per share--diluted.................................  $   0.29   $  0.07    $  (0.31)

    The conversion of the Convertible Exchangeable Preferred Stock (see Note 9) was not assumed for purposes of computing diluted earnings per share for the years ended December 31, 2000, 1999, 1998 since its effect would have been anti-dilutive. Additionally, the conversion of the Subordinated Convertible Notes (see Note 8) was not assumed for purposes of computing diluted earnings per share for the years ended December 31, 1999 and 1998 since its effect would also have been anti-dilutive.

                                   SICOR INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK-BASED COMPENSATION

    As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for Common Stock options granted to employees using the intrinsic value method prescribed by Accounting Principles Board ("APB")
No. 25, "Accounting for Stock Issued to Employees" and, thus, recognizes no compensation expense for options granted with exercise prices equal to or greater than the fair value of the Company's Common Stock on the date of the grant.

    When the exercise price of the employee or director stock options is less than the estimated fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference and amortizes this amount to expense on a straight-line basis over the vesting period of the options.

    Deferred compensation for options granted to nonemployees has been determined in accordance with SFAS No. 123, Emerging Issues Task Force ("EITF") 96-18, and Financial Accounting Standards Board ("FASB") Interpretation No. 44 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to nonemployees are periodically remeasured as the underlying options vest.

    FOREIGN CURRENCY TRANSLATION

    The financial statements of subsidiaries located outside the United States, except those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. Assets and liabilities are translated to United States dollars at year-end exchange rates; revenues, expenses, gains and losses are translated at rates of exchange that approximate the rates in effect at the transaction date. Resulting remeasurement gains or losses are recognized as a component of other comprehensive income. The functional currency of the Company's foreign investees that do not use local currencies is the United States dollar. Where the United States dollar is the functional currency, the monetary assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses associated with the monetary assets and liabilities are translated at average monthly rates of exchange. Resulting remeasurement gains or losses of these foreign investees are recognized in the statement of income.

    FOREIGN CURRENCY CONTRACTS

    The Company's Italian operations hedge against transactional risks by borrowing against its receivables and against economic risk by buying monthly call options priced to strike at a rate equal to or above the budgeted exchange rate. The cost of the borrowing is recorded as interest expense when it is incurred. The cost of the options is recognized when the options become exercisable. Gains on the options are recorded as foreign exchange gains upon exercise.

    NEW ACCOUNTING PRONOUNCEMENTS

    In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB No. 25". FIN 44 is effective July 1, 2000. The Company has determined that the application of FIN 44 does not have an effect on its consolidated financial statements.

                                   SICOR INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which will be effective January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company does not expect the application of SFAS No. 133 to have a material effect on its consolidated financial statements.

3. CHANGE IN ACCOUNTING PRINCIPLES

    ADOPTION OF STAFF ACCOUNTING BULLETIN NO. 101

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), which required implementation in the fourth quarter of 2000. As a result, SICOR commenced a review of its revenue recognition policies for conformity with SAB No. 101. SICOR believes its previously existing revenue recognition policies comply with the guidance provided in SAB No. 101, except with respect to up-front cash payments received under certain licensing arrangements. SAB No. 101 generally provides that up-front payments, whether or not they are refundable, should be deferred as revenue and recognized over the license period. SICOR's previous accounting policy was to recognize as revenue such cash payments that were nonrefundable or where the probability of refund was remote. SAB No. 101 required SICOR to change its accounting method for recognizing revenue for several contracts, resulting in a cumulative change in accounting principle charge of approximately $2.9 million, net of tax. This cumulative effect of the change in accounting principle was retroactively recorded as of January 1, 2000, reducing previously reported earnings per share in the first quarter by $0.03 on a fully diluted basis. In addition, the Company recognized $2.0 million in revenue from these contracts during the year 2000, increasing previously reported earnings per share by $0.01 in the first quarter and $0.01 in the second quarter. As of December 31, 2000, deferred revenue was approximately $1.3 million and will be recognized in future revenue through 2009.

    Prior year amounts have not been restated in the accompanying statement of operations. Had this change in accounting principle been applied retroactively, the net income (loss) applicable to common shares and earnings per share amounts for the years ended December 31, 2000, 1999 and 1998 would have been as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2000       1999       1998
                                                   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PAR
                                                            VALUE DATA)
Pro-forma net income (loss) applicable to common
  shares.........................................  $32,462     $4,013    $(25,893)
Pro forma earnings per share--basic..............  $  0.34     $ 0.05    $  (0.33)
Pro forma earnings per share--diluted............  $  0.32     $ 0.05    $  (0.33)

                                   SICOR INC.

                               DECEMBER 31, 2000

4. COMPOSITION OF CERTAIN CONSOLIDATED FINANCIAL STATEMENT CAPTIONS

                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
Receivables:
  Trade receivables.......................................  $69,092    $51,983
  Less allowance for doubtful accounts....................   (3,384)    (2,360)
                                                            -------    -------
                                                            $65,708    $49,623
                                                            =======    =======

    Approximately $12.6 million and $18.1 million of trade receivables at December 31, 2000 and 1999, respectively were pledged as security for short-term borrowings (see Note 7).

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Inventories:
  Raw materials.........................................  $ 24,560   $ 24,767
  Work-in-process.......................................    11,407      9,421
  Finished goods........................................    18,592     17,904
                                                          --------   --------
                                                            54,559     52,092
  Less reserve..........................................    (6,093)    (4,376)
                                                          --------   --------
                                                          $ 48,466   $ 47,716
                                                          ========   ========
Other current assets:
  Prepaid expenses......................................  $  3,238   $  3,343
  VAT receivable........................................     2,636      1,995
  Other taxes receivable................................     1,858        546
  Other receivables.....................................     2,693      2,265
  Deferred taxes........................................       363      1,365
                                                          --------   --------
                                                          $ 10,788   $  9,514
                                                          ========   ========
Property and equipment:
  Land and land improvements............................  $  2,075   $  1,452
  Buildings and building improvements...................    43,905     21,161
  Machinery and equipment...............................   103,095     91,064
  Office furniture and equipment........................     6,171      4,925
  Construction in progress..............................     8,504     19,969
                                                          --------   --------
                                                           163,750    138,571
  Less accumulated depreciation and amortization........   (47,811)   (36,732)
                                                          --------   --------
                                                          $115,939   $101,839
                                                          ========   ========

    At December 31, 2000 and 1999, equipment acquired under capital lease obligations totaled $6.6 million and $7.2 million, respectively. Such leased equipment is included in property and equipment, net of accumulated amortization of $2.0 million and $1.6 million at December 31, 2000 and 1999, respectively.

                                   SICOR INC.

                               DECEMBER 31, 2000

4. COMPOSITION OF CERTAIN CONSOLIDATED FINANCIAL STATEMENT CAPTIONS (CONTINUED) Depreciation expense, including amortization of capital leases, was $12.4 million, $11.8 million, and $11.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Other noncurrent assets:
  Restricted deposit....................................  $ 13,960   $ 14,683
  Deferred expenses.....................................     4,265      4,627
  Deferred tax asset....................................       427        393
  Other.................................................     1,913      2,848
                                                          --------   --------
                                                          $ 20,565   $ 22,551
                                                          ========   ========
Intangibles:
  Developed technology..................................  $ 45,294   $ 45,293
  Trademarks............................................     4,600      4,600
  Assembled workforce...................................     2,270      2,270
  Technology rights.....................................       770        832
                                                          --------   --------
                                                            52,934     52,995
  Less accumulated amortization.........................   (13,307)   (10,024)
                                                          --------   --------
                                                          $ 39,627   $ 42,971
                                                          ========   ========
Goodwill:
  Goodwill..............................................  $ 71,576   $ 71,587
  Less accumulated amortization.........................    (9,771)    (7,128)
                                                          --------   --------
                                                          $ 61,805   $ 64,459
                                                          ========   ========
Other current accrued liabilities:
  Deferred tax liability................................  $  5,739   $  5,597
  VAT and other taxes payable...........................     5,949      7,225
  Acrrued development expenses..........................     2,775        700
  Accrued sales and distribution expenses...............     2,639      5,708
  Legal reserve.........................................     2,500         --
  Deferred revenue......................................     1,629      1,000
  Chairman's incentive compensation.....................     1,000         --
  Other.................................................     3,253      5,450
                                                          --------   --------
                                                          $ 25,484   $ 25,680
                                                          ========   ========
Other long-term liabilities:
  Deferred revenue......................................  $  6,287   $  5,610
  Severance indemnities.................................     2,693      2,928
  Deferred profit sharing...............................     1,628         --
  Other.................................................     1,037      1,061
                                                          --------   --------
                                                          $ 11,645   $  9,599
                                                          ========   ========

                                   SICOR INC.

                               DECEMBER 31, 2000

4. COMPOSITION OF CERTAIN CONSOLIDATED FINANCIAL STATEMENT CAPTIONS (CONTINUED) Severance indemnity is paid in Italy to employees upon termination of their employment. Each year, the employer accrues, for each employee, an amount partly based on the employee's remuneration and partly based on the revaluation of amounts previously accrued.

5. DISTRIBUTION AGREEMENTS

    Gensia Sicor Pharmaceuticals entered into a Sales and Distribution agreement with Abbott Laboratories ("Abbott") in January 1999, under which the two companies formed a strategic alliance for the marketing and distribution of oncology products in the United States. Under the agreement, the Company received $5.6 million from Abbott in the first quarter of 1999 representing an initial commitment fee to help finance Gensia Sicor Pharmaceuticals' future development of generic oncology drugs. Given the nature of this commitment, the Company is recognizing these commitment fees over the life of the agreement, through the year 2005.

    In the first quarter of 1999, Gensia Sicor Pharmaceuticals also entered into an amendment to an earlier agreement with Baxter Pharmaceutical Products, Inc. ("Baxter") under which a fee of approximately $3.5 million was received and recognized as contract research and license revenue. This fee from Baxter was to reimburse Gensia Sicor Pharmaceuticals for its expenses previously incurred for propofol research and development. In April 1999, the Company, through Baxter, launched its generic propofol product.

6. SHORT-TERM INVESTMENTS

    The following is a summary of available-for-sale securities classified as short-term investments (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                                  2000
                                                              -------------
U.S. corporate debt securites...............................     $16,850
U.S. government securities..................................      22,798
                                                                 -------
                                                                 $39,648
                                                                 =======

    Available-for-sale securities are carried at fair value. There were no realized gains or losses on sales of available-for-sale securities during 2000. The Company had no short-term investments in 1999.

    The contractual maturity of available-for-sale securities is shown below (in thousands):

                                                              DECEMBER 31,
                                                              -------------
                                                                  2000
                                                              -------------
Due in one year or less.....................................     $36,618
Due after one year through three years......................       3,030
                                                                 -------
                                                                 $39,648
                                                                 =======

                                   SICOR INC.

                               DECEMBER 31, 2000

7. SHORT-TERM BORROWINGS

    Short-term borrowings consist of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
Credit line arrangements repayable in U.S. dollars and
  Italian lira............................................  $30,375    $35,525
Unsecured bank loan repayable in U.S. dollars and Italian
  lira....................................................      480      1,160
                                                            -------    -------
                                                            $30,855    $36,685
                                                            =======    =======

    The Company's Italian subsidiaries maintain credit line arrangements with several banks where most are pledged with trade receivables to the banks in return for short-term borrowings in United States dollars and Italian lira. These transactions effectively eliminate most of the Company's foreign exchange risk associated with these receivables. The Company retains all credit risk with respect to the receivables. Consequently, both the receivables and related borrowings are included in the accompanying consolidated financial statements. The weighted average interest rate on credit line arrangements was approximately 7.5% and 5.7% at December 31, 2000 and 1999, respectively.

    The short-term borrowings from banks, repayable in United States dollars and Italian Lira are unsecured. The terms of the borrowings range from three to six months. The weighted average interest rate on these borrowings was approximately 5.8% and 11.2% at December 31, 2000 and 1999, respectively.

8. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
2.675% subordinated convertible notes due 2004, net of
  unamortized discount of $2,228 at December 31, 1999,
  effective interest rate of 5.9%.........................  $    --    $17,772
Mortgage notes payable....................................    7,795     11,364
Notes payable to bank.....................................    4,923      3,660
Notes payable to suppliers................................    5,104      7,788
Notes payable to Italian Ministry of Industry.............    2,225      1,003
Research project loan payable.............................    1,565        822
Other.....................................................      230        226
                                                            -------    -------
                                                             21,842     42,635
Less: current portion.....................................   (6,995)    (6,974)
                                                            -------    -------
Long-term debt, net of current portion....................  $14,847    $35,661
                                                            =======    =======

    On April 25, 2000, the holders of $20.0 million of 2.675% Subordinated Convertible Notes ("the Notes") issued in 1997 elected to convert all outstanding principal into 5,291,005 shares of the

                                   SICOR INC.

                               DECEMBER 31, 2000

8. LONG-TERM DEBT (CONTINUED)
Company's Common Stock at a conversion price of $3.78 per share. Common Stock pursuant to the conversion was issued on May 1, 2000.

    In connection with the Notes, Warrants to purchase up to 2,645,503 shares of SICOR Common Stock at $4.35 per share were also issued. During November 2000, all of these warrants were exercised on a net basis and converted to 1,912,435 shares of the Company's Common Stock.

    The mortgage notes payable are secured by certain production facilities with a carrying value of approximately $9.7 million. The mortgage notes payable are repayable in quarterly and semi-annual installments of principal and interest through 2003. The floating interest rate is based on several financial indicators. The weighted average interest rate on these loans was 6.0% and 4.5% at December 31, 2000 and 1999, respectively.

    The notes payable to a bank are unsecured and are repayable in monthly and semi-annual installments of principal and interest through 2005. The weighted average fixed interest rate on these notes was 7.9% and 6.9% at December 31, 2000 and 1999, respectively.

    Notes payable to suppliers are secured by certain machinery and equipment with a carrying value of approximately $6.0 million and are repayable in quarterly and semi-annual installments of principal and interest through 2003. The weighted average fixed interest rate on these notes was 5.1% and 5.4% at December 31, 2000 and 1999, respectively.

    The notes payable to the Italian Ministry of Industry are secured by certain production facilities and are repayable in annual installments of principal and interest through 2015. The weighted average fixed interest rate on these notes was 3.3% and 7.3% at December 31, 2000 and 1999, respectively.

    The research project loan payable is from the Italian Ministry of University, Scientific & Technological Research under a grant and subsidized loan package of approximately $8.8 million for an applied research program related to the development of anthracycline derivatives. The receipt of funding for the research program is contingent upon presentation of a statement of progress at established "Checkpoints," the first of which occurred in the third quarter of 1999. The second and third checkpoints were successfully completed in the third quarter of 2000 and the first quarter of 2001, respectively. The loan is repayable in semi-annual installments of interest only for 3.5 years and subsequently repayable in semi-annual installments of principal and interest through 2008. The variable interest rate on the loan was 6.1% and 4.4% at December 31, 2000 and 1999, respectively.

    Long-term debt maturities for each of the next five years are as follows (in thousands): $6,995 in 2001; $4,795 in 2002; $3,951 in 2003; $3,074 in 2004 and
$3,027 in 2005. Total interest expense for short and long-term borrowings in 2000, 1999, and 1998 was $4.7 million, $6.3 million, and $6.1 million, respectively.

9. STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Company's 1.6 million shares of $3.75 Convertible Exchangeable Preferred Stock (the "Preferred Stock") was issued in a private offering to institutional investors. The Preferred Stock has a liquidation preference of $50.00 per share. Cash dividends on the Preferred Stock are payable quarterly

                                   SICOR INC.

                               DECEMBER 31, 2000

9. STOCKHOLDERS' EQUITY (CONTINUED)
at an annual dividend rate of $3.75 for each share. Dividends on the Preferred Stock are cumulative. The Preferred Stock is convertible, at any time prior to redemption, into approximately 2.9 million shares of the Company's Common Stock at a conversion price of $27.60 per share, subject to certain anti-dilution adjustments. The Preferred Stock is redeemable at the option of the Company, initially at a price of $52.50 per share and thereafter at prices declining to $50.00 per share in March 2002 plus all accrued and unpaid dividends. The Preferred Stock will be exchangeable at the option of the Company in whole, but not in part, on any dividend payment date for its 7 1/2% Convertible Subordinated Debentures due 2003 at the rate of $50.00 principal amount of Debentures for each share of Preferred Stock.

    The Company made quarterly cash dividend payments of approximately $1.5 million per quarter on its outstanding Preferred Stock from June 1, 1993 through March 1, 1995. Subsequent to March 1995, as a measure to reduce cash outflows, the Company's Board of Directors suspended quarterly cash dividend payments on its outstanding Preferred Stock. The Company resumed payment of the Preferred Stock dividend in September 1996. At December 31, 2000, the Company had approximately $7.5 million ($4.69 per share) in undeclared cumulative preferred dividends, which are included in the liquidation preference of $87.5 million. If the Company chooses to not declare dividends for six cumulative quarters, the holders of this Preferred Stock, voting separately as a class, will be entitled to elect two additional directors until the dividend in arrears has been paid. The holders of this Preferred Stock have no other voting rights.

    WARRANTS

    In July 1991, warrants to purchase 75,000 shares of Common Stock were issued in connection with a lease financing commitment for Gensia Sicor Pharmaceuticals. These warrants have an exercise price of $4.375 per share and expire in July 2002. At December 31, 2000 and 1999, warrants to purchase an aggregate of 30,000 and 75,000 shares of SICOR Common Stock were outstanding, respectively.

    In April 1996, warrants to purchase 50,000 shares of Common Stock were issued in connection with a financing commitment for Gensia Sicor Pharmaceuticals. These warrants have an exercise price of $4.000 per share and expire in April 2001. At December 31, 2000 and 1999, warrants to purchase an aggregate of 50,000 shares of SICOR Common Stock were outstanding during each year, respectively.

    In July 1996, warrants to purchase 70,000 shares of Common Stock were issued in connection with a lease financing commitment for Gensia Sicor Pharmaceuticals. These warrants had an exercise price of $5.250 per share and would have expired in July 2006. All of these warrants were exercised in 2000. At December 31, 1999, warrants to purchase an aggregate of 70,000 shares of SICOR Common Stock were outstanding.

    In March 1997, the Company sold approximately 4 million Units in a private placement, each Unit consisting of one share of Common Stock and a Warrant to purchase one-half share of Common Stock at an exercise price of $4.1875 per share. These warrants expire in December 2002. At December 31, 2000 and 1999, warrants to purchase an aggregate of 499,000 and 1,871,000 shares of SICOR Common Stock were outstanding, respectively.

    In December 1997, the Company sold approximately 2.4 million Units in a private placement, each Unit consisting of one share of Common Stock and a Warrant to purchase one-half share of Common

                                   SICOR INC.

                               DECEMBER 31, 2000

9. STOCKHOLDERS' EQUITY (CONTINUED)
Stock at a per share exercise price of $7.34 per share. These warrants expire in July 2003. If a purchaser sold the Common Stock purchased in the Unit offering prior to June 30, 1998, then the purchaser was not issued the Warrant component of the Unit. At December 31, 2000 and 1999, warrants to purchase an aggregate of 965,518 and 1,227,000 shares of SICOR Common Stock were outstanding, respectively.

    During the second quarter of 1999, the Company sold approximately 8.7 million Units in a private placement, each Unit consisting of one share of Common Stock and a Warrant to purchase one-tenth of a share of Common Stock at a per share exercise price of $5.75 per share. These warrants expire in December 2003. Each Warrant is to be issued if the holder sells no Common Stock or other securities of the Company for a period commencing from the date of the purchase of Units and ending on December 31, 2000. At December 31, 2000 and 1999, warrants to purchase an aggregate of 867,500 shares of SICOR Common Stock were outstanding during each year, respectively.

    Additional warrants were issued in connection with the issuance of the 2.675% Subordinated Convertible Notes (see Note 8). All of these warrants were exercised in 2000. At December 31, 1999, warrants to purchase an aggregate of 2,645,503 shares of SICOR Common Stock were outstanding.

    CONVERSION OPTION

    In April 1997, the Company entered into an agreement with Sankyo Co., Ltd ("Sankyo") to collaborate on a research program to discover and develop drugs for the treatment of non-insulin dependent (Type II) diabetes. In connection with the agreement, Sankyo made a payment of $7.25 million in exchange for approximately 8% of the equity of Metabasis Therapeutics, Inc. Sankyo has the right to convert its Metabasis interest into a variable number of shares of the Company's Common Stock based on a formula defined in the agreement.

    STOCKHOLDER RIGHTS PLAN

    The Company has adopted a Stockholder Rights Plan (the "Plan"). The Plan provides for the distribution of a Preferred Stock purchase right (a "Right") as a dividend for each share of the Company's Common Stock. Under certain conditions involving an acquisition by any person or group of 15% or more of the Common Stock, the Rights permit the holders (other than the 15% holder) to purchase the Company's Common Stock at a 50% discount upon payment of an exercise price of $200 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Under certain conditions, the Rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $.01 per Right. The Rights have no voting privileges and are attached to and automatically trade with the Company's Common Stock. The Rights expire on March 16, 2002. The Plan was amended in November 1996 to exempt the acquisition of Rakepoll Holding from the provisions of the Plan.

    EMPLOYEE STOCK PURCHASE PLAN

    The Company has an Employee Stock Purchase Plan ("ESPP") for all eligible employees to purchase shares of Common Stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 12%

                                   SICOR INC.

                               DECEMBER 31, 2000

9. STOCKHOLDERS' EQUITY (CONTINUED)
of their total compensation during each six-month offering period, subject to certain limitations. The 1992 ESPP, as amended, authorizes up to 710,000 shares to be issued under the plan. During the years ended December 31, 2000, 1999, and 1998, shares totaling 70,474, 50,139, and 82,392 were issued under the plan at an average price of $5.54, $3.52, and $3.52 per share, respectively. At
December 31, 2000, 116,576 shares were reserved for future issuance.

    STOCK OPTION PLANS

    In February 1997, the stockholders approved the 1997 Long-Term Incentive Plan (the "1997 Stock Plan") which replaced the 1990 Stock Plan (the "1990 Stock Plan"). The 1997 Stock Plan provides for both the direct award or sale of Common Stock and the granting of qualified and nonqualified options to its employees, directors and certain other individuals. Generally, options outstanding vest over a four-year period and are exercisable for up to ten years from the grant date. The 1997 Stock Plan, as amended, authorizes up to 6,200,000 shares to be issued. Shares not subject to exercise, or shares not exercised because of forfeiture or termination of options granted under the 1990 Stock Plan, will increase the amount of shares available under the 1997 Stock Plan. Under the 1990 Stock Plan, 6,383,334 shares of SICOR Common Stock have been authorized for issuance. Accordingly, as of December 31, 2000, 12,583,334 shares were authorized for issuance under both stock option plans.

    In September 1997, the Company's stockholders approved the Chairman's Options (the "Chairman's Options"). Under the Chairman's Options, the Company's Chairman of the Board was issued 500,000 shares of Common Stock of which 200,000 shares were fully vested at the time of grant, with the remaining 300,000 shares to vest in increments of 100,000 shares subject to meeting certain performance conditions. During the first quarter of 2000, the remaining 300,000 shares vested upon attainment of the stipulated conditions.

    A summary of the Company's stock option activity and related information is as follows (in thousands except exercise price):

                                                             YEARS ENDED DECEMBER 31,
                                        ------------------------------------------------------------------
                                                2000                   1999                   1998
                                        --------------------   --------------------   --------------------
                                                    WEIGHTED               WEIGHTED               WEIGHTED
                                                    AVERAGE                AVERAGE                AVERAGE
                                         NUMBER     EXERCISE    NUMBER     EXERCISE    NUMBER     EXERCISE
                                        OF SHARES    PRICE     OF SHARES    PRICE     OF SHARES    PRICE
                                        ---------   --------   ---------   --------   ---------   --------
Outstanding--beginning of year........     5,618     $4.62       5,631      $4.76       5,520      $4.90
  Granted.............................     1,263     $8.22       1,177      $4.42       1,175      $4.14
  Exercised...........................    (1,919)    $4.52        (281)     $4.42        (204)     $4.13
  Canceled............................      (299)    $7.24        (909)     $5.27        (860)     $4.84
                                         -------                 -----                  -----
Outstanding--end of year..............     4,663     $5.59       5,618      $4.62       5,631      $4.76
                                         =======                 =====                  =====
Exercisable--end of year..............     2,922     $4.81       3,633      $4.77       3,787      $4.99

                                   SICOR INC.

                               DECEMBER 31, 2000

9. STOCKHOLDERS' EQUITY (CONTINUED)

    The following table summarizes information about stock options outstanding at December 31, 2000 (number of shares in thousands):

                                        OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                              ---------------------------------------   --------------------
                                              WEIGHTED
                                              AVERAGE        WEIGHTED               WEIGHTED
                                             REMAINING       AVERAGE                AVERAGE
                               NUMBER       CONTRACTUAL      EXERCISE    NUMBER     EXERCISE
                              OF SHARES   LIFE (IN YEARS)     PRICE     OF SHARES    PRICE
                              ---------   ----------------   --------   ---------   --------
$2.38 to $4.00..............      778           7.6           $ 3.68        485      $ 3.62
$4.04 to $4.50..............    1,111           7.7           $ 4.29        889      $ 4.28
$4.52 to $5.00..............    1,451           6.4           $ 4.72      1,229      $ 4.70
$5.06 to $6.00..............      305           7.1           $ 5.20        159      $ 5.24
$6.25 to $10.00.............      613           8.9           $ 8.34         94      $ 8.28
$10.06 to $28.48............      405           8.7           $12.00         66      $16.63
                                -----                                     -----
                                4,663           7.5           $ 5.59      2,922      $ 4.81
                                =====                                     =====

    Shares of Common Stock reserved at December 31, 2000 for the exercise of available and outstanding stock options including the Chairman's options totaled 7,563,050.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock plans under the fair value method of that statement. The fair value was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2000, 1999, and 1998, respectively: risk-free interest rates of 6.1%, 5.7% to 5.8%, and 5.1% to 5.2%; dividend yields of 0% for 2000, 1999, and
1998; volatility factors of the expected market price of the Company's Common Stock of 59.0% for 2000, 59.3% for 1999 and 36.2% for 1998; and a
weighted-average life of six to seven years for 2000 and 1999, and five to six years for 1998.

    The Black-Scholes option-valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated fair values of stock options granted during the years 2000, 1999, and 1998 were $6.50, $2.82, and $2.55 per share, respectively.

    For purposes of pro forma disclosures, the estimated fair value is amortized to expense over the vesting period of such stock or options. The effects of applying SFAS No. 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma information in future years because they do not take into consideration pro forma compensation expense related to grants made

                                   SICOR INC.

                               DECEMBER 31, 2000

9. STOCKHOLDERS' EQUITY (CONTINUED)
prior to 1995. The Company's pro forma information for the years ended December 31 is as follows (in thousands except per share date):

                                                     2000       1999       1998
                                                   --------   --------   --------
Net income (loss) applicable to common shares:
  As reported....................................  $29,608     $5,675    $(24,701)
  Pro forma......................................   26,537      3,561     (26,412)
Basic net income (loss) per share:
  As reported....................................  $  0.31     $ 0.07    $  (0.31)
  Pro forma......................................     0.28       0.04       (0.33)
Diluted net income (loss) per share:
  As reported....................................  $  0.29     $ 0.07    $  (0.31)
  Pro forma......................................     0.26       0.04       (0.33)

    SHARES RESERVED FOR FUTURE ISSUANCE

    The following shares of Common Stock are reserved for future issuance at December 31, 2000 (in thousands):

1990 and 1997 Stock Plan....................................   7,063
Chairman's Options..........................................     500
Employee Stock Purchase Plan................................     117
401(k) plan.................................................     415
Warrants....................................................   2,412
Convertible Exchangeable Preferred Stock....................   2,899
                                                              ------
                                                              13,406
                                                              ======

    DEFERRED COMPENSATION

    During the year ended December 31, 2000 in connection with the grant of various stock options to employees, the Company recorded deferred stock compensation totaling approximately $532,000 representing the difference between the exercise price and the market value of the Company's Common Stock on the date such stock options were granted. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense over the vesting period of the options on a straight-line basis. During the year ended December 31, 2000, the Company recorded amortization of deferred compensation expense of approximately $181,000. As of December 31, 2000, total charges to be recognized in future periods from amortization of deferred stock compensation are anticipated to be approximately $131,000, $112,000, $99,000, and $9,000 for the years ended December 31, 2001, 2002, 2003, and 2004, respectively.

    NON-CASH COMPENSATION TO THE COMPANY'S CHAIRMAN

    During the first quarter of 2000, the Company recorded $1.6 million in compensation expense from the vesting of the Chairman's Options. An additional incentive compensation expense of $1.0

                                   SICOR INC.

                               DECEMBER 31, 2000

9. STOCKHOLDERS' EQUITY (CONTINUED)
million relating to the Company's chairman was also recorded in the first quarter of 2000, upon the Company having reached a market capitalization of $1.0 billion in accordance with the terms of agreement between the Company and the Chairman of the Board. Payments will be made through the issuance of Common Stock.

10. EMPLOYEE SAVINGS AND RETIREMENT PLAN

    The Company has a 401(k) plan that allows eligible United States employees to contribute up to 15% of their salary, subject to annual limits. Effective January 1, 1999, the Company matched 25% of the employee pretax contribution, up to an annual maximum of $2,500. The Company increased the match contribution to 50% of the employee pretax contribution, up to an annual maximum of $5,250, effective January 1, 2000. The matching contribution was in the form of the Company's Common Stock. During the years ended December 31, 2000 and 1999, shares totaling 38,299 and 46,659 were issued at an average price of $9.76 and $3.60 per share. At December 31, 2000, 415,042 shares were reserved for future issuance.

11. RELATED PARTIES

    The Company has services agreements with Alco Chemicals Ltd. ("Alco"). In September 1996, the majority shareholder of Alco acquired a majority of the outstanding shares of Rakepoll Finance N.V., which owns approximately 29% the Company's outstanding Common Stock. The same majority shareholder of Alco is also President, Chief Executive Officer and a director of the Company and beneficially owns approximately 34% of the Company's Common Stock.

    Under the terms of its agreements with the Company, Alco is to receive commissions equal to 4% of sales to third-party non-Italian customers. The agreements are in place for five years, unless there is a change in control of Alco. The agreement permits the Company to sell its products directly or through other agents. If the Company pays commissions that are less than the contractual commission percentage to such agents, the Company must pay the differential between the commissions paid and the contractual percentage to Alco. Commission expenses relating to Alco were approximately $2.3 million, $2.3 million, and $2.1 million for the years ended December 31, 2000, 1999, and 1998, respectively, and the net outstanding payable to Alco at December 31, 2000 and 1999 was $1.1 million and $0.6 million, respectively.

    Lemery in Mexico purchases raw materials and supplies from two companies in which Lemery's Managing Director and Director of Operations have beneficial ownership. The combined material and supply purchases made by Lemery during 2000, 1999 and 1998 from these two companies totaled approximately $1.4 million, $2.6 million, and $3.1 million respectively.

    Sicor S.p.A. purchased a 50% equity interest in Diaspa in December 1997 for approximately $2.7 million. The remaining 50% interest of Diaspa was purchased by Archimica, a company in which the Company's President, Chief Executive Officer, director and a principal stockholder, had a 50% beneficial ownership. In June 1998, Sicor S.p.A. purchased the remaining 50% interest from Archimica for approximately $5.7 million in cash, including a $1.3 million payment to a third party for the release of an option on the Diaspa shares and approximately $1.9 million related to capital contributions made since the acquisition of the initial 50% interest in Diaspa. Archimica was sold to an unrelated third-

                                   SICOR INC.

                               DECEMBER 31, 2000

11. RELATED PARTIES (CONTINUED)
party during 1999. Product sales to Archimica were approximately $3.0 million and $0.5 million for the years ended December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, the Company had a net receivable balance from Archimica of $2.3 million and $0.3 million, respectively, and a net payable balance to Archimica of $20.0 thousand and $34.0 thousand, respectively.

    The Company paid approximately $0.1 million in both 2000 and 1999, for services provided by a consulting firm owned by the Company's Executive Vice President, Chief Operating Officer and director. The Company paid approximately $0.1 million and $0.2 million for services provided by a market research firm in which the same individual serves as a director in 2000 and 1999, respectively.

    In March 1998, Genchem Pharma Ltd. acquired a research and development branch in Vacallo, Switzerland for $1.9 million from Alco.

12. WRITE-DOWN OF INVESTMENT AND RESTRUCTURING CHARGE

    During the second quarter of 1999, the Company divested a 46% interest in Metabasis Therapeutics, Inc., a proprietary research and development subsidiary, to Metabasis management. Following this transaction, the Company retains a 46% equity interest in Metabasis and will receive royalty payments if technologies currently owned by Metabasis are licensed or if products are developed and sold using those technologies. Subsequently, due to the uncertain value of the remaining interest, the Company elected to write off $1.8 million related to its remaining investment in Metabasis. Starting in the second quarter of 1999, investment in Metabasis was accounted for using the equity method. After taking into account certain additional financing obtained by Metabasis in July 2000, the Company retains a 30% equity interest.

    In December 1997, the Company divested an 81% interest in Gensia
Automedics, Inc. ("Automedics") in order to reduce future operating losses and cash flow requirements associated with this business. Due to the contingent nature of the royalty and milestone payments associated with this transaction, the Company recorded a charge of approximately $11.5 million. This restructuring charge included a $7.3 million write-off of intangible assets associated with products transferred into Automedics, specifically prepaid royalties for the GenESA System and Brevibloc rights, a $2.9 million loss realized on the sale of Automedics' assets and liabilities, and $1.3 million of severance expenses. Due to the lack of market acceptance of the GenESA System, the Company wrote off the investment value of its 19% interest in Automedics from $1.8 million to $0.7 million in the first quarter of 1998 and subsequently wrote off the remaining balance of $0.7 million in the fourth quarter of 1998. In August 1999, the Company reached a settlement with Protocol Systems, Inc. concerning the alleged breach of a supply agreement related to the GenESA System. The resolution of the matter did not result in an adjustment to the Company's consolidated financial position or results of operations in 1999 as an adequate provision was recorded in the fourth quarter of 1998.

13. COMMITMENTS

    The Company leases certain of its office, manufacturing and research facilities and certain equipment under operating and capital lease agreements. The minimum annual rents are subject to increases based on changes in the Consumer Price Index, taxes, insurance and operating costs.

                                   SICOR INC.

                               DECEMBER 31, 2000

13. COMMITMENTS (CONTINUED)
    In December 1999, the Company's subsidiary, Diaspa sold certain assets for net proceeds of approximately $12.3 million. The assets are being leased back from the purchaser over a period of 6.5 years for equipment and 9.5 years for land and buildings. The lease is being accounted for as an operating lease, and the resulting net gain of approximately $0.4 million is being amortized over the respective life of the lease. In connection with this agreement, a loss of approximately $0.3 million was immediately recognized for the difference between the non-depreciated cost and the fair value for certain assets. Under the agreement, Diaspa will maintain deposits, initially in the amount of approximately $9.8 million, which will be reduced over time as future lease payments are made. As of December 31, 2000, the lease deposit was $7.7 million.

    The Company also leases two buildings in the United States, which are secured by a $4.8 million letter of credit, which in turn is collateralized by a $4.8 million certificate of deposit that will be released provided the Company achieves certain financial milestones.

    Included in deposits and other assets was $13.2 million and $15.1 million at December 31, 2000 and 1999, respectively deposited under these agreements. Rent expense for 2000, 1999, and 1998 was $7.9 million, $7.5 million, and $5.4 million, respectively, and was net of $4.7 million, $2.0 million, and $1.2 million of sublease income, respectively.

    Future minimum payments, by year and in the aggregate, under the aforementioned leases and other non-cancelable operating leases with initial or remaining terms in excess of one year as of December 31, 2000, are as follows (in thousands):

                                                            CAPITAL    OPERATING
                                                             LEASES     LEASES
                                                            --------   ---------
2001......................................................  $ 1,150     $10,628
2002......................................................      835       8,749
2003......................................................      574       6,629
2004......................................................       62       5,954
2005......................................................       --       5,516
Thereafter................................................       --      13,573
                                                            -------     -------
Total minimum lease payments..............................    2,621     $51,049
                                                                        =======
Less amount representing interest.........................     (184)
                                                            -------
Present value of net minimum lease payments...............    2,437
Less current portion......................................   (1,079)
                                                            -------
                                                            $ 1,358
                                                            =======

    Future minimum rentals to be received under non-cancelable subleases as of December 31, 2000 totaled approximately $13.0 million.

                                   SICOR INC.

                               DECEMBER 31, 2000

14. INCOME TAXES

    The provision for income taxes comprises the following (in thousands):

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       2000       1999       1998
                                                     --------   --------   --------
Current:
  Federal..........................................   $  927    $   230     $   --
  State............................................    1,058         --         --
  Foreign..........................................    5,166      4,661      3,091
                                                      ------    -------     ------
                                                      $7,151    $ 4,891     $3,091
Deferred:
  Federal..........................................   $   --    $    --     $   --
  State............................................       --         --         --
  Foreign..........................................     (538)    (3,767)     2,020
                                                      ------    -------     ------
                                                      $ (538)   $(3,767)    $2,020
Net operating loss benefit allocated to goodwill...       --        622         --
                                                      ------    -------     ------
                                                      $6,613    $ 1,746     $5,111
                                                      ======    =======     ======

    The provision for income taxes on earnings subject to income taxes differs from the statutory federal rate due to the following (in thousands):

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     2000       1999       1998
                                                   --------   --------   --------
Federal income taxes (benefit) at 35%............  $ 14,777   $ 4,687    $(4,956)
State tax net of federal benefit.................       688        --         --
Tax effect of non-deductible expenses............        46        41        306
Alternative minimum taxes........................       927       230         --
(Decrease) increase in valuation allowance and
  other..........................................   (10,033)   (1,561)     7,447
Foreign income tax expense (benefit).............       208    (1,651)     2,314
                                                   --------   -------    -------
                                                   $  6,613   $ 1,746    $ 5,111
                                                   ========   =======    =======

    Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 and 1999 are shown below. A valuation allowance of $110.9 million has been recognized as an offset to the deferred tax assets as of December 31, 2000 as realization of such assets is uncertain. The valuation allowance decreased by $7.8 million and $16.8 million in 2000 and 1999, respectively, and increased by $9.1 million in 1998, respectively. The reduction in the valuation allowance in 2000 relates primarily to current year activity. Approximately $10.2 million of the 1999 valuation allowance decrease

                                   SICOR INC.

                               DECEMBER 31, 2000

14. INCOME TAXES (CONTINUED)
is attributable to the allocation of the gross deferred tax asset and the related valuation allowance to Metabasis upon partial divestiture in 1999.

                                                            DECEMBER 31,
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------
Deferred tax liabilities:
  Basis differences in acquired assets................  $  14,786   $  16,234
  Depreciation........................................     12,776      10,324
  Inventory...........................................      5,661       4,566
  Other...............................................      2,448       1,712
                                                        ---------   ---------
Total deferred tax liabilities........................     35,671      32,836

Deferred tax assets:
  Net operating loss carryforwards....................     78,238      90,973
  Credit carryforwards................................     18,614      15,199
  Capitalized research and development................      4,124       7,498
  Depreciation........................................      7,514       5,028
  Other...............................................     17,333      11,363
                                                        ---------   ---------
Total deferred tax asset..............................    125,823     130,061
Valuation allowances for deferred tax assets..........   (110,914)   (118,601)
                                                        ---------   ---------

Net deferred tax asset................................     14,909      11,460
                                                        ---------   ---------
Net deferred tax liabilities..........................  $  20,762   $  21,376
                                                        =========   =========

At December 31, 2000, the Company had federal and California tax net operating loss carryforwards of approximately $214.9 million and $30.4 million, respectively. The difference between the net operating loss carryforwards for federal and California income tax purposes is primarily attributable to the capitalization of research and development costs for California purposes and the fifty percent limitation on California loss carryforwards. The federal tax loss carryforwards will begin expiring in 2005 unless previously utilized. The California tax loss carryforwards will begin to expire in 2000 unless previously utilized. The Company has Mexican tax loss carryforwards of approximately $0.9 million. The Mexican tax loss carryforwards will begin expiring in 2004, unless previously utilized. The Company has federal and California research and development tax credit carryforwards totaling $11.9 million and $4.6 million, respectively, which will begin to expire in 2001 unless previously utilized. The Company also has alternative minimum tax credit carryforwards of $1.5 million.

    Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's net operating loss and credit carryforwards is limited because of cumulative ownership changes of more than 50% which occurred within the three year periods ending in 1997. The ownership change in 1997 had a material impact on the utilization of the net operating loss and credit carryforwards.

                                   SICOR INC.

                               DECEMBER 31, 2000

15. SEGMENT AND GEOGRAPHIC INFORMATION

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"), establishes reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. The Company operates predominantly in one industry segment, that being the development, manufacture and marketing of injectable pharmaceuticals and the production of specialty bulk drug substances. The Company evaluates its performance based on operating earnings of the respective business units primarily by geographic area. The three main business units that correspond to each geographic area are as follows: (i) United States:
SICOR, Gensia Sicor Pharmaceuticals, Genchem Pharma, and Gensia Development Corporation; (ii) Italy: Sicor S.p.A. and Diaspa S.p.A.; and (iii) Mexico:
Lemery, Sicor de Mexico, and Sicor de Latinoamerica. Intergeographic sales are accounted for at prices that approximate arm's length transactions. Information regarding business geographic areas at December 31, 2000, 1999, and 1998 and for each of the years then ended is as follows (in thousands):

                                                  YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                2000        1999        1998
                                              ---------   ---------   ---------
Product sales to unaffiliated customers:
  United States.............................  $ 155,222   $ 102,631   $  62,506
  Italy.....................................     71,341      67,859      62,321
  Mexico....................................     67,215      53,210      43,253
                                              ---------   ---------   ---------
                                              $ 293,778   $ 223,700   $ 168,080
                                              =========   =========   =========
Intergeographic sales:
  United States.............................  $     423   $     355   $   5,638
  Italy.....................................     12,312      10,065       7,672
  Mexico....................................      1,454         170         270
                                              ---------   ---------   ---------
                                              $  14,189   $  10,590   $  13,580
                                              =========   =========   =========
Income (loss) before income taxes:
  United States.............................  $  27,879   $   3,136   $ (24,827)
  Italy.....................................      3,986      (1,813)      2,617
  Mexico....................................     12,074      12,754       9,564
  Other.....................................       (671)       (579)       (653)
  Eliminations and adjustments..............      1,807        (108)     (1,091)
                                              ---------   ---------   ---------
                                              $  45,075   $  13,390   $ (14,390)
                                              =========   =========   =========

                                   SICOR INC.

                               DECEMBER 31, 2000

15. SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)

                                                  YEARS ENDED DECEMBER 31,
                                              ---------------------------------
                                                2000        1999        1998
                                              ---------   ---------   ---------
Total assets:
  United States.............................  $ 390,163   $ 375,659   $ 372,968
  Italy.....................................    121,811     126,896     146,913
  Mexico....................................     79,267      58,603      45,365
  Other.....................................          3          52         115
  Eliminations and adjustments..............   (165,644)   (175,031)   (192,633)
                                              ---------   ---------   ---------
                                              $ 425,600   $ 386,179   $ 372,728
                                              =========   =========   =========

    Information regarding the Company's product sales to significant customers for the years 2000, 1999, and 1998 is as follows (as a percent of product sales to unaffiliated customers):

                                                                 YEARS ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                          2000             1999             1998
                                                        --------         --------         --------
Baxter.........................................           33%              21%               --
Abbott.........................................            6%              10%               --
Mexican government.............................           11%              11%              14%
                                                          ---              ---              ---
                                                          50%              42%              14%
                                                          ===              ===              ===

16. CONTINGENCIES

    It has been reported that certain federal and state governmental agencies, including the United States Department of Justice and the United States Department of Health and Human Services, have been investigating issues surrounding pricing information reported by drug manufacturers and used in the calculation of reimbursements under the Medicaid program administered jointly by the federal government and the states. The Company has supplied and is continuing to supply documents in connection with these investigations and has had discussions with representatives of the federal and state governments. Sicor has established a reserve of $2.5 million in the current year third quarter financial statements, which represents management's estimate of costs which will be incurred in connection with the defense of this matter. Actual costs to be incurred may vary from the amount estimated. There can be no assurance that these investigations will not result in changes to the Company's pricing policies or other actions which might have a material adverse effect on the Company's future financial position, results of operations or cash flows.

    The Company is also a defendant in various actions, claims, and legal proceedings arising from its normal business operations. Management believes the Company has meritorious defenses and intends to vigorously defend against all allegations and claims. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, liabilities arising from such matters, if any, will not have a material adverse effect on consolidated financial position, results of operations or cash flows.

                                   SICOR INC.

                               DECEMBER 31, 2000

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Summarized quarterly financial data for 2000 and 1999 is as follows (in thousands, except per share data):

                                                                                                                FOURTH
                                           FIRST QUARTER          SECOND QUARTER           THIRD QUARTER       QUARTER
                                       ---------------------   ---------------------   ---------------------   --------
                                           AS                      AS                      AS
                                       PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS
                                        REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED
                                       ----------   --------   ----------   --------   ----------   --------
2000 QUARTERS(1)
  Total revenues.....................   $67,545     $68,334     $71,774     $72,675     $71,694     $71,796    $80,973
  Total costs & expenses.............    58,845      58,845      61,426      61,426      60,360      60,360     68,072
                                        -------     -------     -------     -------     -------     -------    -------
  Income before income taxes.........     8,700       9,489      10,348      11,249      11,334      11,436     12,901
  Income applicable to common shares
    before change in accounting
    principle........................     5,651       6,440       6,764       7,665       8,441       8,543      9,814
  Cumulative effect of change in
    accounting principle, net of
    taxes............................                (2,854)
                                        -------     -------     -------     -------     -------     -------    -------
  Net income applicable to common
    shares...........................   $ 5,651     $ 3,586     $ 6,764     $ 7,665     $ 8,441     $ 8,543    $ 9,814
                                        =======     =======     =======     =======     =======     =======    =======
  Per common share:
    Income available for common
      shares before change in
      accounting principle...........   $  0.06     $  0.07     $  0.07     $  0.08     $  0.09     $  0.09    $  0.10
    Cumulative effect of change in
      accounting principle...........        --       (0.03)         --          --          --          --         --
                                        -------     -------     -------     -------     -------     -------    -------
    Net income--basic................   $  0.06     $  0.04     $  0.07     $  0.08     $  0.09     $  0.09    $  0.10
                                        =======     =======     =======     =======     =======     =======    =======
    Income available for common
      shares before change in
      accounting principle...........   $  0.06     $  0.07     $  0.07     $  0.08     $  0.08     $  0.08    $  0.09
    Cumulative effect of change in
      accounting principle...........        --       (0.03)         --          --          --          --         --
                                        -------     -------     -------     -------     -------     -------    -------
    Net income--diluted..............   $  0.06     $  0.04     $  0.07     $  0.08     $  0.08     $  0.08    $  0.09
                                        =======     =======     =======     =======     =======     =======    =======

                                         FIRST                   SECOND                  THIRD                  FOURTH
                                        QUARTER                 QUARTER                 QUARTER                QUARTER
                                       ----------              ----------              ----------              --------
1999 QUARTERS(2)(3)
  Total revenues.....................   $53,660                 $54,691                 $55,419                $65,233
  Total costs & expenses.............    52,355                  53,278                  50,205                 59,775
                                        -------                 -------                 -------                -------
  Income before income taxes.........     1,305                   1,413                   5,214                  5,458
  Net (loss) income applicable to
    common shares....................   $(1,653)                $   284                 $ 2,995                $ 4,049
  Net (loss) income per share--basic
    and diluted......................   $ (0.02)                $    --                 $  0.03                $  0.05

------------------------------

(1) Quarterly results for 2000 reflect a change in accounting for revenue recognition to adopt the provisions of the SEC's Staff Accounting Bulletin No. 101 (see Note 3).

(2) Quarterly results for 1999 were retroactively restated to reflect an accounting change at the Company's Italian subsidiary, Sicor S.p.A. for changing inventory accounting from the LIFO method to the FIFO method.

(3) Second quarter 1999 results included $1.8 million of expenses related to the write-down of the Company's investment in Metabasis.

                                   SICOR INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS EXCEPT PAR VALUE DATA)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 44,029      $ 23,054
  Short-term investments....................................      47,414        39,648
  Accounts receivable, net..................................      55,149        65,708
  Inventories, net..........................................      56,573        48,466
  Other current assets......................................      14,481        10,788
                                                                --------      --------
    Total current assets....................................     217,646       187,664

Property and equipment, net.................................     123,450       115,939
Other noncurrent assets.....................................      19,227        20,565
Intangibles, net............................................      37,980        39,627
Goodwill, net...............................................      58,880        61,805
                                                                --------      --------
                                                                $457,183      $425,600
                                                                ========      ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 41,224      $ 35,218
  Accrued payroll and related expenses......................       9,314         8,848
  Other accrued liabilities.................................      27,831        25,484
  Short-term borrowings.....................................      28,632        30,855
  Current portion of long-term debt.........................       5,725         6,995
  Current portion of capital lease obligations..............         900         1,079
                                                                --------      --------
    Total current liabilities...............................     113,626       108,479

Other long-term liabilities.................................      11,175        11,645
Long-term debt, less current portion........................      12,238        14,847
Long-term capital lease obligations, less current portion...         825         1,358
Deferred taxes..............................................      15,022        15,813

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value, 5,000 shares authorized,
    1,600 issued and outstanding, liquidation preference of
    $87,500.................................................          16            16
  Common stock, $0.01 par value, 125,000 shares authorized,
    100,700 and 99,792 shares issued and outstanding at June
    30, 2001 and December 31, 2000, respectively............       1,007           998
  Additional paid-in capital................................     590,647       589,319
  Deferred compensation.....................................        (374)         (351)
  Accumulated deficit.......................................    (280,986)     (312,702)
  Accumulated other comprehensive loss......................      (6,013)       (3,822)
                                                                --------      --------
    Total stockholders' equity..............................     304,297       273,458
                                                                --------      --------
                                                                $457,183      $425,600
                                                                ========      ========

                            See accompanying notes.

                                   SICOR INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Product sales...............................................  $175,137   $141,009

Costs and expenses:
  Cost of sales.............................................    93,613     79,697
  Research and development..................................     8,466      8,916
  Selling, general and administrative.......................    28,926     22,143
  Non-cash compensation.....................................       729      2,579
  Impairment of assets......................................     3,462         --
  Amortization..............................................     2,884      2,980
  Interest and other, net...................................       401      3,956
                                                              --------   --------
    Total costs and expenses................................   138,481    120,271

Income before income taxes..................................    36,656     20,738
Provision for income taxes..................................    (4,940)    (3,641)
                                                              --------   --------
Income before cumulative effect of change in accounting
  principle.................................................    31,716     17,097
Cumulative effect of change in accounting principle, net of
  taxes.....................................................        --     (2,854)
                                                              --------   --------
Net income..................................................    31,716     14,243
Dividends on preferred stock................................    (2,992)    (2,992)
                                                              --------   --------
Net income applicable to common shares......................    28,724     11,251

Comprehensive income:
  Unrealized gain (loss) on short-term investments..........        80        (12)
  Foreign currency translation (loss) income................    (2,271)      (920)
                                                              --------   --------
Comprehensive income........................................  $ 26,533   $ 10,319
                                                              ========   ========
Net income per share--basic:
  Income before cumulative effect of change in accounting
    principle...............................................  $   0.29   $   0.15
  Cumulative effect of change in accounting principle.......        --      (0.03)
                                                              --------   --------
  Net income per share......................................  $   0.29   $   0.12
                                                              ========   ========
Net income per share--diluted:
  Income before cumulative effect of change in accounting
    principle...............................................  $   0.27   $   0.15
  Cumulative effect of change in accounting principle.......        --      (0.03)
                                                              --------   --------
Net income per share........................................  $   0.27   $   0.12
                                                              ========   ========
Shares used in calculating per share amounts
  --Basic...................................................   100,286     92,127
  --Diluted.................................................   104,674    100,855

                            See accompanying notes.

                                   SICOR INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash flows from operating activities:
  Net income................................................  $ 31,716   $ 14,243
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................     6,548      6,558
    Amortization............................................     2,884      2,980
    Loss on disposal of property and equipment, net.........        32         73
    Amortization of deferred compensation...................       128        119
    Non-cash compensation...................................       729      2,579
    Impairment of assets....................................     3,462         --
    Deferred income tax.....................................        43        (45)
    Inventory purchase price allocation adjustments.........        --        450
    Change in operating assets and liabilities:
      Accounts receivable...................................     6,549     (3,456)
      Inventories...........................................    (7,696)    (4,862)
      Other current and noncurrent assets...................    (4,085)    (1,654)
      Accounts payable and other current liabilities........    10,794      1,917
                                                              --------   --------
Net cash provided by operating activities...................    51,104     18,902

Cash flows from investing activities:
  Proceeds from sale of short-term investments..............    48,587         --
  Purchase of short-term investments........................   (56,273)        --
  Purchases of property and equipment.......................   (19,667)   (14,566)
  Proceeds from sale of property............................        --        118
                                                              --------   --------
Net cash used in investing activities.......................   (27,353)   (14,448)

Cash flows from financing activities:
  Payments of cash dividends on preferred stock.............    (2,992)    (2,992)
  Issuance of common stock and warrants, net................     3,450     10,342
  Change in short-term borrowings...........................       508     (3,427)
  Issuance of long-term debt and capital lease obligations,
    net.....................................................        28      2,451
  Principal payments on long-term debt and capital lease
    obligations.............................................    (3,120)    (3,977)
                                                              --------   --------
Net cash (used in) provided by financing activities.........    (2,126)     2,397

Effect of exchange rate changes on cash.....................      (650)      (290)
                                                              --------   --------
Increase in cash and cash equivalents.......................    20,975      6,561
Cash and cash equivalents at beginning of period............    23,054     47,506
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 44,029   $ 54,067
                                                              ========   ========

                            See accompanying notes.

                                   SICOR INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2001

1.  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

    ORGANIZATION

    SICOR Inc. ("SICOR") is a specialty pharmaceutical company with operations located in the United States, Italy, and Mexico. SICOR was incorporated November 17, 1986 in the state of Delaware and is headquartered in Irvine, California.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of SICOR and its subsidiary companies, all of which are wholly owned. Affiliated companies in which SICOR does not have a controlling interest, or for which control is expected to be temporary, are accounted for using the equity method. The four wholly owned subsidiaries are as follows: Rakepoll Holding B.V., Gensia Sicor Pharmaceuticals, Inc. ("Gensia Sicor Pharmaceuticals"), Gensia Development Corporation and Genchem Pharma Ltd. ("Genchem Pharma"). Additionally, SICOR has a 30% equity interest in Metabasis Therapeutics, Inc. ("Metabasis"), a proprietary research and development subsidiary. All significant intercompany accounts and transactions have been eliminated.

    In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of the results for the three and six month periods ended June 30, 2001 and 2000 have been made. The results of operations for the three and six month periods ended June 30, 2001 are not necessarily indicative of the results to be expected for the full fiscal year.

    The accompanying consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in SICOR's Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

    FINANCIAL STATEMENT PREPARATION

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

    SICOR plans to apply the new rules effective July 1, 2001 in accounting for acquisitions consummated after June 30, 2001 and beginning in the first quarter of 2002 on accounting for existing goodwill and other intangible assets. Application of the non-amortization provisions of SFAS No. 142 is

                                   SICOR INC.

                                 JUNE 30, 2001

1. ORGANIZATION AND PRINCIPLES OF CONSOLIDATION (CONTINUED) expected to result in an increase in net income of approximately $2.0 million ($0.02 per share) per year. During 2002, SICOR plans to perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of SICOR.

2.  FOREIGN CURRENCY TRANSLATION

    With the exception of the Mexican operations, the financial statements of SICOR's international subsidiaries are translated into United States Dollars using current rates of exchange, with gains and losses included only in income and accumulated other comprehensive loss in the stockholders' equity section of the consolidated balance sheets. For the Mexican operations, financial statements are translated at either current or historical exchange rates, as appropriate. These adjustments, along with recognized gains and losses on currency transactions (denominated in currencies other than local currency), are reflected in the determination of consolidated net income.

3.  CHANGE IN ACCOUNTING PRINCIPLE

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), which required implementation in the fourth quarter of 2000. As a result, SICOR commenced a review of its revenue recognition policies for conformity with SAB No. 101. SICOR believes its previously existing revenue recognition policies comply with the guidance provided in SAB No. 101, except with respect to up-front cash payments received under certain licensing arrangements. SAB No. 101 generally provides that up-front payments, whether or not they are refundable, should be deferred as revenue and recognized over the license period. SICOR's previous accounting policy was to recognize as revenue such cash payments that were nonrefundable or where the probability of refund was remote. SAB No. 101 required SICOR to change its accounting method for recognizing revenue for several contracts, resulting in a cumulative change in accounting principle charge of approximately $2.9 million, net of tax. The cumulative effect of this change in accounting principle was retroactively recorded as of January 1, 2000, reducing previously reported earnings per share in the first quarter by $0.03 on a fully diluted basis. In addition, SICOR recognized $2.0 million in revenue from these contracts during the year 2000, increasing previously reported earnings per share by $0.01 in the first quarter and $0.01 in the second quarter.

4.  NON-CASH COMPENSATION


    Effective May 1, 2001, Marvin S. Samson, a director of SICOR entered into a three-year consulting agreement with SICOR. Compensation to be paid under the agreement includes a consulting fee to be paid in cash and options to purchase 250,000 shares of SICOR common stock, of which 125,000 options vested immediately. The remaining 125,000 options granted under the consulting agreement will vest in equal annual amounts at the end of each of the next three years. In accordance with Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," a portion of the options issued are required to be expensed on a variable basis until measurement dates, as determined by vesting dates, have been established. See Note 10.

                                   SICOR INC.

                                 JUNE 30, 2001

4.  NON-CASH COMPENSATION (CONTINUED)
    In September 1997, SICOR's stockholders approved the Chairman's Options (the "Chairman's Options"). Under the Chairman's Options, SICOR's Chairman of the Board was issued 500,000 shares of common stock of which 200,000 shares were fully vested at the time of grant, with the remaining 300,000 shares to vest in increments of 100,000 shares subject to meeting certain performance conditions. During the first quarter of 2000, the remaining 300,000 shares vested upon attainment of the stipulated conditions. As part of the agreement, SICOR recorded approximately $1.6 million in compensation expense from the vesting of such options in the first quarter of 2000. An additional incentive compensation expense of $1.0 million relating to SICOR's Chairman was also recorded in the first quarter of 2000, upon SICOR having reached a market capitalization of $1.0 billion in accordance with the terms of an agreement between SICOR and the Chairman of the Board. Payments will be made through the issuance of common stock.

5.  NET INCOME PER SHARE

    Basic earnings per share ("EPS") includes no dilution and is computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the effect of additional common shares issuable upon exercise of stock options outstanding, warrants, and other dilutive securities. The calculations of basic and diluted weighted average shares outstanding are as follows (in thousands, except per share data):

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
NUMERATOR:
  Net income applicable to common shares....................  $28,724       $11,251
  Interest expense on subordinated convertible notes prior
    to conversion on May 1, 2000............................       --           394
                                                              -------       -------
  Diluted numerator.........................................  $28,724       $11,645
                                                              =======       =======
DENOMINATOR:
  Weighted average common shares--basic.....................  100,286        92,127
  Net effect of dilutive securites:
    Stock options...........................................    2,706         2,490
    Warrants................................................    1,201         2,618
    Shares issuable in connection with convertible notes
      prior to conversion on May 1, 2000....................       --         3,518
    Other...................................................      481           102
                                                              -------       -------
  Weighted average common shares--diluted...................  104,674       100,855
                                                              =======       =======
Earnings per share--basic...................................  $  0.29       $  0.12
Earnings per share--diluted.................................  $  0.27       $  0.12

                                   SICOR INC.

                                 JUNE 30, 2001

6.  INVENTORIES

    Inventories at June 30, 2001 and December 31, 2000 consisted of (in thousands):

                                                         JUNE 30,   DECEMBER 31,
                                                           2001         2000
                                                         --------   ------------
Raw Materials..........................................  $27,987       $24,560
Work-in-process........................................   12,981        11,407
Finished goods.........................................   21,864        18,592
                                                         -------       -------
                                                          62,832        54,559
Less reserves..........................................   (6,259)       (6,093)
                                                         -------       -------
                                                         $56,573       $48,466
                                                         =======       =======

7. ASSET IMPAIRMENT CHARGE

    Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," SICOR recorded a non-cash impairment charge for Diaspa S.p.A. of $3.5 million in the first quarter of 2001 for a write-down of non-strategic fixed assets of $2.2 million and remaining goodwill of $1.3 million. The write-down was the result of circumstances indicating that the carrying value of Diaspa S.p.A., a business unit within SICOR's Italian operations, was not recoverable upon continued operation or sale of the business unit. Factors indicating impairment included a recent offer price for the business unit and a history of cash flow losses and continued forecasted negative cash flows. Because of these factors management determined that the undiscounted future cash flows resulting from the continued operation or sale of Diaspa was below SICOR's carrying value, including intercompany advances, and as such recognized an impairment loss on Diaspa's assets and goodwill.

8. SEGMENT AND GEOGRAPHIC INFORMATION

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. SICOR operates predominantly in one industry segment, the development, manufacture and marketing of injectable pharmaceuticals and the production of specialty active pharmaceutical ingredients. SICOR evaluates its performance based on operating earnings of the respective business units primarily by geographic area. The three main business units that correspond to each geographic area are as follows: (i) United States: SICOR, Gensia Sicor Pharmaceuticals, Genchem Pharma, and Gensia Development Corporation;
(ii) Italy: SICOR-Societa Italiana Corticosteroidi S.p.A. ("Sicor S.p.A.") and Diaspa S.p.A.; and (iii) Mexico: Lemery, S.A. de C.V., Sicor de Mexico, S.A. de C.V, and Sicor de Latinoamerica, S.A. de C.V. Intergeographic sales are accounted for at prices that approximate arm's length transactions. Additional

                                   SICOR INC.

                                 JUNE 30, 2001

8. SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED) information regarding business geographic areas for the three and six months ended June 30, 2001 and 2000, respectively, is as follows (in thousands):

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
Product sales to unaffiliated customers:
  United States.............................................  $ 98,743      $ 70,962
  Italy.....................................................    42,507        34,952
  Mexico....................................................    33,887        35,095
                                                              --------      --------
                                                              $175,137      $141,009
                                                              ========      ========
Intergeographic sales:
  United States.............................................  $    483      $   (247)
  Italy.....................................................     5,807         5,317
  Mexico....................................................       123         1,220
                                                              --------      --------
                                                              $  6,413      $  6,290
                                                              ========      ========

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
Income (loss) before income taxes:
  United States.............................................  $34,623       $13,398
  Italy.....................................................     (432)          279
  Mexico....................................................    3,166         8,249
  Other.....................................................     (372)         (338)
  Eliminations and adjustments..............................     (329)         (850)
                                                              -------       -------
                                                              $36,656       $20,738
                                                              =======       =======

                                                              JUNE 30,    DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
Total assets:
  United States.............................................  $395,781      $390,163
  Italy.....................................................   115,667       121,811
  Mexico....................................................    84,845        79,267
  Other.....................................................        24             3
  Eliminations and adjustments..............................  (139,134)     (165,644)
                                                              --------      --------
                                                              $457,183      $425,600
                                                              ========      ========

                                   SICOR INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2001

    SICOR's product sales to Baxter Healthcare Corporation ("Baxter"), a marketing partner for several products sold in the United States, for the three months ended June 30 2001 and 2000, accounted for 31% and 34% of product sales to unaffiliated customers, respectively. For the six months ended June 30, 2001 and 2000, SICOR's product sales to Baxter accounted for 33% and 32%, respectively, of product sales to unaffiliated customers.

9. CONTINGENCIES

    It has been reported that certain federal and state governmental agencies, including the United States Department of Justice and the United States Department of Health and Human Services, have been investigating issues surrounding pricing information reported by drug manufacturers and used in the calculation of reimbursements under the Medicaid program administered jointly by the federal government and the states. SICOR has supplied and is continuing to supply documents in connection with these investigations and has had discussions with representatives of the federal and state governments. While these discussions are still at the preliminary stage, SICOR has established a reserve of $4.0 million, which includes an increase in the reserve of $1.5 million in the first quarter of 2001 and represents management's estimate of costs which will be incurred in connection with the defense of this matter. Actual costs to be incurred may vary from the amount estimated. There can be no assurance that these investigations will not result in changes to SICOR's pricing policies or other actions which might have a material adverse effect on SICOR's financial position, results of operations or cash flows.

    SICOR is also a defendant in various actions, claims, and legal proceedings arising from its normal business operations. Management believes SICOR has meritorious defenses and intends to vigorously defend against all allegations and claims. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, liabilities arising from such matters, if any, will not have a material adverse effect on consolidated financial position, results of operations or cash flows.


10. SUBSEQUENT EVENTS


    On July 25, 2001, SICOR acquired all outstanding stock of Gatio Investments B.V. ("Gatio"), a holding company which is the sole owner of Biotechna U.A.B. ("Biotechna"), in exchange for 1.5 million shares of SICOR common stock. Furthermore, management expects to issue warrants to purchase 150 thousand shares of common stock at $3.50 per share in connection with the purchase. The transaction will be accounted for under the purchase accounting method. SICOR expects to record a charge for in-process technology relating to the purchase in the third quarter of 2001. In addition, SICOR may capitalize amounts for developed technology which could result in future amortization expense. SICOR expects to finalize purchase accounting estimates during the third quarter of 2001. Biotechna, headquartered in Vilnius, Lithuania, develops and manufactures recombinant protein products and currently sells recombinant human interferon alpha-2b and human growth hormone in Asia, Eastern Europe and Mexico, and has several other biopharmaceutical products under development.


    On September 9, 2001, Marvin Samson, a director and consultant, was appointed President and Chief Executive Officer of SICOR. As a result of Mr. Samson becoming an employee, the accounting for his stock options granted to him as a consultant on May 1, 2001 will change. On September 9, 2001, SICOR will record non-cash compensation expense of $0.7 million. In addition, $1.2 million of deferred compensation will be recorded as of September 9, 2001 and amortized ratably to compensation expense through April 30, 2004.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               20,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                              P R O S P E C T U S
                               -----------------

                              MERRILL LYNCH & CO.
                               CIBC WORLD MARKETS
                                    SG COWEN


                                OCTOBER   , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.



                                                              TO BE PAID BY THE
                                                                 REGISTRANT
                                                              -----------------
SEC registration fee........................................      $  143,003
NASD filing fee.............................................          30,500
Blue Sky fees and expenses..................................           7,500
Accounting fees and expenses................................         175,000
Legal fees and expenses.....................................         675,000
Printing and engraving......................................         100,000
Registrar and transfer agent's fees.........................          10,000
Miscellaneous fees and expenses.............................         158,997
                                                                  ----------
    Total...................................................      $1,300,000
                                                                  ==========


------------------------


ITEM 16. EXHIBITS.


    The following exhibits are filed with this Registration Statement:


     EXHIBIT NO.                               DESCRIPTION OF EXHIBIT
---------------------       ------------------------------------------------------------
           1.1*             Form of Purchase Agreement
           4.1(1)           Our Restated Certificate of Incorporation
           4.2(2)           Our Bylaws
           4.3(3)           Form of our Common Stock Certificate
           4.4(4)           Form of Rights Agreement dated as of March 16, 1992 between us and Harris Trust and Savings Bank
           4.5(5)           Amendment No. 1 to Rights Agreement dated as of
                            November 12, 1996 between us and Harris Trust and Savings
                            Bank as Rights Agent
           4.6(6)           Amendment No. 2 to Rights Agreement dated as of July 23,
                            2001 between us, Harris Trust and Savings Bank and
                            Computershare Investor Services, LLC as successor Rights
                            Agent
           4.7(7)           Shareholder's Agreement dated November 12, 1996, as amended on December 21, 1996 and on February 28, 1997, between us
                            and Rakepoll Finance N.V.
           4.8(8)           Amendment No. 3 to Shareholder's Agreement dated May 19,
                            1997 between us and Rakepoll Finance N.V.
           5.1              Opinion of Pillsbury Winthrop LLP
          23.1              Consent of Ernst & Young LLP, Independent Auditors
          23.2              Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)
          24.1**            Power of Attorney (included in the Signature Page contained in Part II of this Registration Statement)


------------------------


*   To be filed



**  Previously filed

(1) Incorporated by reference to Exhibit 3(i) of our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 0-18549).

(2) Incorporated by reference to Exhibit 3(ii) of our Quarterly Report on Form 8-K dated February 28, 1997 (File No. 0-18549).

(3) Incorporated by reference to Exhibit 4.1 in our Registration Statement on Form S-4 filed as of April 27, 1990 (File No. 33-94778).

(4) Incorporated by reference to Exhibit 1 in our Registration Statement on Form 8-A (File No. 0-18549).

(5) Incorporated by reference to Exhibit 4.2 in Amendment No. 1 to our Registration Statement on Form 8-A (File No. 0-18549).

(6) Incorporated by reference to Exhibit 4.3 in Amendment No. 1 to our Registration Statement on Form 8-A (File No. 0-18549).

(7) Incorporated by reference to Exhibit 4.1 in our Current Report on Form 8-K dated February 28, 1997 (File No. 0-18549).


(8) Incorporated by reference to Exhibit 4.1 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (0-18549).

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Amendment No. 1 to Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California on September 11, 2001.



                                                       SICOR INC.

                                                       By:              /s/ MARVIN SAMSON
                                                            -----------------------------------------
                                                                          Marvin Samson
                                                              President and Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
                      *                        President and Chief Executive
    ------------------------------------         Officer (Principal Executive      September 11, 2001
                Marvin Samson                    Officer) and Director

                                               Executive Vice President, Finance,
             /s/ JOHN W. SAYWARD                 Chief Financial Officer and
    ------------------------------------         Treasurer (Principal Financial    September 11, 2001
               John W. Sayward                   Officer) and Director

                                               Vice President, Corporate
                      *                          Controller and Chief Accounting
    ------------------------------------         Officer (Principal Accounting     September 11, 2001
               David C. Dreyer                   Officer)

                      *
    ------------------------------------       Chairman of the Board of Directors  September 11, 2001
               Donald E. Panoz

                      *
    ------------------------------------       Vice Chairman of the Board of       September 11, 2001
                 Carlo Salvi                     Directors

                      *
    ------------------------------------       Director                            September 11, 2001
               Frank C. Becker

                      *
    ------------------------------------       Director                            September 11, 2001
              Michael D. Cannon

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
                      *
    ------------------------------------       Director                            September 11, 2001
               Gianpaolo Colla

                      *
    ------------------------------------       Director                            September 11, 2001
                  Lee Burg

                      *
    ------------------------------------       Director                            September 11, 2001
              Herbert J. Conrad

                      *
    ------------------------------------       Director                            September 11, 2001
                Carlo Ruggeri



*By:                   /s/ JOHN W. SAYWARD
             --------------------------------------
                John W. Sayward, ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-----------                 ------------------------------------------------------------
           1.1*             Form of Purchase Agreement
           4.1(1)           Our Restated Certificate of Incorporation
           4.2(2)           Our Bylaws
           4.3(3)           Form of our Common Stock Certificate
           4.4(4)           Form of Rights Agreement dated as of March 16, 1992 between us and Harris Trust and Savings Bank
           4.5(5)           Amendment No. 1 to Rights Agreement dated as of
                            November 12, 1996 between us and Harris Trust and Savings
                            Bank as Rights Agent
           4.6(6)           Amendment No. 2 to Rights Agreement dated as of July 23,
                            2001 between us, Harris Trust and Savings Bank and
                            Computershare Investor Services, LLC as successor Rights
                            Agent
           4.7(7)           Shareholder's Agreement dated November 12, 1996, as amended on December 21, 1996 and on February 28, 1997, between us
                            and Rakepoll Finance N.V.
           4.8(8)           Amendment No. 3 to Shareholder's Agreement dated May 19,
                            1997 between us and Rakepoll Finance N.V.
           5.1              Opinion of Pillsbury Winthrop LLP
          23.1              Consent of Ernst & Young LLP, Independent Auditors
          23.2              Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)
          24.1**            Power of Attorney (included in the Signature Page contained in Part II of this Registration Statement)


------------------------


*   To be filed



**  Previously filed


(1) Incorporated by reference to Exhibit 3(i) of our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 0-18549).

(2) Incorporated by reference to Exhibit 3(ii) of our Quarterly Report on Form 8-K dated February 28, 1997 (File No. 0-18549).

(3) Incorporated by reference to Exhibit 4.1 in our Registration Statement on Form S-4 filed as of April 27, 1990 (File No. 33-94778).

(4) Incorporated by reference to Exhibit 1 in our Registration Statement on Form 8-A (File No. 0-18549).

(5) Incorporated by reference to Exhibit 4.2 in Amendment No. 1 to our Registration Statement on Form 8-A (File No. 0-18549).

(6) Incorporated by reference to Exhibit 4.3 in Amendment No. 1 to our Registration Statement on Form 8-A (File No. 0-18549).

(7) Incorporated by reference to Exhibit 4.1 in our Current Report on Form 8-K dated February 28, 1997 (File No. 0-18549).

(8) Incorporated by reference to Exhibit 4.1 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (0-18549).